As filed with the Securities and Exchange Commission on December 6, 2006

Registration No. 333-[                                ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SRKP 6, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6799	20-2903491
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1900 Avenue of the Stars, Suite 310
Los Angeles, California 90067
(310) 203-2902
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard A. Rappaport, President
1900 Avenue of the Stars, Suite 310
Los Angeles, California 90067
(310) 203-2902
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert C. White, Jr., Esq. Howard S. Burnston, Esq. Gunster, Yoakley & Stewart, P.A. Broward Financial Centre, Suite 1400 Fort Lauderdale, Florida 33394-3076 Telephone: (954) 713-6407	David H. Fater, President and Chief Executive and Financial Officer Vicor Technologies, Inc. 2300 Corporate Blvd., N.W. Suite 123 Boca Raton, Florida 33431 Telephone: (561) 995-7313	Scott Alderton, Esq. Albert P. Asatoorian, Esq. Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Telephone: (818) 444-4501

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $.0001 per share	22,588,020 shares	N/A	$404.76	$1.00

(1)	Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price and the amount of the registration fee is computed based on one-third of the par value of the securities to be cancelled in the exchange. As of December 4, 2006, Vicor Technologies, Inc. had 7,548,859 shares of its $0.0001 par value, common stock issued and outstanding, a maximum of 4,044,982 options and warrants that may be exercised pursuant to a cashless exercise program prior to the consummation of the merger, and 549,000 shares of its $0.0001 par value, common stock to be issued upon conversion of 12% convertible promissory notes immediately prior to the effective time of the merger, all of which will be cancelled in the exchange. The registration fee has been increased to the minimum registration fee of $1.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not complete this exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

 SUBJECT TO COMPLETION, DATED DECEMBER 6, 2006

To Vicor stockholders:

You are cordially invited to attend an Annual Meeting of Vicor stockholders to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida on [                                ], 2007 at 10:00 a.m., local time. At the Annual Meeting, Vicor stockholders will be asked to approve a merger and approve and adopt the Agreement and Plan of Merger that Vicor entered into on July 28, 2006, and as amended on December 6, 2006, with SRKP 6, Inc., or SRKP, and Vicor Acquisition Corp., a newly formed, wholly owned subsidiary of SRKP. If the merger is approved and the merger agreement is approved and adopted, and the other conditions in the merger agreement are satisfied or waived, Vicor Acquisition Corp. will merge with and into Vicor, and Vicor will become a wholly owned subsidiary of SRKP. Upon completion of the merger, each outstanding share of Vicor common stock, as of the effective time, will be converted into the right to receive two (2) shares of SRKP common stock, $0.0001 par value. SRKP common stock does not trade and is not listed on any exchange.

We are holding our Annual Meeting of stockholders in order to obtain those approvals necessary to consummate the merger and to approve certain other matters as described in this joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus explains the merger agreement and proposed merger in detail and provides specific information concerning the Annual Meeting. In the ‘‘QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING’’ and in the ‘‘SUMMARY’’ below, we highlight selected information from this joint proxy statement/prospectus but we have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a complete description of their legal terms, we urge you to read this joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully consider the matters discussed under ‘‘Risk Factors’’ beginning on page 13 of the joint proxy statement/prospectus.

The information contained in this joint proxy statement/prospectus speaks only as of the dates indicated on the cover of this joint proxy statement/prospectus unless the information specifically indicates another date applies. SRKP has supplied all information contained in this joint proxy statement/prospectus relating to SRKP and Vicor has supplied all information contained in this joint proxy/ prospectus relating to Vicor. This document serves as a proxy statement of Vicor and a prospectus of the registrant, SRKP.

Thank you for your cooperation and continued support.

Sincerely,
David H. Fater President and Chief Executive and Financial Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the SRKP common stock to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                     ] , and is first being mailed to
Vicor’s stockholders on or about [                     ].

Vicor Technologies, Inc.
2300 Corporate Blvd., N.W., Suite 123
Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on [                    ], 2007

To Vicor stockholders:

You are cordially invited to attend an Annual Meeting of stockholders of Vicor Technologies, Inc. to be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida on [                                ] , 2007 at 10:00 a.m., local time.

At the meeting, you will be asked to consider and vote upon the following matters:

1.    To approve the merger of Vicor with Vicor Acquisition Corp., a newly formed, wholly-owned subsidiary of SRKP 6, Inc. and approve and adopt the Agreement and Plan of Merger, dated as of July 28, 2006, and as amended on December 6, 2006,by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor (which proposal Vicor refers to in this joint proxy statement/prospectus as Proposal No. 1);

2.    To elect two Class I directors to the Vicor board of directors to serve until 2008, one Class II director to the Vicor board of directors to serve until 2009, and one Class III director to the Vicor board of directors to serve until 2010 (which proposal Vicor refers to in this joint proxy statement/prospectus as Proposal No. 2);

3.    To ratify the appointment of Daszkal Bolton LLP as Vicor’s independent registered public accounting firm for the year 2006 (which proposal Vicor refers to in this joint proxy statement/prospectus as Proposal No. 3);

4.    To approve a proposal to permit the cashless exercise of substantially all of Vicor’s outstanding warrants and options (which proposal Vicor refers to in this joint proxy statement/prospectus as Proposal No. 4);

5.    To grant the persons named as proxies discretionary authority to vote to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of any of the board proposals (which proposal Vicor refers to in this joint proxy statement/prospectus as Proposal No. 5);

6.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These proposals are more fully described in the attached joint proxy statement/prospectus. You should carefully review all of the information set forth in the attached joint proxy statement/prospectus, including without limitation, the matters discussed under ‘‘Risk Factors.’’ Only stockholders of record at the close of business on [                                ], 2007, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting. At the close of business on the record date, there were [                                ] shares of Vicor common stock outstanding and entitled to vote.

Your vote is very important, regardless of the number of shares you own.    Whether you expect to attend the meeting in person or not, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the Annual Meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.

In addition, one of the conditions to consummate the merger is that holders of at least 95% of the outstanding shares of Vicor common stock agree to a lock-up agreement, which will restrict the transfer of your shares in the merged entity for a period of at least one year after the effective time of the merger. As a result, we ask that you carefully review and execute the lock-up agreement, which we have attached as Annex E. Please return the executed lock-up agreement along with your signed proxy card.

Whether you attend the meeting or not, you may revoke a proxy at any time before it is voted by submitting to our corporate secretary a duly executed revocation of proxy bearing a later date or by appearing at the Annual Meeting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the meeting without voting will not itself revoke a proxy.

The affirmative vote of the holders of a majority of the voting power of the shares of Vicor common stock outstanding on the record date for the Annual Meeting is required for approval of Proposal No. 1 regarding approval and adoption of the merger agreement.

Directors are elected by a plurality of the votes cast. ‘‘Plurality’’ means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting, the maximum number of directors to be elected is four.

The ratification of Daszkal Bolton’s appointment requires a majority of the votes cast at the Annual Meeting.

The option and warrant cashless exercise program requires the affirmative vote of a majority of the outstanding shares of Vicor common stock held by disinterested stockholders. Disinterested stockholders are Vicor stockholder who (i) do not own or have the right to acquire any options or warrants issued by Vicor, or (ii) do not own any warrants or options with exercise prices of less than $5.00 per share.

The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting is required to approve Proposal No. 5 regarding granting discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of any of the board proposals.

The Board of Directors of Vicor has approved each of the proposals and unanimously recommends that stockholders vote ‘‘FOR’’ approval of each of the proposals as described in the attached materials.

By Order of the Board of Directors
Very truly yours,
Chairman of the Board Boca Raton, Florida [ ] , 2007

i

ii

ANNEXES

AGREEMENT AND PLAN OF MERGER	A-1
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	B-1
SRKP 6, INC. FINANCIAL STATEMENTS	C-1
VICOR TECHNOLOGIES, INC. CONSOLIDATED FINANCIAL STATEMENTS	D-1
LOCK-UP AGREEMENT	E-1

iii

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

The following is important information in a question-and-answer format regarding the Annual Meeting and this joint proxy statement/prospectus. Except where indicated otherwise, as used in this joint proxy statement/prospectus, ‘‘SRKP’’ refers to SRKP 6, Inc. and its consolidated subsidiaries and ‘‘Vicor’’ refers to Vicor Technologies, Inc. and its consolidated subsidiaries.

The Merger

Q(1):	Why am I receiving this proxy statement/ prospectus?

A:	SRKP 6, Inc. (‘‘SRKP’’) has agreed to acquire Vicor Technologies, Inc. (‘‘Vicor’’) under the terms of a merger agreement that is described in this joint proxy statement/prospectus. Please see the section entitled ‘‘The Merger Agreement’’ beginning on page 41 of this joint proxy statement/prospectus. A copy of the merger agreement and subsequent amendment are attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, Vicor stockholders must vote to approve the merger and approve and adopt the merger agreement and all other conditions to the merger must be satisfied or waived. The board of directors of Vicor is soliciting your proxy for the Annual Meeting to obtain this stockholder approval. This joint proxy statement/prospectus contains important information about the merger agreement, the merger and the Annual Meeting, and you should read it carefully. The enclosed voting materials for the Annual Meeting allow you to vote your shares of Vicor common stock without attending the Annual Meeting.

Q(2):	What is the merger?

A:	The merger is a proposed business combination between SRKP and Vicor where a wholly owned subsidiary of SRKP will merge with and into Vicor, with Vicor surviving the merger and becoming a wholly owned subsidiary of SRKP immediately following the merger. The postmerger SRKP is referred to as ‘‘New Vicor’’ throughout the proxy statement/ prospectus. The shares of SRKP common stock to be issued to Vicor stockholders in connection with the merger are expected to represent approximately 90% of the outstanding shares of New Vicor common stock immediately following the consummation of the merger. For a more complete description of the merger, please see the section entitled ‘‘Proposal No. 1 — The Merger’’ beginning on page 26 of this joint proxy statement/prospectus.

Q(3):	Why are SRKP and Vicor proposing the merger?

A:	The merger will enable Vicor’s stockholders to own common stock in SRKP, which is registered under the Securities and Exchange Act of 1934. Although there is no trading market for the SRKP common stock and the stock is not listed on any exchange, Vicor’s board considered the ability of New Vicor to seek financing through public issuance of its equity to finance the necessary clinical trials. In addition, Vicor’s board believes that consummating the merger combined with the anticipation that a public market may develop for the New Vicor shares of common stock would enhance New Vicor’s ability to raise additional capital. Based upon these and other factors, Vicor’s board believes that the merger is in the best interest of the Vicor stockholders. The background and reasons for the merger are provided in this proxy statement/prospectus beginning on page 26.

Q(4):	How does Vicor’s board of directors recommend that stockholders vote?

A:	Vicor’s board of directors unanimously recommends that you vote ‘‘FOR’’ the proposal to approve the merger and approve and adopt the merger agreement.

Q(5):	Why is Vicor’s board of directors recommending that I vote ‘‘FOR’’ the proposal to approve the merger and approve and adopt the merger agreement?

A:	After careful consideration, Vicor’s board of directors approved the merger agreement and the merger and unanimously determined that the merger is fair to, and in the best interests of, Vicor and its stockholders and declared the merger to be advisable.

Q(6):	What will I receive in the merger?

A:	If Vicor’s stockholders approve the merger, the other conditions to the merger are satisfied or waived, and the merger is completed, you will receive two (2) shares of New Vicor common stock for each share of Vicor common stock that you own as of the effective time.

After the merger closes, New Vicor will arrange for a letter of transmittal to be sent to each Vicor stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q(7):	What will happen to Vicor’s outstanding options and warrants in the merger?

A:	If Vicor’s stockholders approve the merger, the other conditions to the merger are satisfied or waived, and the merger is completed, each warrant or option holder will receive two (2) warrants or options to purchase New Vicor common stock for each warrant or option of Vicor common stock that you own as of the effective time. Each option that you receive will have an exercise price of approximately one-half of the exercise price of your Vicor option or warrant.

Q(8):	What vote is required to approve the merger?

A:	The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Vicor common stock entitled to vote at the Vicor Annual Meeting of stockholders.

Q(9):	Are there any stockholders already committed to voting in favor of the merger?

A:	Yes. All of the officers and directors of Vicor have agreed to vote all of their shares of Vicor common stock, representing approximately 10% of the outstanding shares of Vicor common stock on December 4, 2006, in favor of approval of the merger and approval and adoption of the merger agreement.

Q(10):	Is approval of the stockholders of SRKP or its subsidiaries required to effectuate the merger?

A:	No. Stockholders of SRKP are not required to approve the merger, the issuance of shares of SRKP common stock in the merger or any matter relating to the merger.

Q(11):	When do you expect to complete the merger?

A:	SRKP and Vicor are working toward completing the merger as quickly as possible. SRKP and Vicor currently expect to close the merger during the first calendar quarter of 2007.

Q(12):	As a Vicor stockholder, will I be able to trade the New Vicor common stock that I receive in connection with the merger?

A:	At least 95% of the Vicor stockholders will be required to agree to refrain from transferring, selling, or assigning their shares of New Vicor common stock as a condition for SRKP to close the merger. In addition, if you are an ‘‘affiliate’’ (as defined in the Securities Act of 1933, as amended, or the Securities Act) of Vicor, you will be required to comply with the applicable restrictions of Rule 145 under the Securities Act of 1933 in order to resell shares of New Vicor common stock you receive in the merger. You will be notified if you are an affiliate of Vicor.

Q(13):	What rights do I have if I oppose the merger?

A:	Under Section 262 of the General Corporation Law of the State of Delaware, or DGCL holders of Vicor common stock who do not vote in favor of the proposal to approve the merger and approve and adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they deliver a written demand for an appraisal to Vicor before the vote on the approval of the merger and approval and adoption of the merger agreement. Dissenting stockholders who properly perfect their appraisal rights will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For more information, see the section entitled ‘‘Proposal No. 1 – The Merger – Appraisal Rights’’ on page 32 of this joint proxy statement/prospectus.

Q(14):	What are the U.S. federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. If the merger qualifies as a reorganization, Vicor stockholders will not recognize any gain or loss upon the receipt of New Vicor common stock in exchange for Vicor common stock in connection with the merger.

You should read ‘‘Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences of the Merger’’ beginning on page 31 of this joint proxy statement/prospectus for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. Vicor urges you to consult your tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and non-U.S. tax laws.

Q(15):	Are there any risks related to the proposed transaction or any risks related to owning New Vicor common stock that I should consider in deciding whether to approve the proposals?

A:	Yes. You should carefully review ‘‘Risk Factors’’ beginning on page 13 of this joint proxy statement/prospectus.

Vicor’s Other Annual Meeting Proposals

Q(16):	On what other proposals am I being asked to vote at the Vicor Annual Meeting?

A:	At Vicor’s Annual Meeting, in addition to voting upon the merger, Vicor stockholders will be asked:

•	To elect two Class I directors to the Vicor board of directors to serve until 2008, one Class II director to the Vicor board of directors to serve until 2009, and one Class III director to the Vicor board of directors to serve until 2010;

•	To ratify the appointment of Daszkal Bolton LLP as Vicor’s independent registered public accounting firm for the year 2006;

•	To approve a proposal to permit the cashless exercise of substantially all of Vicor’s outstanding warrants and options;

•	To grant the persons named as proxies discretionary authority to vote to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of any of the board proposals; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Q(17):	How does Vicor’s board of directors recommend that stockholders vote?

A:	Vicor’s board of directors unanimously recommends that you vote ‘‘FOR’’ all the other proposals.

Q(18):	What vote is required to approve the other proposals?

A:	Directors are elected by a plurality of the votes cast. ‘‘Plurality’’ means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting, the maximum number of directors to be elected is four.

The ratification of Daszkal Bolton’s appointment requires a majority of the votes cast at the Annual Meeting.

The option and warrant cashless exercise program requires the affirmative vote of a majority of the outstanding shares of Vicor common stock held by disinterested stockholders. A disinterested stockholder is a Vicor stockholder who does not own or have the right to acquire any options or warrants issued by Vicor. In addition, a stockholder is disinterested if the stockholder owns warrants or options only with exercise prices of $5.00 per share or more.

The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes for the board proposals requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

Q(19):	Are there any stockholders already committed to voting in favor of these other Annual Meeting Proposals?

A:	Yes. All of the officers and directors of Vicor have agreed to vote all of their shares of Vicor common stock, representing approximately 10% of the outstanding shares of Vicor common stock on December 4, 2006, in favor of these other Annual Meeting proposals.

Questions and Answers About the Annual Meeting

Q(20):	When and where will the Vicor Annual Meeting be held?

A:	The Annual Meeting will take place on [ ], 2007, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida, commencing at 10:00 a.m., local time.

Q(21):	What should I do now?

A:	After carefully reading this proxy statement/ prospectus, including its annexes, SRKP and Vicor urge you to respond by voting your shares through one of the following means:

•	by mail, by completing, signing, dating and mailing each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in ‘‘street name,’’ meaning that your shares are held in the name of a broker, bank or other nominee) and returning it in the envelope provided; or

•	in person, by attending the Annual Meeting and submitting your vote in person.

In addition, SRKP and Vicor ask that you carefully review and execute the lock-up agreement, which is attached as Annex E. Please return the executed lock-up agreement with your signed proxy card.

Q(22):	Do I need to send in my Vicor stock certificates now?

A:	No. You should not send in your Vicor stock certificates now. Following the merger, a letter of transmittal will be sent to Vicor stockholders informing them where to deliver their Vicor stock certificates in order to receive shares of New Vicor common stock. You should not send in your Vicor common stock certificates prior to receiving this letter of transmittal.

Q(23):	How can I vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. Then, if you were a holder of record at the close of business on [ ], 2007 you may vote by submitting a proxy for the Annual Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage paid envelope provided. You may also attend the Annual Meeting and vote your shares in person whether or not you sign and return your proxy card.

Q(24):	How will my proxy be exercised with respect to the proposals?

A:	All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any board proposal, the shares will be voted in accordance with the specification so made. If you submit your executed proxy but fail to indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals.

Q(25):	What happens if I abstain from voting or fail to return a proxy or vote on the proposals?

A:	If you do not sign and send in your proxy card or vote in person at the Annual Meeting, or if you mark the ‘‘abstain’’ box on the proxy card or voting instruction card, it will have the same effect as a vote against the proposal to approve the merger and adopt the merger agreement, and if you are a disinterested stockholder for purposes of the option and warrant cashless exercise program it will have the same effect as a vote against the proposal to approve the merger and adopt the merger agreement, but will have no effect on the proposals to elect the directors, ratify Daszkal Bolton, or to grant discretionary authority to adjourn the Annual Meeting.

Q(26):	What happens if I return a proxy card without indicating my voting preference?

A:	Executed proxies returned to Vicor but not marked to indicate your voting preference will be counted as votes ‘‘FOR’’ all of the proposals.

Q(27):	May I change my vote after I have mailed my signed proxy or voting instruction card?

A:	Yes. If you have submitted a proxy, you may change your vote at any time before your proxy is voted at the Vicor Annual Meeting of stockholders. You can do this one of three ways:

•	send a written, dated notice to the Secretary of Vicor stating that you would like to revoke your proxy;

•	complete, sign, date and submit a new later-dated proxy card; or

•	attend the Annual Meeting and vote in person. Your attendance alone will not revoke your proxy.

Q(28):	Who will bear the cost of this solicitation?

A:	Vicor will pay the expenses of soliciting proxies for the Annual Meeting. Vicor and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person. No additional compensation will be paid for these services.

Q(29):	Who can answer my questions about the merger or Vicor’s Annual Meeting of stockholders?

A:	If you would like additional copies of this joint proxy statement/prospectus without charge or if you have questions about the merger or Vicor’s Annual Meeting of stockholders, including the procedures for voting your shares, you should contact:

David H. Fater, President and
Chief Executive and Financial Officer
Vicor Technologies, Inc.
2300 Corporate Blvd., Suite 123
Boca Raton, Florida 33431
Telephone: (561) 995-7313

SUMMARY

This summary, together with the section of this joint proxy statement/prospectus entitled ‘‘Questions and Answers Regarding the Annual Meeting,’’ highlights selected information from this joint proxy statement/prospectus and may not contain all of the information about the merger that is important to you. For a more complete description of the merger you should read carefully this entire joint proxy statement/prospectus and all of its annexes, including the merger agreement, which is attached as Annex A, as well as the information incorporated by reference into this joint proxy statement/prospectus, before voting on the proposals. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled ‘‘Where You Can Find More Information’’ beginning on page 76 of this joint proxy statement/prospectus.

The Merger and the Merger Agreement
(see pages 26 and 41)

SRKP has agreed to acquire Vicor under the terms of a merger agreement between the companies that is described in this joint proxy statement/prospectus. Under the terms of the merger agreement, a newly formed, wholly owned subsidiary of SRKP will merge with and into Vicor with Vicor surviving the merger as a wholly owned subsidiary of New Vicor. SRKP will change its name to ‘‘Vicor Technologies, Inc.’’ Upon completion of the merger, stockholders of Vicor as of the record date, will be entitled to receive two (2) shares of New Vicor common stock for each share of Vicor common stock that they hold as of the effective time. Upon consummation of the merger, Vicor stockholders will own, on a fully diluted basis, approximately 90% of the outstanding shares of New Vicor. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus, and SRKP and Vicor encourage you to read the merger agreement in its entirety.

Parties to the Merger

SRKP 6, Inc.

SRKP was incorporated in the State of Delaware on May 24, 2005. On August 3, 2005, SRKP filed a registration statement on Form 10-SB, which was subsequently amended on August 29, 2005, to register its class of common stock under the Securities Exchange Act of 1934, or the Exchange Act. The registration statement became effective on October 3, 2005, after which time SRKP became a reporting company under the Exchange Act. SRKP was formed to pursue a business combination with one or more operating companies. Since its inception, SRKP has been engaged in organizational activities, efforts to obtain initial financing, and the businesses of identifying, evaluating, and investigating other companies or businesses to acquire or with which to merge.

SRKP, based on its business activities, is a ‘‘blank check’’ company. The Securities and Exchange Commission, or SEC, defines those companies as ‘‘any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Exchange Act, and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies.’’ Many states have enacted statutes, rules and regulations limiting the sale of securities of ‘‘blank check’’ companies in their respective jurisdictions. SRKP, as defined in Rule 12b-2 under the Exchange Act, also is a ‘‘shell company,’’ defined as a company with no or nominal assets (other than cash) and no or nominal operations. SRKP’s management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until SRKP has successfully concluded a business combination.

SRKP’s executive offices are located at 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067 and its telephone number is (310) 203-2902. SRKP does not have a website.

Vicor Technologies, Inc.

Vicor is a Delaware corporation that was organized in 2000. Vicor is a biotechnology company dedicated to the development of innovative diagnostic and therapeutic products. Vicor believes that its medical device, the PD2i Cardiac Analyzer, which is based on a patented, proprietary algorithm, accurately risk stratifies patients into those who are at high or low risk of suffering a fatal arrhythmic event or Sudden Cardiac Death (SCD) within a six month time frame. SCD is the leading cause of natural death in the United States each year with 500,000 reported cases. Vicor plans to file with the United States Food and Drug Administration for 510(k) device approval in 2008. Approval will be based upon a large-scale clinical trial (VITAL) (Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhytmic Events such as, Sudden Cardiac Death VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients’’) which began patient enrollment in November 2006. The trial will be coordinated by the Harvard Clinical Research Institute (a Harvard University affiliate), and Target Health, Inc (New York, New York). Vicor’s therapeutic products have been developed by using an innovative drug discovery platform which focuses on naturally occurring bioactive molecules derived from state-dependent physiologies such as hibernation.

Vicor owns all of the outstanding common stock of Nonlinear Medicine, Inc., a Delaware corporation (‘‘NMI’’), and Stasys Technologies, Inc., a Delaware corporation (‘‘STI’’). Vicor has no operations independent of its wholly owned subsidiaries. NMI owns all of Vicor’s intellectual property related to Vicor’s diagnostic products. STI owns all of Vicor’s intellectual property related to Vicor’s therapeutic products.

Vicor’s principal executive offices are located at 2300 Corporate Boulevard, N.W., Suite 123, Boca Raton, Florida 33431, and its telephone number is (561) 995-7313. Vicor’s website address is www.vicortech.com. Information contained in this website does not constitute part of this joint proxy statement/prospectus.

Vicor Acquisition Corp.

Vicor Acquisition Corp. is a wholly owned subsidiary of SRKP formed on July 28, 2006. SRKP formed Vicor Acquisition Corp. solely as a vehicle to effect the merger, and Vicor Acquisition Corp. has not conducted any business during any period of its existence.

Annual Meeting of Stockholders of Vicor
(see page 23)

Time, Date and Place.    Vicor will hold an Annual Meeting of its stockholders on [                    ], 2007, at 10:00 a.m., local time, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida, at which stockholders will be asked to vote to approve and adopt the merger agreement as well as five other board proposals.

Record Date and Voting Power.    You are entitled to vote at the Annual Meeting if you owned shares of Vicor common stock at the close of business on [                    ], 2007, the record date for the Annual Meeting. You will have one vote at the Annual Meeting for each share of Vicor common stock you owned at the close of business on the record date. There are [                    ] shares of Vicor common stock entitled to be voted at the Annual Meeting.

Required Vote.    The affirmative vote of holders of a majority of the outstanding shares of Vicor common stock entitled to vote at the Annual Meeting is required to approve the proposal to approve the merger and approve and adopt the merger agreement. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are insufficient votes for any of the board proposals requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

Other proposals will also be voted upon at the Annual Meeting. Directors are elected by a plurality of the votes cast. ‘‘Plurality’’ means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting, the maximum number of directors to be elected is four. The ratification of Daszkal Bolton’s appointment requires a majority of the votes cast at the Annual Meeting. The option and warrant cashless exercise program requires the affirmative vote of a majority of the outstanding shares of Vicor common stock held by disinterested stockholders. A disinterested stockholder is a Vicor stockholder who (1) does not own or have the right to acquire any options or warrants issued by Vicor, or (2) owns warrants or options only with exercise prices of $5.00 per share or more.

Voting by Vicor’s Directors and Executive Officers; Voting Agreements.    Each of the officers and directors of Vicor have agreed with SRKP to vote all of their shares of Vicor common stock, representing approximately 10% of the outstanding shares of Vicor common stock on December 4, 2006, in favor of the all of the annual meeting proposals.

Risk Factors
(see page 13)

The ‘‘Risk Factors’’ section beginning on page 13 of this joint proxy statement/prospectus should be considered carefully by Vicor stockholders in evaluating whether to approve the proposals. These risk factors should be considered along with any additional risk factors in the reports of SRKP and Vicor filed with the SEC and any other information included in or incorporated by reference into this joint proxy statement/prospectus.

Recommendation of the Vicor Board of Directors
(see page 28)

After careful consideration, the Vicor board of directors unanimously approved the merger agreement and the merger and determined that the merger would be fair to, and in the best interests of, Vicor and its stockholders, and declared the merger to be advisable. The Vicor board of directors unanimously recommends that you vote ‘‘FOR’’ the proposal to approve the merger and to approve and adopt the merger agreement, and ‘‘FOR’’ all of the other proposals.

Vicor’s Reasons for the Merger
(see page 28)

After careful consideration, the Vicor board of directors approved the merger agreement and the merger, and determined that the merger would be fair to, and in the best interests of, Vicor and its stockholders. The board’s determination was based on a number of factors, including, but not limited to, the following:

•	the value to be received by holders of Vicor’s common stock in the merger;

•	the fact that Vicor stockholders as a group will own, on a fully diluted basis, approximately 90% of the outstanding shares of New Vicor common stock immediately after the merger;

•	the ability of New Vicor to seek financing through public issuance of its equity to finance the necessary clinical trials; and

•	their belief that consummating the merger combined with the anticipated development of a public market for the New Vicor shares of common stock would enhance New Vicor’s ability to raise additional capital.

SRKP’s Reasons for the Merger
(see page 30)

Since its inception in May 2005, SRKP has investigated acquiring a target company or business seeking the perceived advantages of being a publicly held corporation. SRKP’s sole business objective has been to achieve long-term growth potential through a combination with a business. SRKP’s Board, after considering various factors, including the potential for growth in Vicor’s technologies, has determined that the merger achieves SRKP’s business objective.

Vicor’s Directors and Executive Officers and SRKP’s Affiliates Have Interests in the Merger
(see page 30)

When Vicor stockholders consider Vicor’s board of directors’ recommendation that they vote in favor of the proposal to approve the merger and approve and adopt the merger agreement, they should be aware that the executive officers of Vicor, the members of Vicor’s board of directors, and SRKP’s addiliates have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. In particular, David H. Fater, Vicor’s President and Chief Executive and Financial Officer, is expected to become New Vicor’s President and Chief Executive and Financial Officer. Further, James E. Skinner, Ph.D. and Jerry M. Anchin, Ph.D., both of whom are vice presidents are expected to become vice presidents in the same capacity with New Vicor. As part of the merger consideration, WestPark, an entity which has common principals with SRKP, will receive 1.6143% of the fully diluted shares of SRKP common stock immediately after the effective time of the merger. In addition, SRKP stockholders , who are affiliates of WestPark will receive certain registration rights. Vicor’s and SRKP’s boards of directors were aware of these interests when they approved the merger agreement and the transactions contemplated thereby.

Vicor and SRKP Are Prohibited from Soliciting Other Offers
(see page 43)

The merger agreement contains detailed provisions that prohibit both Vicor and SRKP and their respective officers, directors, and agents, from taking any action, directly or indirectly, to encourage, to solicit or to initiate discussions or negotiations with, or to engage in negotiations or discussions with, or to provide non-public information to, any Person (as that term is defined in the merger agreement) or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination. The merger agreement does not, however, prohibit either Vicor or SRKP from engaging in such discussion and providing such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if their respective board of directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of their fiduciary or legal obligations.

What Is Needed to Complete the Merger
(see page 45)

Completion of the merger is contingent on a number of customary conditions, including approval of the merger agreement and the merger by Vicor stockholders at the Annual Meeting. Other conditions include Vicor’s receipt of written agreements of the holders of at least 95% of the outstanding shares of Vicor common stock to refrain from selling, assigning or otherwise transferring any of the shares of Vicor common stock held by them for a period of at least one year after the effective time of the merger without the prior written consent of WestPark Capital, Inc., which is referred to as WestPark, and holders of no more than two (2) percent of the outstanding shares of Vicor common stock and Vicor preferred stock, respectively, shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL. See ‘‘The Merger Agreement — Conditions to Completion of the Merger.’’

Differences in Rights of Vicor’s Stockholders after the Merger
(See page 66)

Vicor stockholders who receive New Vicor common stock in the merger will become New Vicor stockholders as a result of the merger. Their rights as stockholders after the merger will continue to be governed by Delaware law. In addition, SRKP will adopt Vicor’s articles of incorporation and bylaws.

SRKP and Vicor May Terminate the Merger Agreement under Specified Circumstances
(see page 46)

SRKP and Vicor can agree by mutual consent to terminate the merger agreement, if the Board of Directors of each so determines by vote of a majority of the members of its entire board. In addition, under circumstances specified in the merger agreement, either SRKP or Vicor may terminate the merger agreement. These circumstances generally include if:

•	the merger is not completed by March 31, 2007, except that this right to terminate is not available to any party seeking to terminate the merger agreement if the failure to consummate the merger by such date shall be due to the action or failure to act of the party seeking to terminate the merger agreement in breach of such party’s obligations under the merger agreement);

•	a party enters into a definitive agreement with respect to an alternative acquisition under specified conditions; or

•	the other party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the merger regarding its representations, warranties or covenants would not be satisfied.

Additionally, Vicor may terminate the merger agreement if the required approval of Vicor stockholders has not been obtained at the Annual Meeting.

Material United States Federal Income Tax Consequences of the Merger
(see page 31)

The merger has been structured to qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger qualifies as a reorganization, Vicor stockholders will not recognize any gain or loss upon the receipt of New Vicor common stock in exchange for Vicor common stock in connection with the merger.

Vicor stockholders are urged to read the discussion in the section entitled ‘‘Proposal No. 1 — The Merger — Material United States Federal Income Tax Consequences of the Merger’’ and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.

Accounting Treatment of the Merger
(see page 32)

The merger will be accounted for as recapitalization of Vicor (or a reverse merger), since the stockholders of Vicor will own a majority of the outstanding shares of New Vicor as a result of the merger. Vicor will be deemed to be the acquiror in the reverse merger and, consequently, the assets and liabilities and the historical operations that will be reflected in the New Vicor’s financial statements will be those of Vicor and will be recorded at the historical cost basis of Vicor.

Appraisal Rights
(see page 32)

Each holder of Vicor’s common stock as of the record date who perfects his or her rights is entitled to the appraisal rights under Section 262 of the Delaware General Corporation Law, subject to compliance with the procedures set forth in those appraisal rights provisions. Pursuant to Section 262 of the Delaware General Corporation Law or DGCL, a Vicor stockholder who does not wish to accept the shares of New Vicor common stock to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares immediately prior to the completion of the merger. A copy of the appraisal rights statute under the DGCL is set forth in this prospectus/proxy statement in Annex B and a summary is included under the section entitled ‘‘Proposal No. 1 — The Merger — Appraisal Rights.’’

Description of SRKP Capital Stock
(see page 64)

Upon consummation of the merger, Vicor stockholders, who do not otherwise perfect their appraisal rights, will receive shares of New Vicor common stock. Delaware law will govern new Vicor. In addition, SRKP will adopt Vicor’s articles of incorporation and bylaws. As a result, the material rights of a holder of New Vicor’s common stock will be substantially similar to the material rights of a holder of Vicor’s common stock.

Comparative Market Prices and Dividends
(see page 35)

There is no established public trading market for either SRKP or Vicor common stock. Neither SRKP nor Vicor has declared a dividend to holders of its common stock.

To the knowledge of SRKP, the most recent sale of SRKP common stock was the sale of 2,700,000 shares on May 24, 2005, at $0.009 per share. To the knowledge of Vicor, the most recent trade of Vicor common stock was the resale of 1,000 shares on September 12, 2006 at $5.00 per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/prospectus contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about SRKP’s or Vicor’s beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond SRKP’s and Vicor’s control. The words ‘‘may,’’ ‘‘could,’’ ‘‘should,’’ ‘‘would,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘target,’’ ‘‘goal,’’ and similar expressions are intended to identify forward-looking statements.

All forward-looking statements, by their nature, are subject to risks and uncertainties. SRKP’s and Vicor’s actual future results may differ materially from those set forth in the forward-looking statements. SRKP’s and Vicor’s ability to achieve SRKP’s and Vicor’s financial objectives could be adversely affected by the factors discussed in detail in the section entitled ‘‘Risk Factors’’ as well as:

•	the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Vicor Annual Meeting;

•	at least 95% of Vicor stockholders’ agreeing to a ‘‘lock up’’ requirement;

•	the ability to realize the anticipated benefits of the merger;

•	the ability to establish a trading market for the shares of New Vicor common stock;

•	changes in federal income tax laws and regulations;

•	the timing of the completion of the merger;

•	the actual financial position and results of operations of New Vicor following the merger;

•	the ability of the combined company to continue to receive financing sufficient to complete the critical clinical trials;

•	the impact of competitive products and pricing;

•	the New Vicor’s ability to receive FDA approval and foreign regulatory approval for its products;

•	general market conditions in the medical device and pharmaceutical industries; and

•	changes in laws and regulations.

However, other factors besides those listed in ‘‘Risk Factors’’ or discussed in this joint proxy statement/prospectus also could adversely affect New Vicor’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by SRKP’s and Vicor’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made by SRKP or Vicor speak only as of the date they are made. Neither SRKP nor Vicor undertake to update any forward-looking statement, except as required by applicable law.

RISK FACTORS

SRKP and Vicor will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, including the matters addressed under the caption ‘‘Cautionary Statement Regarding Forward-Looking Information,’’ you should carefully consider the risks described below before deciding how to vote your shares. Additional risks and uncertainties not presently known to SRKP and Vicor or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and SRKP and Vicor as a combined company.

Risks Related to the Merger

The value of the shares of New Vicor common stock that you receive in the merger may be less than the current value of your shares of Vicor common stock.

The value of the shares of New Vicor common stock that you will receive in the merger may be less than the current value of your Vicor common stock on the date of this joint proxy statement/prospectus or on the date of the Vicor Annual Meeting. If the merger is consummated, each share of Vicor common stock will be converted into two (2) shares of New Vicor common stock. The exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of shares of either Vicor common stock or SRKP common stock. The value of the New Vicor common stock that you receive in the merger will depend on the public trading price of New Vicor common stock after the merger. SRKP shares of common stock are neither currently publicly traded nor will the shares be publicly traded until at least after the merger is consummated, if at all. As a result, at the time of the Annual Meeting, you will not know the market value of the New Vicor shares of common stock that you will receive in the merger.

Vicor stockholders will incur immediate dilution.

Vicor stockholders will incur immediate dilution in connection with the merger. Immediately upon the consummation of the merger, Vicor stockholders will own, on a fully diluted basis, approximately 90% of the outstanding shares of New Vicor common stock, despite the fact that SRKP has nominal tangible assets.

Vicor will incur increased costs as a result of being a public company.

SRKP has a limited history operating as a public company, and Vicor has no history operating as a public company. As a public company, New Vicor will incur significant legal, accounting and other expenses that Vicor did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. Vicor expects these new rules and regulations to increase its legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a public company, Vicor is required to have independent directors, create board committees and approve and adopt polices regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal control over financial reporting. In addition, Vicor will incur additional costs, which it expects will be over $100,000 annually, associated with its public company reporting requirements. Vicor also expects these new rules and regulations to make it more difficult and more expensive for Vicor to obtain director and officer liability insurance and Vicor may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for New Vicor to attract and retain qualified persons to serve on its board of directors or as executive officers.

The combined company will be subject to evolving and expensive corporate governance regulations and requirements. New Vicor’s failure to adequately adhere to these requirements or the failure or circumvention of New Vicor’s controls and procedures could seriously harm its business.

Following the proposed merger, Vicor will become a wholly owned subsidiary of SRKP and Vicor’s stockholders will become stockholders of SRKP. Because SRKP is a publicly traded company,

New Vicor will be subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to disclosure controls and procedures and internal control over financial reporting. Although Vicor has reviewed its disclosure and internal controls and procedures in order to determine whether they are effective, Vicor’s controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of New Vicor’s personnel to adhere to established controls and procedures may make it difficult for New Vicor to ensure that the objectives of the control system are met. A failure of New Vicor’s controls and procedures to detect other than inconsequential errors or fraud could seriously harm New Vicor’s business and results of operations.

Vicor’s senior management’s lack of experience managing a publicly traded company since the passage of the Sarbanes-Oxley Act of 2002 may divert management’s attention from operations and harm its business.

Vicor’s management team has no experience managing a publicly traded company since the passage of the Sarbanes-Oxley Act of 2002 and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. New Vicor’s management, which is expected to be comprised of existing Vicor management, will be required to design and implement appropriate programs and policies in response to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm its business.

The effectiveness of the proposed merger is subject to a substantial ‘‘lock up’’ requirement; however this condition could be waived by SRKP, which could lead to a reduction in New Vicor’s stock price.

The effectiveness of the merger and SRKP’s obligation to consummate the merger will be subject, among other requirements, to 95% of Vicor’s stockholders agreeing to refrain from transferring, selling or assigning their shares of New Vicor common stock for a period of at least one year after the effective time of the merger without the written consent of WestPark Capital, Inc. The merger may not occur if this 95% requirement is not met. SRKP may elect, in its discretion, to waive or reduce this 95% ‘‘lock up’’ agreement requirement and proceed with the merger. If this happens, holders of New Vicor shares may attempt to sell their shares of New Vicor, which could decrease the stock price of New Vicor. In any case, prospective investors should not base their investment decision on the expectation that any specific ‘‘lock up’’ agreement percentage will or will not be achieved or enforced.

If the combined company does not realize the anticipated benefits from the merger, Vicor stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

The success of the merger will depend, in part, on the ability of New Vicor to realize the expanded market visibility and increased access to capital that SRKP and Vicor expect to result from merging Vicor into a wholly owned subsidiary of SRKP. As a result of the planned merger, outstanding shares of Vicor common stock will be automatically converted into the right to receive shares of SRKP common stock at the closing of the merger. The shares of SRKP common stock that Vicor stockholders will be entitled to receive in the merger are expected to represent approximately 90% of the fully-diluted shares of the combined company immediately following the consummation of the merger. Consequently, if the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Vicor stockholders would have experienced substantial dilution of their ownership interest without receiving a commensurate benefit.

If the merger does not constitute a reorganization under section 368(a) of the Code, then Vicor stockholders may be responsible for payment of U.S. federal income taxes.

The United States Internal Revenue Service may determine that the merger does not qualify as a tax-free reorganization under section 368(a) of the Code. In that case, each Vicor stockholder would recognize a gain or loss equal to the difference between the fair market value of the New Vicor common stock received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Vicor common stock exchanged therefor. In addition, neither SRKP nor Vicor are seeking a legal opinion from counsel regarding whether the merger should constitute a reorganization under section 368(a) of the Code.

Upon consummation of the merger, SRKP will approve and adopt Vicor’s articles of incorporation and bylaws, which contain provisions that may have an anti-takeover effect.

Provisions of New Vicor’s articles of incorporation and bylaws could make it more difficult for a third party to acquire New Vicor, even if doing so would be perceived to be beneficial to New Vicor’s stockholders. The combination of these provisions, as well as Delaware law, effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of New Vicor’s common stock.

There has been no public market for the SRKP common stock; even if a postmerger public trading market does develop for New Vicor common stock, the market price is likely to be highly volatile and subject to wide fluctuations, and stockholders may be unable to resell at a satisfactory price.

Shares of SRKP common stock have never been publicly traded, although New Vicor intends to apply for listing of the shares of the New Vicor common stock on NASDAQ or the American Stock Exchange. Following such a transaction, New Vicor may be unable to meet the initial listing standards of either of those or any other stock exchange, and New Vicor may be unable to maintain a listing of its common stock on either of those or any other stock exchange. After completing a business combination, until New Vicor’s common stock is listed on NASDAQ or another stock exchange, Vicor and SRKP expect that New Vicor’s common stock would be eligible to trade on the Over-the Counter Bulletin Board, another over-the-counter quotation system, or on the ‘‘pink sheets,’’ where New Vicor’s stockholders may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of New Vicor’s common stock. In addition, New Vicor would be subject to an SEC rule that, if it failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling New Vicor’s common stock, which may further affect its liquidity. This would also make it more difficult for New Vicor to raise additional capital following a business combination. The liquidity of any market for the shares of New Vicor common stock will further depend on a number of factors, including:

•	the number of stockholders;

•	operating performance and financial condition;

•	the market for similar securities; and

•	the interest of securities dealers in making a market in the shares of New Vicor common stock.

Historically, the market for common stock has been subject to disruptions that have caused substantial volatility in the prices of these securities, which may not have corresponded to the business or financial success of the particular company. SRKP and Vicor do not expect the market for the shares of New Vicor’s common stock to be free from similar disruptions. Any such disruptions could have an adverse effect on stockholders. In addition, the price of the shares of New Vicor’s common stock could decline significantly if its future operating results fail to meet or exceed the expectations of market analysts and investors.

Even if an active trading market develops, the market price for New Vicor common stock may be highly volatile and could be subject to wide fluctuations after this offering. Some of the facts that could negatively affect New Vicor’s share price include:

•	actual or anticipated variations in quarterly operating results;

•	changes in earnings estimates;

•	publication (or lack of publication) of research reports about New Vicor;

•	increases in market interest rates, which may increase New Vicor’s cost of capital;

•	changes in applicable laws or regulations, court rulings, enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness New Vicor incurs in the future;

•	additions or departures of key management personnel;

•	actions by New Vicor’s stockholders;

•	significant sales of New Vicor’s common stock or other securities in the open market;

•	speculation in the press or investment community; and

•	general market and economic conditions.

The trading of New Vicor common stock on the Over-the-Counter Bulletin Board and the potential designation of New Vicor’s common stock as a ‘‘penny stock’’ could impact the trading market for the New Vicor common stock.

New Vicor’s securities, if traded on the Over-the-Counter Bulletin Board, may be subject to SEC rules that impose special sales practice requirements on broker-dealers who sell these securities to persons other than established customers or accredited investors. For the purposes of the rule, the phrase ‘‘accredited investors’’ means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction before the sale. Consequently, the rule may affect the ability of broker-dealers to sell New Vicor’s securities and also may affect the ability of purchasers to sell their New Vicor securities in any market that might develop.

In addition, the SEC has adopted a number of rules to regulate ‘‘penny stock’’ that restrict transactions involving these securities, including Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. ‘‘Penny stocks’’ generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Because New Vicor’s common stock may constitute ‘‘penny stock’’ within the meaning of the rules, the rules would apply to New Vicor and to its securities. If New Vicor’s securities become subject to the penny stock rules, stockholders may find it more difficult to sell their securities.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) ‘‘boiler room’’ practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Vicor’s management is aware of the abuses that have occurred historically in the penny stock market. Although Vicor’s management does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to New Vicor’s securities.

Substantial future sales of shares of New Vicor’s common stock in the public market could cause its stock price to fall.

If New Vicor stockholders sell substantial amounts of New Vicor common stock, or the public market perceives that stockholders might sell substantial amounts of New Vicor’s common stock, the market price of its common stock could decline significantly. Such sales also might make it more difficult for New Vicor to sell equity or equity-related securities in the future at a time and price that New Vicor’s management deems appropriate. Upon consummation of this exchange offer, New Vicor will have outstanding 25,219,596 shares of common stock (assuming the cashless exercise program is approved by the disinterested stockholders and all eligible options and warrants are exercised pursuant to such program), which includes the automatic conversion of the 12% convertible promissory notes issued by Vicor pursuant to Rule 506 promulgated under Regulation D of the Securities Act (‘‘Rule 506’’), which mature on July 31, 2007 (the ‘‘Convertible Notes’’). These Convertible Notes convert immediately prior to the effective time of the merger into approximately 549,000 shares of Vicor common stock. Immediately after the effective time of the merger, 2,631,576 shares of common stock owned by existing SRKP stockholders and the 549,000 shares issued upon conversion of the Convertible Notes would be freely tradable without restriction in the public market. Furthermore, Vicor has outstanding warrants to purchase an aggregate of 4,088,714 shares of Vicor common stock, all of which have piggyback registration rights.

As a condition to the merger, at least 95% of the shares of New Vicor stock issued to Vicor stockholders pursuant to the merger will be subject to a lockup. The release of shares from lock-up agreements may have a negative impact on the New Vicor stock price if their holders sell such released shares.

Because SRKP is seeking to complete a business combination through a ‘‘reverse merger’’, following such a transaction New Vicor may not be able to attract the attention of major brokerage firms.

Additional risks may exist since SRKP will assist a privately held business to become public through a ‘‘reverse merger.’’ Securities analysts of major brokerage firms may not provide coverage of SRKP since there is no incentive to brokerage firms to recommend the purchase of New Vicor’s common stock. In addition, brokerage firms may not want to conduct any secondary offerings on behalf of New Vicor in the future.

Mergers of the type Vicor is currently contemplating are often scrutinized by regulatory authorities and Vicor may encounter difficulties or delays in obtaining regulatory approvals.

Historically, the SEC and NASDAQ have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is risk that Vicor may encounter difficulties in obtaining regulatory approvals necessary to conduct or complete its financing transactions, or achieve a listing on NASDAQ or on another national securities exchange. Effective August 22, 2005, the SEC adopted rules dealing with private company mergers into a dormant or inactive public company which are applicable to the proposed transaction with SRKP. As a result, it is likely that SRKP’s filings and transaction will be scrutinized by the SEC for compliance with these new rules, as to which little interpretive advice or guidance has yet been disseminated, which could result in difficulties or delays in achieving SEC clearance of any of SRKP’s registration statements and filings with the SEC, in attracting NASD-member broker-dealers to serve as market-makers in its stock, and from other regulatory bodies. As a consequence, Vicor may incur penalties under the requirements of certain of its registration rights agreements entered in connection with the merger transaction, if delays are encountered. In addition, New Vicor’s financial condition, ability to raise additional capital, and the value and liquidity of its shares may be negatively impacted.

SRKP does not pay cash dividends to its stockholders and has no plans to pay future cash dividends.

SRKP plans to retain earnings to finance future growth and has no current plans to pay future cash dividends to stockholders. Because SRKP does not pay cash dividends, holders of its securities will experience a gain on their investment in its securities only in the case of an appreciation of value of its securities. You should not expect an appreciation in value.

Risks Related to New Vicor

Risks Related To New Vicor’s Operations

New Vicor needs to raise at least $3.6 million, which New Vicor may be unable to obtain, to fund an essential clinical trial.

New Vicor will need at least an additional $3.6 million to fund the VITAL Trial, the pivotal study to be conducted at the HCRI. Unless New Vicor successfully completes this clinical study, New Vicor will not be able to market the Analyzer. New Vicor’s cost estimate for this study of $3.6 million is based on proposals from Target Health and the HCRI, the two groups that New Vicor anticipates will conduct the study; however, it is possible that these cost estimates may increase.

Additional capital may not be available on acceptable terms, or at all, and the failure to obtain any such required capital would have a material adverse effect on New Vicor’s business. The issuance of additional equity capital, if needed, would result in dilution of the then current stockholder voting and ownership interests.

Vicor has incurred significant operating losses since its inception in August 2000 that raise doubts about its ability to continue as a going concern, and if New Vicor does not achieve profitability it may be forced to cease operations.

Since Vicor’s inception in August 2000 Vicor has incurred losses every quarter. Vicor is a developmental stage company that is still in the process of developing new and unproved technologies. Vicor has incurred significant net losses since its inception, including net losses of approximately $7.3 million in 2002, $9.2 million in 2003, $3.4 million in 2004, and $4.2 million in 2005, and $2.6 million through September 30, 2006. As of September 30, 2006, Vicor had an accumulated deficit of approximately $30.7 million. The extent of Vicor’s future operating losses and the timing of Vicor’s profitability are highly uncertain, and Vicor may never generate sufficient revenues to achieve or sustain profitability. Based upon funds available to Vicor as of December 31, 2005, Vicor’s independent auditors expressed doubt about Vicor’s ability to continue as a going concern if Vicor was unable to raise additional funds. In this regard, see Note 1 to Vicor’s audited consolidated financial statements included in this joint proxy statement/prospectus as Annex D. If New Vicor is unable to successfully implement Vicor’s strategy or develop commercially successful products, New Vicor will not generate revenues and achieve profitability and may be forced to cease operations.

New Vicor will be a development stage company, and New Vicor may be unable to successfully develop any products.

New Vicor’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies engaged in the development and commercialization of new technologies, particularly companies targeting markets characterized by complex regulatory issues. To address these risks, New Vicor must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, continue to develop Vicor’s technology, and market and sell products in volume. New Vicor may not be successful in addressing any or all of these risks, it may not develop any commercially successful products, and it may not generate revenues or achieve or sustain significant profitability. The failure to address one or more of these risks and successfully implement its strategy could have a material adverse effect on New Vicor’s financial condition or results of operations. Vicor’s limited operating history in its new product areas make the prediction of future results of operations extremely difficult.

Vicor has never generated positive cash flow, and New Vicor may never generate positive cash flow.

Vicor’s business operations do not currently generate any positive cash flow. Vicor currently does not seek or accept material amounts of consulting fees or other service revenue. Vicor cannot predict or guarantee when it or New Vicor will receive cash from its operations or whether Vicor or New Vicor will ever receive any cash.

Vicor’s cash position is very low relative to its anticipated cash needs.

As of December 4, 2006, Vicor had a cash balance of approximately $600,000. This is substantially less than its projected short-term and long-term cash needs (including its fixed costs and its projected future costs). Based on Vicor’s current cash flow projections, Vicor’s existing cash will be depleted by February 28, 2007. For a discussion of the risks related to Vicor’s ability to fund the VITAL Trial, please see the risk factor captioned ‘‘New Vicor needs to raise at least $3.6 million, which New Vicor may be unable to obtain, to fund an essential clinical trial.’’

New Vicor will require additional funds to sustain New Vicor’s business, which New Vicor may be unable to obtain at acceptable terms.

New Vicor will require substantial capital to fund New Vicor’s business operations and New Vicor will continue to need to seek substantial amounts of capital after this exchange offering. Vicor has experienced significant negative cash flow from operations to date and expect to continue to experience significant negative cash flow in the future. New Vicor will require additional funds to sustain and expand its research and development activities and its collaborative arrangements and commence its sales and marketing activities, particularly if a well-financed competitor emerges or if there is a shift in the type of technology that is developed. Adequate funds for these and other purposes on acceptable terms, whether through additional equity financing, debt financing or other sources, may not be available when needed on commercially reasonable terms, or at all, or may result in significant dilution to existing stockholders. New Vicor’s inability to obtain sufficient funds from operations and external sources will have a material adverse effect on New Vicor’s business, results of operations and financial condition. If New Vicor is not able to raise additional funds, New Vicor will be forced to significantly curtail or cease its operations. New Vicor’s ability to issue debt securities or to service any debt New Vicor does issue may also be limited by New Vicor’s inability to generate cash flow.

New Vicor will be dealing with new and unproved technologies.

By the nature of New Vicor’s business, New Vicor primarily will be working with and developing new and unproved technologies that have not been perfected. The perfection and validation of these technologies will require substantial additional capital investment and a significant amount of work. Additionally, most of the products and services that New Vicor contemplates will be speculative and will not be developed for commercial application at the time New Vicor decides to pursue them. New Vicor cannot be certain that any such products or services will be able to be commercialized and sold successfully or at all. The risks associated with this situation are increased because New Vicor primarily will be attempting to develop and commercialize concepts, products and services in the biotechnology area that have never been validated.

The results of future clinical studies may not support the usefulness of New Vicor’s technology.

Vicor continues to participate in clinical studies relating to its technologies, including establishing the predictive value of the Analyzer and the usefulness of naturally occurring peptides and proteins derived from ‘‘state-dependent’’ physiologies for treating human diseases, such as stroke. Any clinical studies or trials which fail to demonstrate, or call into question, the efficiency, efficacy, or safety of New Vicor’s technologies, would have a material effect on the potential market demand for New Vicor’s products.

New Vicor’s ability to operate effectively could be impaired if New Vicor was to lose the services of New Vicor’s key personnel, or if New Vicor is unable to recruit qualified managers and key personnel in the future.

New Vicor’s success will depend to a significant extent on the skills and efforts of New Vicor’s executive management team and New Vicor’s consultants, including, but not limited to, David H. Fater, Dr. Jerry M. Anchin, Dr. James Skinner, and Dr. Daniel Weiss and the continued contributions of the members of Vicor’s Scientific Advisory Board. Vicor currently maintains ‘‘key man’’ life insurance for Mr. Fater and Drs. Anchin and Skinner. Vicor has entered into employment agreements with Mr. Fater, and Drs. Anchin and Skinner. Nevertheless, employment agreements do not assure the services of such personnel. Despite employment and non-competition agreements, New Vicor’s employees may voluntarily terminate their employment with New Vicor at any time. New Vicor’s success depends on its ability to attract and retain additional qualified employees and Vicor believes that New Vicor’s future success will depend in part upon its ability to attract and retain additional qualified personnel. Competition for such personnel is intense and New Vicor will compete for qualified personnel with numerous other employers, some of whom have greater financial and other resources than New Vicor. In addition, New Vicor may incur significantly increased costs in order to attract and retain skilled employees. New Vicor may be unable to attract and retain key personnel. The loss of one or more key personnel could have a material adverse effect on New Vicor. Vicor discusses the importance of Vicor’s management team further under the heading ‘‘Management.’’

Risks Related To Clinical Trials and Other Regulatory Matters

The medical device and pharmaceutical industries are subject to stringent regulation and failure to obtain regulatory approval will prevent commercialization of Vicor’s products.

Vicor’s Diagnostic Platform.    Vicor’s Analyzer has not been approved by any governmental regulatory agency, including the FDA.

Medical devices are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the FDCA and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive FDA clearance or approval before they can be commercially marketed in the United States, and the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-market evaluation programs. The process of obtaining marketing clearance from the FDA for new products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product. Vicor discusses the regulatory process further under the heading ‘‘About Vicor — The Vicor Diagnostic Platform — PD2i Cardiac Analyzer — Regulatory Approval Process.’’

Vicor has initiated the VITAL Trial and anticipates submitting its 510(k) Application to the FDA in 2008; however New Vicor may not receive the required clearance from the FDA for the Analyzer on a timely basis. The failure to receive a clearance on a timely basis will have a material adverse effect on New Vicor’s financial condition and results of operations.

The results of the VITAL Trial may not provide sufficient evidence to allow the FDA to grant New Vicor marketing clearance pursuant to Vicor’s anticipated 510(k) Application for the Analyzer.

Vicor’s Drug Platform.    All of Vicor’s drug development programs are in the preclinical phase, which means that none of Vicor’s drug product candidates has been approved by any governmental regulatory agency, including the FDA.

Vicor’s research, development, preclinical and, to the extent that Vicor undertakes the New Drug Application process (NDA) itself, clinical trial activities, are subject to an extensive regulatory approval process by the FDA. The process of obtaining required regulatory approvals for drugs is lengthy, expensive and uncertain, and any regulatory approvals may contain limitations on the indicated usage of a drug, distribution restrictions or may be conditioned on burdensome post-approval study or other requirements, including the requirement that Vicor or Vicor’s pharmaceutical licensees institute and follow a special risk management plan to monitor and manage potential safety issues, all of which may eliminate or reduce the drug’s market potential. Post-market evaluation of a product could result in marketing restrictions or withdrawal from the market. Vicor discuss the regulatory process further under the heading ‘‘Vicor’s Business – Drug Discovery Platform (Therapeutic Products) – Regulatory Approval Process.’’

Any or all of Vicor’s drug product candidates may not receive FDA approval. The failure of Vicor’s drug product candidates to receive approval on a timely basis, or at all, will have a material adverse effect on Vicor’s financial condition and results of operations.

If New Vicor seeks to market its products in foreign jurisdictions, New Vicor will need to obtain regulatory approval in these jurisdictions.

In order to market Vicor’s products in the European Union and many other foreign jurisdictions, New Vicor must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval procedures vary among countries (except with respect to the countries that are part of the European Economic Area) and can involve additional clinical testing. The time required to obtain approval may differ from that required to obtain FDA approval. Should New Vicor decide to market its products abroad, New Vicor may fail to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. New Vicor may not be able to file for, and may not receive, necessary regulatory approvals to commercialize its products in any foreign market, which could adversely affect its business prospects.

If third-party contract research organizations do not perform in an acceptable and timely manner, New Vicor’s preclinical testing or clinical trials could be delayed or unsuccessful.

New Vicor will not have the ability to conduct all aspects of its preclinical testing or clinical trials itself. Vicor relies and New Vicor will continue to rely on clinical investigators, third-party contract research organizations and consultants to perform some or all of the functions associated with preclinical testing or clinical trials. The failure of any of these vendors to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements, such as good clinical and laboratory practices, or preclinical testing or clinical trial protocols, could cause a delay or otherwise adversely affect on New Vicor’s preclinical testing or clinical trials and ultimately on the timely advancement of New Vicor’s development programs.

Risks Related to the Market for New Vicor’s Products

New Vicor’s ability to compete successfully and achieve future revenue will depend on New Vicor’s ability to protect New Vicor’s proprietary technology.

It is possible that no patents will be issued for Vicor’s potential applications and that any issued patent may not provide any competitive advantage to Vicor or will be successfully challenged, invalidated or circumvented in the future. In addition, New Vicor’s competitors, many of which have substantial resources and have made significant investments in competing technologies, may seek to apply for, and obtain, patents that will prevent, limit or interfere with New Vicor’s ability to make, use or sell its potential products either in the United States or in international markets.

Patent applications in the United States are, in most cases, maintained in secrecy until patents issue, and publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made.

In addition to patents, Vicor relies on trade secrets and proprietary know-how, which Vicor seeks to protect, in part, through confidentiality and proprietary information agreements. However, Vicor’s confidentiality or proprietary information agreements may be breached, and New Vicor may have inadequate remedies for such breach. In addition, New Vicor’s trade secrets may become known to or be independently developed by competitors.

Any future litigation over intellectual property rights would likely involve significant expense on New Vicor’s part and distract New Vicor’s management.

New Vicor’s ability to compete successfully and achieve future revenue will depend, in part, on its ability to operate without infringing upon the rights of others and its ability to enforce its own intellectual property rights. Litigation or claims could result in substantial costs, and diversion of resources and could have a material adverse effect on New Vicor’s business, financial condition, and results of operations.

Although there are no pending lawsuits against Vicor regarding its technology or notices that Vicor is infringing upon intellectual property rights of others, litigation or infringement claims may arise in the future.

Vicor generally enters into confidentiality and non-disclosure agreements with its key employees and limits access to and distribution of its proprietary information. Such measures may not provide adequate protection for its trade secrets or other proprietary information. In addition, Vicor’s trade secrets or proprietary technology may become known or be independently developed by competitors. New Vicor’s failure to protect its proprietary technology could have a material adverse effect on its business, financial condition and results of operations. Companies with significantly greater resources than New Vicor may compete with New Vicor’s technology platform.

The success of the Analyzer will depend on New Vicor’s ability to obtain and maintain adequate levels of third-party reimbursement for its products.

New Vicor’s ability to sell the Analyzer will depend on its ability to obtain and maintain adequate levels of third-party reimbursement for use of this product by its customers. The amount of reimbursement in the United States that is available for clinical use of the Analyzer is expected to vary. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health care plans. Third-party payers may seek to deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, unnecessary or inappropriate. Vicor does not know whether the use of the Analyzer will ever receive third-party reimbursement. Difficulties in obtaining reimbursement, or the inadequacy of the reimbursement obtained could materially decrease any demand for New Vicor’s products.

Vicor has never sold, and New Vicor may never be able to sell, any of its products.

Products developed by Vicor or New Vicor, if any, may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals, and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the its products and their advantages over existing technologies, as well as approved reimbursement for physicians. New Vicor may be unable to manufacture and market successfully its products even if they perform successfully in the clinical applications. Furthermore, physicians and the medical community in general may not accept and utilize any products that New Vicor may develop.

Vicor has no experience in marketing or sales.

Vicor has no experience in marketing or selling products and has no marketing or sales staff. New Vicor intends to enter into co-marketing, sales and/or licensing agreements with medical device, biotechnology and pharmaceutical companies to take advantage of their in-house expertise.

Furthermore, any revenue stream and profit obtained from drug licensing agreements will be dependent upon the data and the apparent likelihood of developing a novel drug. Agreements with larger pharmaceutical companies will be necessary to provide both the experience and cash flow necessary for additional clinical trials (Phase II and Phase III).

Vicor does not manufacture its own products and Vicor anticipates that it will not manufacture any of its products at any time; therefore, New Vicor must rely on third party manufacturers.

Vicor does not manufacture its products and Vicor anticipates that it will not manufacture any of its products at any time. Products will be manufactured either by unrelated parties or one of New Vicor’s strategic partners. New Vicor may be unable to locate a suitable manufacturer to produce its products.

New Vicor may be unable to keep pace with the rapid technological changes in the biotechnology industry, and as a result, its technologies may become obsolete.

The field of biotechnology is characterized by significant and extremely rapid technological change. Research and discoveries by others may result in medical insights or breakthroughs, which may render its technologies obsolete even before they generate any revenue.

New Vicor may be sued for product liability.

Vicor may be held liable if any product Vicor develops, or any product which is made with the use of any of Vicor’s technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, or sale. Vicor currently has limited product liability insurance that may not fully cover Vicor’s potential liabilities. In addition, if Vicor attempts to obtain additional product liability insurance coverage, this additional insurance may be prohibitively expensive, or may not fully cover Vicor’s potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by Vicor or Vicor’s collaborative partners. If Vicor is sued for any injury caused by its products, Vicor’s liability could exceed Vicor’s total assets.

THE ANNUAL MEETING OF STOCKHOLDERS OF VICOR

Date, Time and Place

Vicor will hold the Annual Meeting at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida on [                    ], 2007 at 10:00 a.m., local time.

Purpose of the Annual Meeting

At the Annual Meeting, you will be asked to consider and vote upon the proposals to (i) approve the merger and approve and adopt the merger agreement; (ii) elect two Class I directors to Vicor’s board of directors to serve until 2008, one Class II director to Vicor’s board of directors to serve until 2009, and one Class III director to Vicor’s board of directors to serve until 2010; (iii) ratify the appointment of Daszkal Bolton LLP as Vicor’s independent registered public accounting firm for the year 2006; (iv) approve a proposal to permit the cashless exercise of substantially all of Vicor’s outstanding warrants and options; (v) grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of any of the board proposals; and (vi) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Recommendation of Vicor’s Board of Directors

After careful consideration, Vicor’s board of directors unanimously recommends that you vote ‘‘FOR’’ all of the proposals.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of common stock at the close of business on [                    ], 2007, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on the record date, Vicor had approximately [                    ]  shares of common stock outstanding and entitled to vote. Holders of record of shares of Vicor common stock on the record date are entitled to one vote per share at the Annual Meeting on all matters to be considered at the meeting.

A quorum of stockholders is necessary to hold a valid Annual Meeting. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum to transact business at the meeting.

Voting of Proxies

Proxies are being solicited on behalf of Vicor’s board of directors for use at the Annual Meeting. If you are a stockholder of record, you may submit a proxy for the Annual Meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided. All signed, returned proxy cards that are not revoked will be voted in accordance with the instructions on the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes ‘‘FOR’’ that proposal.

If you are a stockholder of record, you may also vote in person at the Annual Meeting. If you hold shares in street name, you may not vote in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Effect of Abstentions

If a stockholder indicates on their proxy card or voting instruction card that they wish to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. If a stockholder does not sign and send in the proxy card or vote in person at the Annual Meeting, or if the stockholder marks the ‘‘abstain’’ box on the proxy card or voting instruction card

•	it will have the same effect as a vote against the proposal to approve the merger and approve and adopt the merger agreement;

•	if the stockholder is a disinterested stockholder for purposes of the option and warrant cashless exercise program it will have the same effect as a vote against the proposal to permit the warrant cashless exercise program, but;

•	it will have no effect on the proposals to elect the directors, ratify Daszkal Bolton, or to grant discretionary authority to adjourn the Annual Meeting.

Required Vote

Approval and adoption of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of Vicor common stock outstanding on the record date of the Annual Meeting.

Directors are elected by a plurality of the votes cast. ‘‘Plurality’’ means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting, the maximum number of directors to be elected is four.

The ratification of Daszkal Bolton’s appointment requires a majority of the votes cast at the Annual Meeting.

The option and warrant cashless exercise program requires the affirmative vote of a majority of the outstanding shares of Vicor common stock held by disinterested stockholders. A disinterested stockholder includes a Vicor stockholder who does not own or have the right to acquire any options or warrants issued by Vicor. In addition, a stockholder is disinterested if the stockholder owns warrants or options only with exercise prices of $5.00 per share or more.

Approval of the proposal to grant discretionary authority to adjourn the Annual Meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Revoking of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by completing, signing, dating and returning a proxy with a later date, by delivering a written, dated notice of revocation to the Secretary of Vicor stating that the proxy is revoked or by attending the meeting and voting in person. If a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Vicor common stock by executing a voting instruction card, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.

Expenses of Soliciting Proxies

Vicor will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, Vicor and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person.

Vicor Stock Certificates

Please do not send in any Vicor stock certificates with your proxy cards. Corporate Stock Transfer, the exchange agent for the merger, will send letters of transmittal with instructions for the surrender of certificates representing shares of Vicor common stock to former Vicor stockholders shortly after the merger is completed.

PROPOSAL NO. 1 — THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While SRKP and Vicor believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. SRKP and Vicor encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Summary of the Merger

The merger is a proposed business combination between SRKP and Vicor where a wholly owned subsidiary of SRKP will merge with and into Vicor, with Vicor surviving the merger and becoming a wholly owned subsidiary of SRKP immediately following the merger. The shares of SRKP common stock to be issued to Vicor stockholders in connection with the merger are expected to represent approximately 90% of the outstanding shares of New Vicor common stock immediately following the consummation of the merger.

Background of the Merger

Vicor has been a private operating company since its inception in 2000. Vicor has incurred losses each year of its operations and has remained a development stage company. Since it was formed, Vicor has focused on the research and development of its technology. Vicor’s potential products are subject to extensive and rigorous regulation by the United States Food and Drug Administration and therefore Vicor’s potential products must undergo various clinical trials. Vicor has been unable to attract sufficient capital to fund these critical clinical trials. Vicor’s board and management decided that it was in Vicor’s best interest to pursue a strategy for creating a public trading market for Vicor’s common stock so that Vicor could take advantage of the flexibility in raising capital that may result from its status as a company with publicly traded stock. In addition, Vicor’s board and management believed that for Vicor to effectively compete in its industry, it must have the tools and resources that may provide Vicor better access to affordable capital.

Vicor has had a relationship with Capital Growth Financial, LLC (‘‘CGF’’) and WestPark since 2003. To Vicor’s knowledge, neither WestPark nor its principals are affiliated with CGF or its principals. Certain principals of WestPark and their affiliates are founders, sponsors, and stockholders of SRKP.

Vicor engaged WestPark on January 21, 2005 to act as Placement Agent in a private placement of units pursuant to Rule 506, with each Unit consisting of one share of Vicor common stock and one common stock purchase warrant.

On May 26, 2005, David Fater, Vicor’s President and Chief Executive and Financial Officer, met with Alan Jacobs, a principal of CGF, to discuss obtaining further financing for Vicor. Mr. Jacobs explained to Mr. Fater that CGF would be interested in assisting Vicor in the capital raising process, but only if Vicor’s common stock was publicly traded. Mr. Jacobs proposed for CGF to raise $2.5 million as a bridge loan to Vicor, to be funded once Vicor executed a definitive merger agreement to merge with a public shell company. Once trading had been established in the merged entity’s common stock, CGF would then commit to provide services in connection with an equity offering for Vicor to raise the additional capital necessary to finance Vicor’s working capital requirements and enable Vicor to complete the development of the PD2i Analyzer through market launch.

Over the course of the following week, Vicor’s board and management explored the possibility of acquiring a public shell company through a reverse merger transaction. The board determined that having Vicor consummate a reverse merger into a public shell current in its Exchange Act reporting obligations would provide Vicor with the benefits that it was seeking by being a publicly traded company.

Vicor’s board also considered other alternatives, including conducting a registered initial public offering and voluntarily registering its securities under Section 12 of the Exchange Act. Vicor’s board determined that proceeding with a registered initial public offering was not the best approach because it did not believe that the amount of capital that it wanted to raise in the short term would interest an underwriter, it needed to raise capital more quickly than it would have been able to by completing a registered public offering, and it estimated that the costs of completing a registered initial public offering would have been prohibitive. Voluntarily registering Vicor’s shares under Section 12 of the Exchange Act would have achieved some of Vicor’s objectives; however, this alterative would not have had the active support of either CGF or WestPark.

On June 1, 2005, Vicor notified WestPark of its decision to terminate the ongoing private placement and pursue a going public transaction. The ‘‘best efforts’’ offering raised $2,167,000 prior to its termination.

On June 7, 2005, Vicor’s board of directors approved the engagement of CGF for a proposed bridge financing and subsequent equity offering. On July 13, 2005, Mr. Fater traveled to the New York offices of CGF to meet with potential investors. On July 13 and 14, 2005, Mr. Jacobs introduced Mr. Fater to the principals of Park Hill Capital I Corp., a Nevada corporation (‘‘Park Hill’’). Park Hill, based on its business activities, was a ‘‘blank check’’ company as that term is defined by Section 3(a)(51) of the Exchange Act. Park Hill was also a ‘‘shell company’’ as defined in Rule 12b-2 under the Exchange Act. Vicor’s management negotiated with Park Hill throughout the rest of July and August 2005.

On August 31, 2005, Vicor’s board of directors approved the preliminary terms and conditions of a merger transaction with Park Hill, the related bridge financing and the subsequent public securities offering. On September 19, 2005, Vicor’s board authorized the commencement of the bridge financing. During the due diligence process, Vicor’s board of directors determined that it would not be in Vicor’s best interest to complete the proposed transaction. In November 2005, Vicor’s board of directors terminated negotiations with Park Hill.

As Vicor evaluated its alternatives, in consultation with CGF, on February 19, 2006, Vicor’s board of directors approved the filing of a Form 10-SB to register its common stock under Section 12 of the Exchange Act. Concurrently, CGF agreed to act as the placement agent for a private placement of $1,500,000 of convertible notes. On February 21, 2006, CGF terminated the proposed private placement due to the continued stockownership of Vicor’s common stock by certain trusts with James P. Farnell and Michael J. Farnell as trustees. For further discussion regarding the Farnells ownership, please refer to the section entitled ‘‘Involvement in Certain Legal Proceedings’’ beginning on page 57.

Vicor continued exploring its options to become a publicly traded company. Vicor’s board of directors believed, after further study and analysis, that Vicor would be best served if it had the active support of more than one investment banking firm. Consequently, in May 2006, Mr. Fater initiated discussions with WestPark to review Vicor’s plan to pursue a going public strategy. At that meeting, WestPark recommended a transaction pursuant to which Vicor would merge into SRKP, a ‘‘blank check’’ company formed by certain principals of WestPark and their affiliates. It was expected that SRKP would complete a private $500,000 to $1,000,000 equity offering pursuant to Rule 506 in connection with the merger. At its board meeting of May 18, 2006, the board granted Mr. Fater the authority to enter negotiations with WestPark.

During May and early June 2006, the parties began exchanging due diligence information and negotiating the terms of the transaction between Vicor and SRKP. In the course of those negotiations, the parties agreed to structure the transaction as a reverse merger between Vicor and SRKP, in which approximately 90% of the shares of SRKP would be issued to Vicor’s stockholders with SRKP’s stockholders retaining 10% of the combined entity. During that time, in the course of performing due diligence, the parties determined that the sale and issuance of the SRKP shares to Vicor stockholders would require the filing of a registration statement on Form S-4.

Because the filing of a registration statement would substantially delay the consummation of the proposed merger, Vicor’s board considered and discussed with WestPark alternatives for raising additional capital prior to completing the merger. Vicor and WestPark had further discussions in May and June 2006 to review these alternatives. In early June 2006, Vicor engaged WestPark as exclusive placement agent in connection with a private $900,000 convertible note offering for Vicor pursuant to Rule 506 in lieu of SRKP completing a private equity offering in connection with the merger.

On June 8, 2006, Vicor engaged the services of WestPark in connection with the reverse merger transaction with SRKP. The parties continued negotiations through the end of July 2006. On July 12, 2006, Vicor’s board of directors held a special meeting to discuss the merger agreement. After extensive discussion and deliberation, the Vicor board of directors unanimously approved the merger agreement on July 12, 2006. The officers of Vicor were authorized to take such further action as necessary to consummate the merger, subject to the required regulatory and shareholder approvals.

SRKP’s board of directors unanimously approved the merger agreement on July 28, 2006. On July 28, 2006, the parties entered into a definitive merger agreement.

From early June through mid-November, Vicor conducted its private $900,000 convertible note offering. In August 2006, Vicor and SRKP mutually agreed to delay filing the registration statement until after the closing of the private offering. Upon closing of that private offering, SRKP and Vicor renewed their focus on filing the Form S-4 in connection with the proposed merger. On November 21, 2006, Vicor’s board of directors held a special board meeting, at which Mr. Fater updated the directors on the status of the merger and the registration statement. After extensive discussion and deliberation, the Vicor board of directors authorized Mr. Fater to work with SRKP to file the joint proxy statement/prospectus on Form S-4. The officers of Vicor were authorized to take such further action as necessary to consummate the merger, subject to the required regulatory and shareholder approvals.

On December 6, 2006, the parties agreed to amend the merger agreement to extend the closing date to March 31, 2007.

Vicor’s Reasons for the Merger and Recommendation of Vicor’s Board

Vicor’s board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interest of Vicor and its stockholders. Accordingly, Vicor’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommends that Vicor stockholders vote ‘‘FOR’’ approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

As described under ‘‘PROPOSAL NO. 1 — THE MERGER — Background of the Merger,’’ Vicor’s board of directors, prior to and in reaching its decision at its meeting on July 12, 2006, to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, consulted on numerous occasions with Vicor’s Chief Executive and Financial Officer and Vicor’s financial and legal advisors and considered a variety of factors including, without limitation, the following:

•	Value to be Received. Vicor’s board considered the value to be received by holders of Vicor’s common stock in the merger.

•	Continued Control. Vicor’s board considered the fact that Vicor stockholders as a group will own, on a fully diluted basis, approximately 90% of the outstanding shares of New Vicor common stock immediately after the merger.

•	Access to Public Markets. Vicor’s board considered the ability of New Vicor to seek financing through public issuance of its equity to finance the necessary clinical trials.

•	Support of Investment Banking Firms. Vicor’s board’s belief that consummating the merger combined with the anticipation that a public market would develop for the New Vicor shares of common stock would enhance New Vicor’s ability to raise additional capital.

•	Execution Risks of the Merger. Vicor’s board considered, after consultation with management and outside legal counsel, and given the nature of the marketplace in which Vicor competes and the businesses of Vicor and SRKP, that the regulatory approvals and clearances needed to complete the transaction were likely to be obtained without undue delay or the imposition of burdensome terms on the combined entity. Vicor’s board also considered the likelihood that the merger would be consummated in light of the nature of the closing conditions in the merger agreement, including the absence of any requirement that SRKP stockholders approve the merger.

•	United States Federal Income Tax Treatment. Vicor’s board considered the ability of Vicor stockholders to receive New Vicor shares in the merger in a tax-free exchange, as further described under ‘‘— Material United States Federal Income Tax Consequences of the Merger’’ beginning on page 31 of this joint proxy statement/prospectus.

•	The Terms of the Merger Agreement. Vicor’s board reviewed and considered the terms of the merger agreement including, among other things, the fixed exchange ratio for the shares of SRKP common stock to be received by Vicor’s stockholders in the merger, the board’s ability in certain situations, including upon an event having a material adverse effect on SRKP, to terminate the merger agreement, and the closing conditions applicable to the parties.

•	Ability to Consider and Accept Superior Bid. Vicor’s board considered that, in addition to Vicor’s extensive exploration of potential strategic alternatives prior to entering into the merger agreement, the merger agreement permits Vicor, subject to certain requirements, to engage in negotiations with, and provide non-public due diligence information to, a party that submits an acquisition proposal that the Vicor board concludes is, or is reasonably likely to result in, a transaction that is superior to the merger with SRKP. Furthermore, subject to certain requirements, the Vicor board is permitted under the merger agreement to change its recommendation to Vicor’s stockholders in favor of adoption of the merger agreement with SRKP, and unilaterally terminate the merger agreement and enter into a binding agreement with another party if the Vicor board determines that the alternate transaction is superior to the terms of the merger with SRKP.

•	Appraisal Rights. Vicor’s board considered the fact that stockholders who dissent from the merger will have appraisal rights, as described in the section entitled ‘‘Proposal No. 1 — The Merger — Appraisal Rights.’’

Vicor’s board of directors also considered a number of potentially negative factors in its evaluation of the merger, including the following:

•	SRKP’s Lack of a Public Market. Vicor’s board considered the fact that the current shares of common stock of SRKP are currently owned by a relatively small number of beneficial owners. Vicor’s board considered the difficulty in seeking to raise capital in the public markets given the fact that New Vicor will constitute a new issue of securities with no established trading market.

•	Restrictions from Entering Alternative Transactions. Vicor’s board considered the provisions in the merger agreement that restrict, among other things, Vicor’s ability prior to the completion of the merger to solicit or initiate discussions or negotiations with, or to engage in negotiations or discussions with, or to provide non-public information to, any person in connection with an alternative business combination, as more fully described in the section entitled ‘‘The Merger Agreement — Vicor and SRKP Are Prohibited from Soliciting Other Offers.’’

•	Benefits from Successful Execution of Vicor’s Strategy. Vicor’s board considered that due to the merger, in the event of successful execution of Vicor’s current business strategy, Vicor’s stockholders would not be the sole recipients of any resulting increase in Vicor’s long-term value.

•	Failure to Consummate the Merger. The Vicor board considered the risk that the merger might not be completed as a result of the failure to satisfy closing conditions.

•	Risks. Vicor’s board considered the risks described in the section entitled ‘‘Risk Factors’’ beginning on page 13.

The Vicor board of directors also considered the interests that certain executive officers and directors of Vicor may have with respect to the merger in addition to their interests as stockholders of Vicor generally, as described in the section entitled ‘‘Interests of Vicor’s Directors and Executive Officers in the Merger’’ on page 30, which the Vicor board considered as being neutral in its evaluation of the proposed transaction.

Vicor’s board of directors concluded that the positive factors significantly outweighed the negative and neutral factors discussed above. This discussion of the information and factors considered by the Vicor board of directors includes material positive, negative, and neutral factors considered by the Vicor board, but it is not intended to be exhaustive and may not include all of the factors considered by the Vicor board. In view of the number and variety of factors considered in connection with its evaluation of the merger, the board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered. Vicor’s board of directors viewed its position and recommendations as being based on all of the information and the factors considered by it. In addition, individual directors may have given different weight to different factors. After taking into account all of the factors set forth above, Vicor’s board of directors approved the merger agreement and the merger and unanimously determined that the proposed merger is fair to, and in the best interests of, Vicor and its stockholders, and declared the merger to be advisable. Accordingly, Vicor’s board of directors unanimously recommends that Vicor stockholders vote ‘‘FOR’’ the proposal to approve the merger and approve and adopt the merger agreement.

In considering the recommendation of Vicor’s board of directors to vote ‘‘FOR’’ the proposal to approve the merger and approve and adopt the merger agreement, Vicor’s stockholders should be aware that the executive officers and directors of Vicor have certain interests in the merger that may be different from, or in addition to, the interests of Vicor’s stockholders generally. Vicor’s board of directors was aware of these interests and considered them when approving and adopting the merger agreement and recommending that Vicor’s stockholders vote to approve the merger agreement. See ‘‘— Interests of Vicor’s Directors and Executive Officers in the Merger’’ beginning on page 30 of this joint proxy statement/prospectus.

This explanation of Vicor’s reasons for the merger and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading ‘‘Cautionary Statement Regarding Forward-Looking Information’’ beginning on page 11 of this joint proxy statement/prospectus.

SRKP’s Reasons for the Merger

Since its inception in May 2005, SRKP has investigated acquiring a target company or business seeking the perceived advantages of being a publicly held corporation. SRKP’s sole business objective has been to achieve long-term growth potential through a combination with a business. SRKP’s board, after considering various factors, including the potential for growth in Vicor’s technologies, has determined that the merger achieves SRKP’s business objective.

Interests of Vicor’s Directors and Executive Officers and SRKP’s Affiliates in the Merger

In considering the recommendation of the Vicor board of directors with respect to approving the merger and approving and adopting the merger agreement, you should be aware that the directors and executive officers of Vicor have interests in the merger that are different from, or in addition to, the interests of Vicor stockholders generally. In particular, David H. Fater, Vicor’s President and Chief Executive and Financial Officer, is expected to become New Vicor’s President and Chief Executive and Financial Officer. Further, James E. Skinner, Ph.D. and Jerry M. Anchin, Ph.D., both of whom are vice presidents of Vicor are expected to become vice presidents in the same capacity with New Vicor.

Pursuant to a letter agreement dated July 28, 2006 between WestPark and Vicor, New Vicor will issue to WestPark 1.6143% of the fully diluted shares of New Vicor immediately after the effective time of the merger. In addition, pursuant to the merger agreement, SRKP stockholders who are affiliates of WestPark will receive rights to require New Vicor to file a registration statement to register the resale of the shares of New Vicor held by them and WestPark. WestPark and SRKP have common principals.

Vicor’s and SRKP’s boards of directors were aware of these interests when they approved the merger agreement and the transactions contemplated thereby.

Regulatory Approvals Required for the Merger

SRKP and Vicor are not aware of any significant governmental approvals that are required for consummation of the merger. If any approval or action is required, it is presently contemplated that SRKP and Vicor would use their reasonable best efforts to obtain such approval. Vicor may be unable to obtain required approvals, if any.

Lock-Up Agreement Requirement

The effectiveness of the merger and SRKP’s obligation to consummate the merger will be subject, among other requirements, to 95% of Vicor’s stockholders agreeing to refrain from transferring, selling or assigning their shares of Vicor’s common stock for a period of at least one year after the effective time of the merger without the written consent of WestPark. The merger may not occur if this 95% requirement for the agreement to this lockup is not met. SRKP may elect, in its discretion, to waive or reduce this 95% ‘‘lock up’’ agreement requirement and proceed with the merger. In any case, prospective investors should not base their investment decision on the expectation that any specific ‘‘lock up’’ agreement percentage will or will not be achieved or enforced. The Lock-Up Agremeent is attached as Annex E.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger applicable to a holder of shares of Vicor common stock that receives New Vicor common stock in the merger. This discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States persons that hold their shares of Vicor common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to particular Vicor stockholders in light of their individual investment circumstances, including non-United States persons, persons receiving payment for terminated options, or persons who have acquired Vicor stock upon the exercise of stock options or pursuant to other compensatory arrangements, and other Vicor stockholders that are subject to special treatment under United States federal income tax laws. In addition, this discussion does not address the tax consequences of the merger under state, local, or foreign tax laws. No ruling has been or will be sought from the Internal Revenue Service regarding the tax consequences of the merger, and the Internal Revenue Service may assert, or a court may sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS OF SHARES OF VICOR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, AND FOREIGN TAX LAWS.

Vicor believes the following material United States federal income tax consequences will result from qualification of the merger as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Code:

•	a Vicor stockholder will not recognize any gain or loss upon the receipt of New Vicor common stock in exchange for Vicor common stock in connection with the merger;

•	a Vicor stockholder will have an aggregate tax basis in the New Vicor common stock received in the merger equal to the stockholder’s aggregate tax basis in its shares surrendered pursuant to the merger. If a Vicor stockholder acquired any of its shares of Vicor common stock at different prices or at different times, Treasury Regulations provide guidance on how such stockholder may allocate its tax basis to shares of New Vicor common stock received in the merger. Vicor stockholders that hold multiple blocks of Vicor common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of New Vicor common stock received under the Treasury Regulations; and

•	the holding period of the New Vicor common stock received by a Vicor stockholder in connection with the merger will include the holding period of the Vicor common stock surrendered in connection with the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, New Vicor will be treated as the ‘‘acquired’’ company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Vicor issuing stock for the net monetary assets of New Vicor, accompanied by a recapitalization. The net monetary assets of SRKP will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of Vicor will be carried forward after the merger. Operations prior to the merger will be those of Vicor.

Appraisal Rights

Holders of Vicor’s common stock as of the record date who do not vote in favor of approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, which is referred to throughout the joint proxy statement/prospectus as the DGCL, will be entitled to appraisal rights under Section 262 of the DGCL.

In order to exercise appraisal rights, a dissenting stockholder must strictly comply with the statutory procedures of Section 262 of the DGCL, which is summarized below.

A copy of the full text of this Section is included in this joint proxy statement/prospectus as Annex B. Stockholders are urged to read Annex B in its entirety and to consult with their legal advisors. Each stockholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Delaware law in any regard will cause a forfeiture of any appraisal rights. All references in Section 262 of the DGCL and in this summary to a ‘‘stockholder,’’ ‘‘shareholder,’’ or ‘‘holder’’ are to the record holder of the shares of Vicor’s common stock as to which appraisal rights are asserted. The following summary of Delaware law is qualified in its entirety by reference to the full text of the applicable provisions of the DGCL included in this joint proxy statement/prospectus in Annex B.

Pursuant to Section 262 of the DGCL, a stockholder who does not wish to accept the shares of New Vicor common stock to be received pursuant to the terms of the merger agreement and who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Vicor common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the ‘‘fair value’’ of his or her shares immediately prior to the completion of the merger. Such fair value is exclusive of any appreciation or depreciation in anticipation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, by the Vicor stockholders, the company, not less than 20 days prior to the Annual Meeting, must notify each of its stockholders who was a stockholder on the record date for this Annual Meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This joint proxy statement/prospectus constitutes the required notice to the holders of these shares of Vicor’s common stock and the applicable statutory provisions of the DGCL are attached to this joint proxy statement/prospectus as Annex B. Any Vicor stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex B carefully, because failure to timely and properly comply with the procedures specified in Annex B will result in the loss of appraisal rights under the DGCL.

Stockholders wishing to exercise appraisal rights must not vote in favor of the merger and approval and adoption of the merger agreement and must deliver to Vicor before the taking of the vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger, at Vicor’s Annual Meeting a written demand for appraisal of their shares. This written demand for appraisal must be separate from any proxy or vote abstaining from the vote on the merger or against the merger. This demand must reasonably inform Vicor of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A stockholder wishing to exercise appraisal rights must be the record holder of these shares of Vicor’s common stock on the date the written demand for appraisal is made and must continue to hold these shares through the closing date of the merger. Accordingly, a stockholder who is the record holder of Vicor’s common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to consummation of the merger, will lose any right to appraisal in respect of these shares.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.

Only a holder of record of Vicor’s common stock on the record date for Vicor’s Annual Meeting is entitled to assert appraisal rights for the shares of Vicor’s common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if Vicor’s common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds Vicor common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Vicor’s common stock held for one or more beneficial owners while not exercising appraisal rights with respect to Vicor’s common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Vicor’s common stock as to which appraisal is sought. When no number of shares of Vicor’s common stock is expressly mentioned, the demand will be presumed to cover all Vicor’s common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Vicor Technologies, Inc., 2300 Corporate Boulevard, NW, Suite 123, Boca Raton, Florida 33431, Attention: Jerry M. Anchin, Ph.D., Corporate Secretary.

Within 10 days after the closing date of the merger, New Vicor, or its successor in interest, will notify each former stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of approving the merger and approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, of the date the merger became effective.

Within 120 days after the closing date of the merger, but not thereafter, New Vicor or any former stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Vicor’s common stock that are entitled to appraisal rights. Neither New Vicor nor Vicor is under any obligation to and neither of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Vicor’s common stock. Accordingly, it is the obligation of Vicor’s stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the closing date of the merger, any former stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from New Vicor a statement setting forth the aggregate number of shares of Vicor’s common stock not voted in favor of approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of Vicor’s common stock. These statements must be mailed within 10 days after a written request therefore has been received by New Vicor or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former stockholder and a copy thereof is served upon New Vicor, New Vicor will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former stockholders who have demanded appraisal of their shares of Vicor’s common stock and with whom agreements as to value have not been reached. After notice to such former stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares of Vicor’s common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Vicor’s common stock, determining their ‘‘fair value,’’ exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Vicor’s stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that, among other factors, ‘‘proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court’’ should be considered in the appraisal proceedings.

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Vicor’s common stock entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Vicor’s common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Vicor’s common stock (except dividends or other distributions payable to holders of record of Vicor’s common stock as of a record date prior to the closing date of the merger).

If any stockholder who properly demands appraisal of their shares of Vicor’s common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares will be converted into the right to receive the consideration payable with respect to those shares in accordance with the merger agreement (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the closing date of the merger, or if the stockholder delivers to Vicor or New Vicor, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the closing date of the merger will require the written approval of New Vicor and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a stockholder of Vicor will be entitled to receive the consideration payable with respect to their shares in accordance with the merger agreement (without interest).

Any stockholder who perfects his or her appraisal rights will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See ‘‘— Material United States Federal Income Tax Consequences of the Merger.’’

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE DELAWARE LAW RELATING TO APPRAISAL RIGHTS, STOCKHOLDERS WHO ARE CONSIDERING ASSERTING THEIR APPRAISAL RIGHTS ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

Comparative Market Prices and Dividends

SRKP

There is no established public trading market for the shares of SRKP’s common stock. As of December 4, 2006, there were approximately five holders of record of SRKP’s shares. SRKP has never declared a dividend to holders of its common stock.

SRKP issued 2,700,000 shares of common stock on May 26, 2005 to five accredited investors (two of whom are officers and directors of SRKP), for aggregate cash consideration of $25,000. SRKP sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act.

Vicor

There is no established public trading market for the shares of Vicor’s common stock. As of December 4, 2006, there were approximately 396 holders of record of Vicor’s shares. Vicor has never declared a dividend to holders of its common stock. To Vicor's knowledge, the most recent sale of Vicor's common stock was the resale of 1,000 shares on September 12, 2006 at $5.00 per share.

VICOR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE PROPOSAL TO APPROVE THE MERGER AND APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 28, 2006, AND AS AMENDED ON DECEMBER 6, 2006, BY AND AMONG SRKP 6, INC., VICOR ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF SRKP, AND VICOR TECHNOLOGIES, INC.

PROPOSAL NO. 2 — ELECTION OF DIRECTORS

The Vicor board of directors is divided into three classes, designated Class I, Class II, and Class III. The directors in each class are elected for terms of three years or until their successors are duly elected and qualified.

At the Annual Meeting, stockholders will elect two Class I directors, one Class II director, and one Class III director. The individuals named on the enclosed proxy card will vote, unless instructed otherwise, each properly delivered proxy for the election of the following nominees as directors. If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the board of directors may recommend, or the board of directors may by resolution reduce the size of the board of directors to eliminate the resulting vacancy. At this time, the board of directors knows of no reason why any nominee might be unable to serve.

Director Nominees

The board has nominated four candidates for election at the Annual Meeting. These four candidates are listed below. If a quorum is present at the Annual Meeting, those nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. A ‘‘plurality’’ means that the nominees who receive the greatest number of votes at the Annual Meeting are elected as directors. Any shares not voted ‘‘FOR’’ a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted to determine a plurality.

The table below sets forth the individuals nominated for election to the board and certain information regarding such nominees:

Name and Position	Age
James E. Skinner, Ph.D. (Class I)	63
David H. Fater (Class I)	59
Jerry M. Anchin, Ph.D. (Class II)	47
Edward Wiesmeier, M.D. (Class III)	67

David H. Fater joined us as President, Chief Executive and Financial Officer, and Director in June 2002. Since January 1993 through the present, Mr. Fater was the Founder and has been the Chief Executive Officer of ALDA & Associates International, Inc., a business and financial consulting firm specializing in healthcare and life sciences. Prior to his founding of ALDA, Mr. Fater served as a senior executive with three public health care companies including two in which he led the Initial Public Offering process (BMJ Medical Management, Inc. and Community Care of America) and one which he led to a NYSE listing and a $1 billion market capitalization (Coastal Physician Group, Inc.). Mr. Fater was employed by Coastal Physician Group from January 1993 to June 1995; Community Care of America from July 1995 to December 1996; and BMJ Medical from January 1997 to July 1999. From June 2000 through July 2001, Mr. Fater was the Chief Financial Officer of Vector Medical Technologies, Inc. Prior to his corporate experience, Mr. Fater was a key international business advisor to senior management and boards of Directors as a Senior International Partner during a 24-year career with Ernst & Young from January 1969 to December 1992. He also has extensive experience with numerous mergers and acquisition transactions. He holds a B.S. in Accounting from the University of North Carolina. He is a Certified Public Accountant in Georgia, Illinois, North Carolina and New York.

James E. Skinner, Ph.D., has been our Vice President, Director of Research and Development and a Director since August 2000. Dr. Skinner was our President from August 2000 through July 2002. Dr. Skinner has experience both as a scientist and manager of large research and development projects. From December 1969 to February 1993, Dr. Skinner was a Professor at Baylor College of Medicine in Houston, where he was the recipient of many research grants from the National Institutes of Health. During his tenure at Baylor College of Medicine, he was the Principal Investigator of a Program Project Grant that operated five laboratories and three core facilities. From March 1993 to July 1997, Dr. Skinner was the Associate Director of the Totts Gap Medical Research Laboratories,

Inc. In August 1997, he founded the Delaware Water Gap Science Institute, a non-profit medical research organization devoted to the development of medical devices and pharmaceuticals, and has served as its Director since its inception. Dr. Skinner is a graduate of Pomona College and received his Ph.D. from the University of California at Los Angeles.

Jerry M. Anchin, Ph.D., has been our Vice President and Associate Director of Scientific Research since October 2000 and a Director since September 2003. Dr. Anchin has extensive experience in the biotechnology business sector. He has been actively involved in the fields of immunology, molecular biology, drug discovery and protein chemistry since 1978. Dr. Anchin worked in biotechnology at International Immunoassay Labs from September 1981 to July 1988 as Head of Assay Development and manufacturing, where he was instrumental in designing a novel assay for the detection of the protein creatine kinase that is released as a result of acute myocardial infarction. He received two patents for his work in this area. Dr. Anchin then worked for Immuno Pharmaceuticals from August 1993 to February 1996 and Prism Pharmaceuticals from February 1996 to June 1998. Dr. Anchin was employed by Ciblex Pharmaceuticals from June 1998 through August 2000, where he became group leader of the drug discovery program, which led to the discovery of novel small molecules that will be entering clinical trials for the prevention of asthma. He has been granted five patents in the field of immunoassay and drug discovery and has four patents pending. Dr. Anchin holds a B.A. in Cell Biology from University of California at Santa Barbara and received his Ph.D. in Immunology from Texas A&M University.

Edward Wiesmeier, M.D., has been a member of Vicor’s board of directors since October 2004. Since 1989, Dr. Wiesmeier has been a Clinical Professor of Obstetrics and Gynecology and Assistant Vice Chancellor at the UCLA School of Medicine. He serves as Chairman of Vicor’s Scientific Advisory Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF THE AUDITOR

The board has determined that it is in Vicor’s best interests to engage Daszkal Bolton LLP as Vicor’s outside certified public accounting firm. The board recommends a vote ‘‘FOR’’ the proposal. Daszkal Bolton LLP has served as the Company’s independent auditors since inception.

With respect to fiscal year 2006, Daszkal Bolton will audit Vicor’s consolidated financial statements, provide limited reviews of quarterly reports, and provide other non-audit related services.

Fees Paid to Principal Accountants

The following table presents fees for professional services rendered by Daszkal Bolton LLP for the audit of Vicor’s annual financial statements for 2005 and 2004, and fees billed for other services rendered by Daszkal Bolton LLP.

	2005	2004
Audit Fees(1)	$25,275	$17,000
Audit-Related Fees(2)	—	2,875
Tax Fees(3)	600	7,500
All Other Fees(4)	—	—
Total	$27,875	$27,375

(1)	Audit Fees – Audit fees billed to Vicor by Daszkal Bolton LLP for auditing Vicor’s annual financial statements and reviewing the quarterly financial statements.

(2)	Audit-Related Fees – Audit-related fees billed to Vicor by Daszkal Bolton LLP include fees related to the audit of the Company’s employee benefit plans.

(3)	Tax Fees – Tax fees billed to Vicor by Daszkal Bolton LLP include fees related to the preparation of Vicor’s original and amended tax returns, claims for refunds, and tax planning.

(4)	All Other Fees – All other fees billed to Vicor by Daszkal Bolton LLP.

Pre-Approval Policy of Audit and Non-Audit Services of Independent Auditor

Vicor currently does not have a designated Audit Committee or a written pre-approval policy. Vicor’s board of directors, however, pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The board of directors may also pre-approve particular services on a case-by-case basis.

Ratification of Daszkal Bolton LLP

Stockholder ratification of the selection of Daszkal Bolton LLP as Vicor’s independent public accountants is not required by Vicor’s bylaws or other applicable legal requirement. However, the board is submitting the selection of Daszkal Bolton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Vicor and its stockholders. Representatives of Daszkal Bolton LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The proposal to ratify Daszkal Bolton LLP as independent auditors will be approved if the votes cast by the stockholders present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ RATIFICATION OF THE APPOINTMENT OF DASZKAL BOLTON LLP.

PROPOSAL NO. 4 — APPROVAL OF THE OPTION AND
WARRANT CASHLESS EXERCISE PROGRAM

Vicor plans to offer to the holders of its outstanding warrants and options the right to exercise such warrants and options on a ‘‘cashless’’ basis. Currently, none of Vicor’s outstanding warrants and options permit a cashless exercise.

Under this program, holders of outstanding warrants and options will have the right to exercise all, but not less than all, of their outstanding warrants and options and receive shares of SRKP common stock without paying any cash consideration to Vicor. Any such exercise will be deemed to occur immediately prior to the effective time of the proposed merger. Any holder who elects to participate in this program will be deemed to have exercised a portion (as required to pay for the exercise of the warrants or options) of his existing warrants or options, as applicable, at a fixed valuation of $5.00. A holder shall be deemed to have used the proceeds of such exercise to pay for the exercise price of the remaining warrants or options that the holder exercises under the program.

The $5.00 fixed valuation used for the calculations under this program is based on Vicor’s best estimate of the value of a share of Vicor’s common stock. This estimate is primarily based on the most recent arms-length sale of Vicor common stock on September 12, 2006. To Vicor’s knowledge, there has been no other recent independent valuation of Vicor’s common stock. The accuracy of the $5.00 valuation, however, is critical because it determines the exact number of shares New Vicor would issue under this program. For example, by using a $5.00 valuation, New Vicor will issue a maximum of 6,216,410 shares of New Vicor Common Stock, which would represent 25.5% of the total issued and outstanding shares of New Vicor common stock. If the fair market value of a share of Vicor common stock, however, were determined to be $4.00, New Vicor would then have issued a maximum of 5,764,130 shares of New Vicor common stock, which would only represent 24.2% of the total issued and outstanding shares of New Vicor common stock.

Vicor currently has a total of 4,088,714 warrants and options outstanding. If this program is approved, a substantial number of Vicor’s warrant and option holders may elect to participate. If this occurs, the total number of outstanding shares of Vicor’s common stock could be significantly higher without any additional cash being paid to Vicor. As explained in the previous paragraph, by approving this program your shares will be substantially diluted. You should also understand that the outstanding warrants and options currently represent only potential dilution since these warrants and options may never be exercised. By approving this program, however, there will be a greater likelihood that the warrants and options will be exercised.

Despite this increased risk of dilution, Vicor’s board believes that this program may be beneficial to Vicor because it could substantially reduce the level of outstanding warrants and options if a sufficient number of holders choose to participate. The significant number of outstanding warrants and options may make it more difficult for Vicor to raise additional capital in the future because of the uncertainty regarding potential dilution.

Each of Vicor’s directors may personally benefit financially, if you approve this program. The total number of warrants and options owned by Vicor’s directors is 1,557,750. If this program is approved, and each director elects to participate, the total number of shares of SRKP that will be issued to the directors would be 1,557,750, which will represent approximately 5.8% of the total issued and outstanding shares of New Vicor (assuming all eligible warrant and option holders elect to participate in this program).

Because Vicor’s directors may receive a personal financial benefit under this program and many existing Vicor stockholders own warrants or options, Delaware law requires that a majority of the disinterested stockholders approve this program. You are a disinterested stockholder if you own shares of Vicor common stock and you do not own any options or warrants with an exercise price less than $5.00. If you own options or warrants, but none of the options or warrants have an exercise price less than $5.00, then you would be considered a disinterested stockholder because you would not benefit under this program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ ADOPTION OF THE OPTION AND WARRANT CASHLESS EXERCISE PROGRAM

PROPOSAL NO. 5 — ADJOURNMENT OF THE ANNUAL MEETING

If Vicor fails to receive a sufficient number of votes to approve Proposal No. 1, Vicor may propose to adjourn the meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Vicor currently does not intend to propose to adjourn the Annual Meeting if there are sufficient votes in favor of any of the board proposals. If approval of the proposal to adjourn the Annual Meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the Annual Meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF ANY OF THE BOARD PROPOSALS.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, as amended. We refer to the amended merger agreement as simply the ‘‘merger agreement.’’ The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement and the first amendment to the merger agreement are attached to this joint proxy statement/prospectus as Annex A and are incorporated by reference into this joint proxy statement/prospectus, and SRKP and Vicor encourage you to read them carefully in their entirety for a more complete understanding of the merger agreement. The merger agreement is not intended to provide any other factual information about either SRKP or Vicor. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings SRKP makes with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

The merger agreement provides for the merger of Vicor Acquisition Corp., a newly formed, wholly owned subsidiary of SRKP, with and into Vicor, with Vicor surviving the merger as a wholly owned subsidiary of SRKP.

Completion and Effectiveness of the Merger

SRKP and Vicor will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled ‘‘Conditions to Completion of the Merger’’ beginning on page 45 of this joint proxy statement/prospectus are satisfied or waived, including approval of the merger and approval and adoption of the merger agreement by the stockholders of Vicor. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

SRKP and Vicor are working to complete the merger as quickly as possible. SRKP and Vicor currently plan to complete the merger during the first calendar quarter of 2007. However, because completion of the merger is subject to various conditions, SRKP and Vicor cannot predict the exact timing of the merger or whether the merger will occur at all.

Conversion of Vicor Common Stock in the Merger

Upon completion of the merger, each share of Vicor common stock outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and automatically converted into the right to receive two (2) shares of SRKP common stock upon surrender of the certificate representing such share of Vicor common stock in the manner provided in the merger agreement. Upon completion of the merger, SRKP will assume all outstanding options and warrants to purchase Vicor common stock, which have not been exercised, cancelled, exchanged, terminated, or expired. In addition, the Convertible Notes convert immediately prior to the effective time of the Merger into approxiately 549,000 shares of Vicor common stock.

Each share of Vicor common stock held by Vicor or owned by SRKP or any of their direct or indirect wholly owned subsidiaries immediately prior to the merger will be automatically cancelled and extinguished, and none of Vicor, SRKP or any of their direct or indirect subsidiaries will receive any securities of SRKP or other consideration in exchange for those shares.

Exchange Procedures

As promptly as practicable after completion of the merger, SRKP will cause Corporate Stock Transfer, the exchange agent for the merger, to mail to each record holder of Vicor common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing SRKP common stock. Those holders of Vicor common stock who properly surrender their Vicor stock certificates in accordance with the exchange agent’s instructions will receive the number of shares of SRKP common stock that the holder is entitled to receive pursuant to the merger agreement. The surrendered certificates representing Vicor common stock will be cancelled. After the effective time of the merger, each certificate representing shares of Vicor common stock that has not been surrendered will represent only the right to receive shares of SRKP common stock. Following the completion of the merger, Vicor will not register any transfers of Vicor common stock on its stock transfer books.

After the effective time of the merger, holders of certificates evidencing outstanding shares of Vicor common stock (except those shares held by stockholders who have properly exercised and preserved appraisal rights pursuant to Section 262 of the DGCL and shares cancelled or extinguished), upon surrender of such certificates to the Secretary of SRKP, shall be entitled to receive certificates representing the number of shares of SRKP common stock into which shares of Vicor Common Stock represented by the certificates so surrendered.

Holders of Vicor common stock should not send in their Vicor stock certificates until they receive a letter of transmittal from Corporate Stock Transfer, the exchange agent for the merger, with instructions for the surrender of Vicor stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Vicor common stock are not entitled to receive any dividends or other distributions on SRKP common stock until the merger is completed. After the merger is completed, holders of Vicor common stock will be entitled to dividends and other distributions declared or made, if any, after completion of the merger with respect to the number of shares of SRKP common stock which they are entitled to receive upon exchange of their Vicor stock certificates, but they will not be paid any dividends or other distributions on the SRKP common stock until they surrender their Vicor stock certificates to the exchange agent in accordance with the exchange agent’s instructions.

Transfers of Ownership and Lost Stock Certificates

SRKP will issue shares of SRKP common stock that may be payable in a name other than the name in which a surrendered Vicor stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Vicor stock certificate or any certificate or similar instrument evidencing options or warrants is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving the merger consideration payable with respect to such stock.

Dissenting Shares

Shares of common stock held by Vicor stockholders who have properly exercised and preserved appraisal rights pursuant to Section 262 of the DGCL will not be converted or represent a right to receive shares of SRKP. Instead, these shares will be entitled to appraisal rights. See the description in the section entitled ‘‘Proposal No. 1 — The Merger -Appraisal Rights.’’

Representations and Warranties

The merger agreement contains customary representations and warranties that SRKP and Vicor made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that SRKP and Vicor have exchanged in connection with signing the merger agreement. While SRKP and Vicor do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and certain representations and warranties may have been modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Conduct of Business Before Completion of the Merger

Under the merger agreement, each party has agreed that, until the earlier of the completion of the merger or the termination of the merger agreement, unless the other party otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the merger agreement, it will not, directly or indirectly,

•	amend its Certificate of Incorporation or Bylaws;

•	split, combine or reclassify any outstanding shares of its capital stock;

•	declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to its capital stock;

•	default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of its entry into the merger agreement for which consents, waivers or modifications are required to be obtained;

•	conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and its past custom and practice;

•	acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; or

•	make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return

In addition, SRKP has agreed that, until the earlier of the completion of the merger or the termination of the merger agreement, unless Vicor otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the merger agreement, it will not, directly or indirectly,

•	issue, sell, pledge, encumber the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SRKP common stock SRKP preferred stock or any other capital stock or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock;

•	incur any debt or other obligations;

•	enter into, modify, amend, or terminate any contract or agreement;

•	approve and adopt any new benefit plan; or

•	commence or settle any litigation.

Vicor and SRKP Prohibited from Soliciting Other Offers

Unless and until the merger is terminated, neither SRKP nor its officers, directors or agents shall, solicit offers from others or provide non-public information to, any person or group of persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that SRKP may engage in such discussion and provide such non-public information

(subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the board of SRKP determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the board of SRKP. SRKP will promptly advise Vicor if it receives a proposal or inquiry.

Unless and until the merger is terminated, neither Vicor nor its officers, directors or agents shall, solicit offers from others; provided, however, that Vicor may engage in such discussion in response to any unsolicited proposal from an unrelated party if the board of directors of Vicor determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the board of directors of Vicor. Vicor will promptly advise SRKP if it receives a proposal or inquiry.

Obligations of the Vicor Board of Directors with Respect to Its Recommendation and Holding a Meeting of Its Stockholders

Promptly after the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC, Vicor has agreed to take all action necessary to call, hold and convene a meeting of its stockholders and to use reasonable efforts to obtain stockholder approval. The Vicor board of directors agreed to recommend that the Vicor stockholders vote in favor of approving of the merger and approving and adopting the merger agreement at the Annual Meeting.

Notwithstanding Vicor’s board of directors’ obligations described in the preceding paragraph, in response to an unsolicited offer, the board of directors of Vicor may withhold, withdraw, amend or modify its recommendation to its stockholders in favor of the merger and, in the case of an unsolicited offer that is a tender or exchange offer made directly to its stockholders, may recommend that Vicor’s stockholders accept the tender or exchange offer, the board of directors of Vicor may approve, endorse or recommend an unsolicited offer, or Vicor or its subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or agreement contemplating or relating to an unsolicited offer if Vicor’s board of directors determines, in good faith, after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of Vicor’s board of directors.

Tax Matters

Each of SRKP, Vicor Acquisition Corp. and Vicor agreed that it will not, and will not permit any of its subsidiaries to, take, or fail to take, any action prior to the closing of the merger that would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Regulatory Filings and Reasonable Efforts to Obtain Regulatory Approvals

Each of SRKP, Vicor Acquisition Corp. and Vicor agreed to coordinate and cooperate with one another and use all reasonable efforts to comply with, and refrain from actions that would impede compliance with, applicable laws, regulations and any other requirements of any governmental entity. SRKP, Vicor Acquisition Corp. and Vicor also agreed to make all filings and submissions required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement including the following:

•	the filing of this joint proxy statement/prospectus and the SRKP registration statement with the SEC of which this joint proxy statement/prospectus forms a part, and any other filings required under the Securities Act and the Exchange Act; and

•	any other filings as may be required under applicable legal requirements.

Except as prohibited or restricted by applicable law, each of SRKP, Vicor Acquisition Corp. and Vicor generally agreed to do the following:

•	consult with the other parties with respect to the filings or submissions described above, and provide the other party an opportunity to review and discuss the filings or submissions in advance and coordinate with the other with respect to the filings or submissions;

•	promptly notify the other parties upon the receipt of any comments from any governmental entity or requests by any governmental entity for amendments or supplements to any filings or submissions made pursuant to, or information provided to comply with any applicable laws, regulations and any other requirements of any governmental entity; and

•	promptly provide the other parties with copies of any filing, presentation or submission made with any governmental entity.

Each of SRKP and Vicor have agreed to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The respective obligations of SRKP and Vicor Acquisition Corp., on the one hand, and Vicor, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of each of the following conditions before completion of the merger:

•	No law, statute, rule, or regulation, domestic or foreign, has been enacted or issued which would prohibit or make illegal the consummation of the merger;

•	The merger agreement has been adopted by the vote of holders of the requisite number of shares of Vicor common stock;

•	Ten days shall have elapsed since an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder has been filed with the SEC and transmitted to the stockholders of SRKP;

•	There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by SRKP or Vicor Acquisition Corp. of all or a material portion of the business or assets of Vicor, or to compel SRKP or Vicor Acquisition Corp. or Vicor to dispose of or to hold separately all or a material portion of the business or assets of SRKP or of Vicor Acquisition Corp. or of Vicor, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of the merger agreement or any of the other agreements attached as exhibits to or contemplated by, the merger agreement or (iv) otherwise relating to and materially adversely affecting the transactions contemplated by the merger agreement;

•	There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the merger agreement, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in the merger agreement; and

•	There shall not have occurred any general suspension of trading on the New York Stock Exchange, NASDAQ, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets in any of the foregoing cases generally that would make completion of the merger impossible.

In addition, individually, the respective obligations of SRKP and Vicor Acquisition Corp. on the one hand, and Vicor on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to usual closing conditions as well as the satisfaction or waiver of the following additional conditions:

•	Vicor shall have obtained the written agreement of the holders of at least 95% of the outstanding shares of Vicor common stock to refrain from selling, assigning or otherwise transferring any of the shares of Vicor common stock held by them for a period of at least one year after the effective time of the merger without the prior written consent of WestPark. WestPark may withhold such consent in its sole discretion.

•	Each of the officers and non-continuing directors of SRKP immediately prior to the effective time of the merger shall deliver duly executed resignations from their positions with SRKP effective immediately after the effective time of the merger; and

•	Holders of no more than 2% of the outstanding shares of Vicor common stock and Vicor preferred stock, respectively, shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to the closing date:

•	by mutual consent duly authorized by the boards of directors of SRKP and Vicor;

•	by either Vicor or SRKP if the closing date is not on or before March 31, 2007, or such a later date as Vicor and SRKP may mutually agree upon;

•	by SRKP:

•	if any representation of Vicor set forth in the merger agreement was inaccurate when made or becomes inaccurate;

•	if Vicor fails to perform or comply with any of the obligations that it is required to perform or to comply with under the merger agreement; or

•	if, the board of directors of SRKP shall have concluded that a third party offer is superior to the provisions of the merger agreement.

•	by Vicor:

•	if any representation of SRKP set forth in the merger agreement was inaccurate when made or becomes inaccurate;

•	if SRKP fails to perform or comply with any of the obligations that it is required to perform or to comply with under the merger agreement;

•	if, following a vote by its stockholders at the Annual Meeting, the merger and the merger agreement are not duly approved by the stockholders of Vicor; or

•	if, the board of directors of SRKP shall have concluded that a third party offer is superior to the provisions of the merger agreement.

Any party desiring to terminate the agreement shall give prior written notice of such termination and the reasons therefore to the other party.

Waiver and Amendment of the Merger Agreement

SRKP, Vicor Acquisition Corp., and Vicor may amend the merger agreement before completion of the merger by mutual written consent.

Either SRKP or Vicor may waive any default in the performance of any term of the merger agreement, may waive or extend the time for compliance or fulfillment, and may waive any or all of the conditions precedent to the obligations of the other party, except any condition which, if not satisfied, would result in the violation of any law.

ABOUT SRKP

Business

SRKP was incorporated in the State of Delaware on May 24, 2005. On August 3, 2005, SRKP filed a registration statement on Form 10-SB, which was subsequently amended on August 29, 2005, to register its class of common stock under the Exchange Act. The registration statement became effective on October 3, 2005, after which time SRKP became a reporting company under the Exchange Act. SRKP was formed to pursue a business combination with one or more operating companies. Since its inception, SRKP has been engaged in organizational activities, efforts to obtain initial financing, and the businesses of identifying, evaluating, and investigating other companies or businesses to acquire or with which to merge.

SRKP, based on its business activities, is a ‘‘blank check’’ company. The SEC defines those companies as ‘‘any development stage company that is issuing a penny stock, within the meaning of Section 3(a)(51) of the Exchange Act, and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies.’’ Many states have enacted statutes, rules and regulations limiting the sale of securities of ‘‘blank check’’ companies in their respective jurisdictions. SRKP, as defined in Rule 12b-2 under the Exchange Act, also is a ‘‘shell company,’’ defined as a company with no or nominal assets (other than cash) and no or nominal operations. SRKP’s management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until SRKP has successfully concluded a business combination.

Competition

Currently, with SRKP’s primary goal the acquisition of a target company or business seeking the perceived advantages of being a publicly held corporation, SRKP faces vast competition from other shell companies with the same objectives. SRKP is in a highly competitive market for a small number of business opportunities which could reduce the likelihood of consummating a successful business combination. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for SRKP. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than SRKP does; consequently, SRKP will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of SRKP identifying and consummating a successful business combination.

Employees

SRKP currently has no employees.

Properties

SRKP neither rents nor owns any properties. SRKP currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

Legal Proceedings

SRKP is not party to any legal proceedings nor is it aware of any investigation, claim or demand made on SRKP that may reasonably result in any legal proceedings.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

ABOUT VICOR

Vicor is a Delaware corporation that was organized in 2000. Vicor is a biotechnology company dedicated to the development of innovative diagnostic and therapeutic products. Vicor’s medical device, the PD2i Cardiac Analyzer, which is based on a patented, proprietary algorithm, and which Vicor believes accurately risk stratifies patients into those who are at high or low risk of suffering a fatal arrhythmic event or Sudden Cardiac Death (SCD) within a six month time frame. SCD is the leading cause of natural death in the United States each year with 500,000 reported cases. Vicor plans to file for 510(k) device approval in 2008. Approval will be based upon a large-scale clinical trial (VITAL) (Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhytmic Events such as, Sudden Cardiac Death VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients’’) which began patient enrollment in November 2006. The trial will be coordinated by the Harvard Clinical Research Institute (a Harvard University affiliate), and Target Health, Inc. (New York, New York). Vicor’s therapeutic products have been developed by using an innovative drug discovery platform which focuses on naturally occurring bioactive molecules derived from state-dependent physiologies such as hibernation.

Vicor owns all of the outstanding common stock of NMI and STI. Vicor has no operations independent of its wholly owned subsidiaries. NMI owns all of Vicor’s intellectual property related to Vicor’s diagnostic products. STI owns all of Vicor’s intellectual property related to Vicor’s therapeutic products.

The Vicor Diagnostic Platform – PD2I Cardiac Analyzer

In May 2003, NMI entered into an Asset Purchase Agreement, as amended in September 2003, with Enhanced Cardiology, Inc. The agreement called for NMI to acquire certain patents in exchange for total consideration of $252,000, of which $175,000 was to be paid upon execution of the agreement and $77,000 was to be paid pursuant to a six-month consulting agreement, which ended on June 30, 2004. Vicor paid $175,000 in October 2003 and NMI acquired the patents free of any liens or encumbrances. The $252,000 has been capitalized and included in Vicor’s consolidated financial statements. The remaining $77,000 must still be paid.

In October 2002 (and as amended in July 2003 and September 2003), Vicor entered into a Purchase and Royalty Agreement with Dr. Skinner to acquire the software related to the Analyzer. The total purchase price for the software was $200,000, which has been included in Vicor’s Consolidated Balance Sheet as Intellectual Property. To date, Vicor has paid $100,000. The remaining balance is included in Vicor’s Consolidated Balance Sheet as Due to Related Parties. The Agreement further provides for an ongoing royalty to be paid to the scientist amounting to 10% of amounts received by Vicor from any activities relating to the Analyzer for the life of the patents. Royalty payments will commence after Vicor has recovered its development costs in full.

The Analyzer is a noninvasive heart monitoring system that Vicor believes has the capability to accurately predict Sudden Cardiac Death or SCD, which can help solve a central problem of cardiovascular disease diagnosis. The Analyzer is based on a series of patented algorithms that examine the relationship of nonlinear dynamics to heart rate variability.

Vicor’s PD2i Cardiac Analyzer addresses a significant health care issue which involves a patient cohort of at least 12,000,000 patients. This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial,) patient population; many of whom may need an ICD (Implantable Cardioveter Defibrillator) as life saving therapy. However, it has been noted in recent registry studies that over 70% of the implanted ICD’s never have an appropriate firing. Vicor believes this over-implantation has lead to a substantial and unnecessary medical cost burden. Vicor believes that this over-implantation places these patients at risk because of the complications which can accompany this surgery.

The PD2i algorithm provides a method for evaluating electrophysiological potentials (from electrocardiograms) with a high sensitivity and high specificity used to predict future pathological events, such as fatal cardiac arrhythmias. The PD2i algorithm is designed to detect deterministic, low-dimensional excursions in nonstationary heartbeat intervals. The PD2i algorithm uses an analytic measure that is deterministic and non-linear. It is based on caused variation in data, does not require stationarity, and actually tracks nonstationary changes in the data. It is sensitive to chaotic as well as nonchaotic, linear data.

The key to understanding what the Analyzer does and why Vicor believes it is superior to all other devices in predicting SCD is based on neuro-cardiac relationships defining the connection between the variation of the heartbeat intervals and the heart’s vulnerability to arrhythmogenesis. Vicor’s analytical approach to quantifying these neuro-cardiac relationships utilizes the relatively new field of nonlinear dynamics. As opposed to using an algorithm based on a linear stochastic model, such as standard deviation, the Analyzer measures variability that is based on a nonlinear deterministic model.

The Analyzer requires a data collection window of only approximately twenty minutes and is performed on a resting patient; hence, elevated heart rates and stress testing are not required. The Analyzer performs automatically and, with the click of a button, test results appear as a negative or a positive that can be easily discerned by a physician. Reports can be printed and viewed on the screen of a computer. The device is user-friendly because it is PC-based and Windows integrated. The entire system is lightweight and completely portable.

To date, Vicor has concentrated its research and development efforts exclusively on the Analyzer’s ability to detect SCD. Vicor anticipates, however, that the Analyzer’s diagnostic applications will also predict Alzheimer’s Disease and other diseases. Collaboration discussions have also begun with the Neurosciences Institute to pursue the utilization of the PD2i technology platform for the early diagnosis of Alzheimer’s disease. This collaboration will include several different studies that Vicor would sponsor and utilize the Neurosciences Institute’s vast number of patients. The first of such studies commenced in January 2006 with the enrollment of the first patient. Dr. Earl Zimmerman, Professor and Bender Endowed Chair of Neurology at Albany Medical College, Director of Clinical Research at the Neurosciences Institute, Clinical Director of Neurosciences Advanced Imaging Research Center, and Director of the Alzheimer’s Center of Albany Medical Center, has stated his interest in the prospect of using the Analyzer as a predictor of early Alzheimer’s Disease.

Background of SCD

SCD is a sudden, unexpected death caused by loss of heart function. It is the largest cause of natural death in the United States, causing about 500,000 adult deaths each year. SCD is caused by arrhythmias (abnormal heart rhythms). The most common life-threatening arrhythmia is ventricular fibrillation, an erratic, disorganized firing of impulses from the ventricles. When this occurs, the heart is unable to pump blood, and death will occur within minutes, if left untreated.

SCD is not a heart attack. A heart attack occurs due to blockage in one or more of the coronary arteries that feed the heart muscle, resulting in lack of blood flow to the heart muscle. The heart becomes damaged. In contrast, during sudden cardiac death, the electrical system to the heart suddenly becomes irregular. The ventricles may flutter or quiver (ventricular fibrillation), and blood is not delivered to the body. Of greatest concern in the first few minutes is that blood flow to the brain will be reduced so drastically, a person will lose consciousness. Death follows unless emergency treatment is begun immediately.

SCD can be treated and reversed, but emergency action must take place almost immediately. Survival can be as high as approximately 90% if treatment is initiated within the first minutes after SCD. The survival rate decreases by about 10% each minute longer. Proper evaluation by a physician can prevent SCD. Evaluation includes a patient history as well as a diagnostic test to determine the patient’s risk of developing SCD.

Existing Diagnostic Tools for SCD

Current diagnostic tests include noninvasive diagnostic tools such as an electrocardiogram or ECG, ambulatory monitoring, or echocardiography, and invasive diagnostic tools such as cardiac catheterization or an electrophysiology study.

The current invasive diagnostic tools have all of the risks that accompany any major surgery. Vicor believes that the current noninvasive diagnostic tools suffer from two significant drawbacks. First, the current noninvasive diagnostic tools are inaccurate because they are based on random variation in the data (stochastic), the system generating the data cannot change during the recording, and are insensitive to nonlinearities in the data. Second, the current noninvasive diagnostic tools require a stress test, which brings its own risks.

Regulatory Approval Process

United States.    The Analyzer has not been approved by any governmental regulatory agency, including the FDA. Until the FDA approves the Analyzer, the Analyzer cannot be marketed or distributed in the United States.

The FDA classifies medical devices into Class I, II, and III. The amount of regulatory control increases from Class I to Class III. The device classification regulation defines the regulatory requirements for a general device type. The Analyzer is classified as a Class II Device, which requires premarket notification on a 510(k) application. A 510(k) application is a premarketing submission made to FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device that is not subject to premarket approval.

Investigational Device Exemption (IDE).    In certain cases, including Vicor’s, the 510(k) application requires the submission of clinical data to support claims made for the device. For the FDA to permit applicants to undertake a clinical trial using unapproved medical devices on human subjects, applicants are required to seek an Investigational Device Exemption, or what Vicor calls an IDE. Clinical studies with devices of significant risk must be approved by the FDA and by an Institutional Review Board or IRB before the study can begin.

510(k) Application.    Once the 510(k) application is received by the FDA, a preliminary screening is undertaken. If the 510(k) is found to contain all the required elements, it will be assigned to a reviewer. When the reviewer needs additional information to complete the review, he or she will contact the applicant with a simple request or prepare a deficiency letter that will detail the additional information needed. The 510(k) applications are reviewed, in order, according to the original or additional information receipt date. After the technical review is completed, the reviewer’s recommendation is forwarded to the division director for concurrence. If the division director concurs, then the FDA will issue the decision letter to the applicant. Generally, the FDA decision takes 90 to 180 days after the FDA receives the 510(k) application.

Vicor’s Status.    The VITAL trial was initiated in August 2006 and will be conducted by HCRI which is responsible for the overall coordination and monitoring of the trial. The FDA, in pre-IDE (Investigational Device Exemption) meetings, agreed to the final PD2i protocol and study design for the pivotal VITAL study. Target Health, Inc., a full service contract research organization is responsible for developing the electronic case report form to permit the gathering of patient data via the Internet, and will be responsible for preparing and submitting Vicor’s Premarket Notification 510(k).

•	700-900 patients (MADIT-II/SCD-HeFT patient cohort)

•	30-60 Sites

•	Coordinated by the Harvard Clinical Research Institute (HCRI)

•	Co-Directors: Dr. Mark Josephson & Dr. Matt Reynolds

•	Final protocol has been approved by FDA

•	Site selection is underway

•	First patient enrolled in November 2006

•	510(k) Submission anticipated in 2008

Europe.    The Analyzer has not been approved by the European Union. Until Vicor receives a Certificate of Registration, Vicor cannot market or distribute the Analyzer in the European Union.

Obtaining CE Mark Certification.    Vicor is required to receive a CE Mark certification, an international symbol of quality and compliance with applicable European community medical device directives. In particular, Vicor must comply with the Essential Requirements of the Medical Devices Directive, which primarily relate to safety and performance, and to undergo conformity assessment certification by a Notified Body in order to qualify for CE Mark approval.

Vicor’s Status.    As of December 4, 2006, Vicor has not commenced this approval process, however, Vicor plans to begin this process in early 2007.

Marketing Strategy for the Analyzer

After analyzing the United States heart rate variability market (acute care and non-acute care), Vicor’s marketing strategy is to segment the cardiologist market and target technology friendly, early adopters first. Vicor has established an informal relationship with Coastal Leasing, Inc., which Vicor anticipates will provide a seamless, invisible lease arrangement with physician lessees.

The United States market only represents a fraction of the total potential worldwide market for the Analyzer. Vicor anticipates marketing the Analyzer in Europe if Vicor receives CE mark clearance. Vicor has not determined its marketing strategy for Europe.

The Analyzer’s Competition

Non-invasive diagnostic tools for SCD are relatively new in the cardiac diagnostic field, thus the current market competition for this type of product is limited.

The major direct competitor of the Analyzer is Cambridge Heart, Inc. (‘‘Cambridge Heart’’). According to their filings with the SEC, Cambridge Heart has several products, including the Heartwave System, CH 2000 Cardiac Stress Test System, and Micro-V Alternans Sensors. All of their products have received 510(k) clearance from the FDA for sale in the United States. They have also received the CE mark for sale in Europe and have been approved for sale by the Japanese Ministry of Health, Labor and Welfare. Cambridge Heart commenced sales in 2000.

Vicor believes that the Vicor PD2i Cardiac Analyzer has significant and cost effective advantages versus the Cambridge Heart, Inc. CAMB Model CH 2000 Cardiac Diagnostic System. Vicor believes its PD2i Cardiac Analyzer delivers a more accurate prediction of SCD, is substantially less expensive and is a procedure that is more patient friendly.

Key disadvantages of the Cambridge Heart products vs. Vicor Technologies

•	Requires a stress test to capture the T-wave alternans

•	The stress test itself is not without risk; it could induce heart failure

•	The procedure requires costly electrodes which are not reimbursed

•	Most importantly – The procedure cannot be performed on patients:

•	exhibiting ectopic or irregular heartbeats, or

•	taking beta-blockers used to treat Coronary Artery Disease

PD2i Competitive Advantages

•	Avoids risks associated with a cardiac stress test

•	Performed on a resting patient in any environment

•	Can be performed without specialized equipment

•	Costly electrodes are not required

•	PD2i is not derailed by ectopic or irregular heartbeats

•	PD2i is not affected by common cardiac drugs

•	No significant up-front equipment cost to the physician

Manufacturing

Vicor does not manufacture its products and anticipates that it will not manufacture any of its products at any time. Vicor expects its products to be manufactured by unrelated parties.

Drug Discovery Platform (Therapeutic Products)

The mission of Vicor’s drug discovery platform is to focus on the pre-clinical and early clinical development of products for the treatment of an array of human diseases such as cerebral ischemia (stroke), cardiac ischemia, kidney failure, organ transplantation and preservation, hypertension, obesity, and thrombolytic diseases. Vicor anticipates licensing its products to an existing pharmaceutical/biotechnology company either before or after the product is submitted to the FDA’s regulatory process.

Vicor anticipates that its products will use specific naturally occurring peptides and proteins derived from ‘‘state-dependent’’ physiologies. When Vicor refers to state-dependent physiologies Vicor is discussing the naturally occurring process under which certain mammals engage in ‘‘altered physiologic states’’ such as hibernation, REM sleep and pregnancy. During these altered physiologic states, these mammals produce a variety of bioactive molecules. Vicor believes that it is these molecules that lead to the altered physiological states such as blood pressure reduction, loss of appetite and thirst, diminished cancerous cell growth and reproduction, urea recycling and tissue and organ preservation.

Vicor’s initial drug discovery efforts relate to those state-dependent peptides and proteins released during hibernation. Hibernation is a complex grouping of individual physiologies that are spread out over time. Cessation of appetite occurs many weeks before the animal goes into the sleep-like state in which blood pressure and metabolism are reduced. It is the separate and specific individual physiologies that are of interest to Vicor for pharmaceutical development, not the complex event of hibernation itself. It has been demonstrated, for example, that blood-pressure elevations can be reduced to normal in awake non-hibernating animals without inducing all of the other hibernation-related physiologies (e.g., appetite suppression). Vicor believes that similar results can be achieved with other physiologies.

Vicor has developed a strategy, which Vicor believes will enable it to isolate the naturally occurring, state dependent, non-toxic bioactive molecules that are produced during hibernation of certain mammals, such as the Woodchuck. Vicor anticipates using these molecules, as well as its derivatives, to treat major human diseases such as stroke and cardiac ischemia. Since 2003, to conserve cash and to focus on the FDA approval of the Analyzer, Vicor has halted all research related to its drug platform.

Background of Cerebral and Cardiac Ischemia

Stroke.    Stroke is the United States’ third leading cause of death, killing nearly 160,000 Americans every year. Every year approximately 750,000 Americans have a new or recurrent stroke. Strokes currently are classified as either hemorrhagic or ischemic. Acute ischemic stroke refers to strokes caused by thrombosis or embolism and accounts for 80% of all strokes.

Generally, there are three treatment stages for stroke: prevention, therapy immediately after stroke, and post-stroke rehabilitation. Therapies to prevent stroke are based on treating an individual’s underlying risk factors. Acute stroke therapies try to stop a stroke while it is happening. Post-stroke rehabilitation seeks to overcome disabilities that result from stroke damage. Medication or drug therapy is the most common treatment for stroke.

Without prompt medical treatment the larger area of brain cells, called the penumbra, will die. Given the rapid pace of the ischemic cascade, the ‘‘window of opportunity’’ for interventional treatment is about six hours. Beyond this window, reestablishment of blood flow and administration of neuroprotective agents may fail to help and can potentially cause further damage. Within the last decade, researchers have learned exactly why brain cells die during stroke. Most strokes culminate in a core area of cell death (infarction) in which blood flow is so drastically reduced that the cells usually cannot recover. This threshold seems to occur when cerebral blood flow is 20 percent of normal or less. Without neuroprotective agents, nerve cells facing 80 to 100 percent ischemia will be irreversibly damaged within a few minutes. Surrounding the ischemic core is another area of tissue called the ‘‘ischemic penumbra’’ or ‘‘transitional zone’’ in which cerebral blood flow is between 20 and 50 percent of normal. Cells in this area are endangered, but not yet irreversibly damaged.

Heart Attack and Arrhythmic Death.    According to the American Heart Association, heart attack is the number one killer in the U.S., larger than stroke and cancer combined. Heart attack, like stroke, is caused by ischemia (i.e., loss or reduction of blood flow) and it is often associated with fatal cardiac arrhythmias. Approximately 450,000 Americans die suddenly and unexpectedly each year of fatal cardiac arrhythmias. Myocardial ischemia, however, only accounts for about half the arrhythmic deaths. The other victims do not have significant cardiovascular disease or any evidence of severe myocardial ischemia. Animal studies support the separation of ischemic injury from arrhythmic death and demonstrate that specific cerebral systems project neural activities to the heart that are both necessary and sufficient to elicit lethal arrhythmias. Coronary occlusion per se is neither necessary nor sufficient and therefore cannot be the direct cause.

The cause of the lethal arrhythmias appears to result from the same descending neural activity that maintains blood-pressure elevations in hypertension. Furthermore the same brain structure responsible for these disorders utilizes central beta-receptor pathways that collectively appear to be the targets for the combined anti-hypertensive and anti-mortality efficacies of the beta-blocker drugs.

Existing Treatment

Stroke.    The following medications are among those most commonly prescribed for stroke treatment:

Drug Name	Mechanism of Action
Aspirin	Anti-Platelet
Clopidogrel	Anti-Platelet
Dipyridamole	Anti-Platelet
Heparin	Anticoagulant
Ticlopidine	Anti-Platelet
Tissue Plasminogen Activator	Thrombolytic
Warfarin	Anticoagulant

All of the above compounds act in a similar manner. This list demonstrates the need for novel compounds that can act not only as prophylactics but as treatments that can lead to the savings of ischemic tissue. Surgery can be used to prevent stroke, to treat acute stroke, or to repair vascular damage or malformations in and around the brain. Physical therapy is the cornerstone of the rehabilitation process for most stroke patients.

Heart Attack and Arrhythmic Death.    Persons with symptoms of coronary artery disease may be presrcibed medications to control symptoms and, in some cases, slow its progression. These medications include Aspirin or other Anti-Platelet medications, beta-blockers, angiotensin-converting enzyme (ACE) inhibitors, statins, nitrates, and calcium channel blockers. There are also several nonsurgical procedures used to treat coronary artery disease. They are called nonsurgical procedures because the repair is done through a catheter inserted into an artery, and neither a large incision nor general anesthesia are needed. These procedures include angioplasty and atherctomy. Finally, surgical procedures may be used. Most often, coronary artery bypass surgery is performed, but transmyocardial laser revascularization is also used.

Regulatory Approval Process

United States.    Below is an overview of the regulatory approval process in the United States for a new drug:

Preclinical Testing.    The company conducts laboratory and animal studies to show biological activity of the compound against the targeted disease, and the compound is evaluated for safety. These tests take approximately three and one-half years.

Investigational New Drug Application (‘‘IND’’).    After completing preclinical testing, the company files an IND with the FDA to begin to test the drug in people. The IND becomes effective if FDA does not disapprove it within 30 days. The IND shows results of previous experiments, how, where and by whom the new studies will be conducted; the chemical structure of the compound; how it is thought to work in the body; any toxic effects found in the animal studies; and how the compound is manufactured. In addition, the IND must be reviewed and approved by the Institutional Review Board where the studies will be conducted, and progress reports on clinical trials must be submitted at least annually to FDA.

Clinical Trials, Phase I.    These tests take about a year and involve about 20 to 80 normal, healthy volunteers. The tests study a drug’s safety profile, including the safe dosage range. The studies also determine how a drug is absorbed, distributed, metabolized and excreted, and the duration of its action.

Clinical Trials, Phase II.    In this phase, which takes about two years, controlled studies of approximately 100 to 300 volunteer patients (people with the disease proposed to be treated) assess the drug’s effectiveness.

Clinical Trials, Phase III.    This phase lasts about three years and usually involves 1,000 to 3,000 patients in clinics and hospitals. Physicians monitor patients closely to determine efficacy and identify adverse reactions.

New Drug Application (NDA).    Following the completion of all three phases of clinical trials, the company analyzes all of the data and files an NDA with FDA if the data successfully demonstrate safety and effectiveness. The NDA must contain all of the scientific information that the company has gathered. NDAs typically run 100,000 pages or more. By law, the FDA is allowed six months to review an NDA. In almost all cases, the period between the first submission of an NDA and final FDA approval exceeds that limit; the average NDA review time for new molecular entities approved in 1992 was 29.9 months.

Approval.    Once FDA approves the NDA, the new medicine becomes available for physicians to prescribe. The company must continue to submit periodic reports to FDA, including any cases of adverse reactions and appropriate quality-control records. For some medicines, FDA requires additional studies (Phase IV) to evaluate long-term effects.

Vicor’s Status.    As of December 4, 2006, Vicor is still in the pre-clinical testing phase with respect to its drug discovery platform. Vicor has completed a pre-IND meeting with the FDA for the stroke compound under development.

Marketing Strategy for Vicor’s Drug Platform

Vicor has conducted some of its ongoing research relating to the discovery and isolation of Vicor Proprietary Fractions at Mt. Sinai Medical Center in Miami Beach, Florida. In an effort to hold down operating costs and expedite the research and discovery process, Vicor has entered into other contract research and collaboration relationships, including Proteomic Research Services, Inc., Calvert Preclinical Services, Inc., and Target Health. Since 2003, to conserve cash and to focus on the FDA approval of the Analyzer, Vicor has halted all research related to its drug platform.

Through and with the assistance of Vicor’s collaboration partners, Vicor expect to perform pre-clinical research using animal models to obtain proof of concept and pharmacology validation. Furthermore, it is Vicor’s intent to develop a Clinical Development Plan in conjunction with meetings to be held with the FDA in a pre-IND meeting for each drug under development.

After an IND approval is obtained, Vicor can create additional value by completing the Phase I and Phase II trials prior to licensing each compound to pharmaceutical manufacturers. Alternatively, Vicor may license each compound at the time an IND approval is obtained and let the pharmaceutical manufacturers advance the drug through the rigorous clinical trial process.

Vicor expects to pursue a licensing strategy with pharmaceutical manufacturers. Vicor anticipates generating license fees as well as royalties.

Competition for Drug Discovery Platform

Vicor knows of no direct competitors in the hibernation field. Vicor’s computer search of the National Library of Medicine shows twenty-five articles published within the past ten years that contain the key words ‘‘hibernation’’ and ‘‘enkephalin.’’ The latter search word was selected because, in the 1970s, when enkephalin was a much studied molecule, there were two scientific publications that suggested hibernation might be produced by this molecule, and since that time most of the neurochemical reports have dealt with elevations of enkephalin during hibernation. None of these studies, however, has yet indicated a direct evocation of any of the individual hibernation physiologies in non-hibernating species. This line of work constitutes what is commonly called ‘‘a false lead,’’ for it is now clear that although enkephalin concentrations in the brain are elevated during hibernation, enkephalin itself does not actually evoke hibernation.

Overall, if Vicor’s drug candidates receive approval from the FDA, Vicor expects its drugs to have significant advantages over existing drug therapy, since conventional drug therapy is comprised of compounds obtained from non-mammalian sources that are typically toxic and cause unwanted side effects.

Manufacturing

Vicor anticipates that it will not manufacture any of its drugs. Vicor anticipates that the pharmaceutical company that licenses its drugs will manufacture the drugs.

Intellectual Property

Vicor pursues and maintains intellectual property rights in the United States and worldwide. Vicor relies on a combination of patents, trademarks, trade secrets, know-how and nondisclosure agreements to protect its intellectual property and proprietary rights.

Patent and Proprietary Rights

As of December 4, 2006, Vicor owns three issued United States patents and three United States pending patent applications. Vicor’s issued patents expire in 2016. In addition, Vicor currently has 31 foreign pending patent applications. Vicor has filed patents with Australia, Brazil, Canada, China (Peoples Republic), European Patent Office, Hong Kong, India, Israel, Japan, Malaysia, Mexico, New Zealand, South Africa, South Korea, Taiwan, and Thailand. Vicor has also filed patents pursuant to the Eurasian Patent Convention and the Patent Cooperation Treaty.

The following U.S. patents have been issued to Vicor or are in prosecution related to its technology:

1.	PD2i Electrophysiological Analyzer. United States number 5,709,214. Patent issued January 20, 1998.

2.	PD2i Electrophysiological Analyzer. United States number 5,720,294. Patent issued February 24, 1998.

3.	Improved Method and System for Detecting and/or Predicting Biological Anomalies. United States number 7,076,288. Patent issued July 11, 2006.

4.	Use of PD2i Algorithm to Predict and/or Diagnose Cerebral Disorders. Patent applied for March 3, 2003. #60/445,495.

5.	Knowledge Determination System. Patent applied for January 14, 2005. #11/332,066.

6.	PD2i Cardiac Analyzer V2.0. Patent applied for August 31, 2006. #60/824,170

Vicor anticipates that its issued patent for the PD2i Cardiac Analyzer, relating to the detection of biological anomalies, and which extends the life of its existing issued patents, will also restrict the collection of Electrocardiograph (ECG) data for use with the PD2i Analyzer to Vicor. This is another major part of its intellectual property.

Vicor has filed a patent covering the development of the Automated Software VERSION 2.0, which it believes will extend the life of issued patents.

Trademarks

Vicor pursues and maintains trademark protection in the United States and worldwide. As of December 4, 2006, Vicor owns one United States registered trademark. Vicor owns the trademark for PD2i in the United States. This is the trademark which will designate the products which are anticipated to be sold by NMI related to the heart detection devices.

Research and Development

Vicor’s research and development expenses for 2004 and 2005 were approximately $969,000 and $584,000, respectively. These research and development expenses include, but were not limited to, salary and fringe benefit costs for employees who were engaged in research, development, clinical and regulatory activities. In addition, all clinical trial costs, clinical and regulatory consulting and contract manufacturing costs are included. Chemicals, laboratory supplies and sponsored research activities are also included.

Employees

As of December 4, 2006, Vicor employed seven individuals, and engaged the services of several consultants. Of Vicor’s employees, four are engaged in executive, administrative, business development and intellectual property functions, and four are engaged in research and development and clinical/regulatory activities. Vicor anticipates that Vicor will need to recruit additional personnel to manage Vicor’s expanded research, product and clinical development programs and to pursue Vicor’s business strategy.

Vicor is a party to employment agreements with its Chief Executive Officer, David Fater, and all of its scientists, the terms of which expire at various times in 2009, except for Mr. Fater’s. Under Mr. Fater’s employment agreement, on June 1 of each year the term of his employment agreement is automatically extended for an additional one-year period, which means that the agreement will always have a three-year term. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses which are payable at the discretion of the Board of Directors. Certain salary amounts due to them were deferred. Deferred salaries under these agreements amounted to $371,000 and $346,000 at December 31, 2004 and 2005, respectively and have been included in the accompanying consolidated balance sheet under due to related parties.

Properties

Vicor has two physical facilities available for its operations: a corporate office in Boca Raton, Florida, and a scientific office and computational laboratory in Bangor, Pennsylvania.

Corporate Headquarters

Vicor’s corporate office is staffed by seven people devoted to corporate development, management and operations.

Headquarters for Scientific Operations

Vicor’s scientific operations are headquartered and its non-biological science research is conducted in a 1,500 square foot laboratory for computational studies located in Bangor, Pennsylvania. Data analysis and computer simulations of molecules are carried out at this facility.

Legal Proceedings

Vicor is currently not a party to any legal proceedings.

Involvement In Certain Legal Proceedings

Cambridge Asset Partners (the trustees of which were Michael J. Farnell and James P. Farnell, who are collectively referred to as the ‘‘Farnells’’) initially received 2,000,000 shares of Vicor’s common stock in connection with Vicor’s founding. In addition, Vicor entered into a Management Services Agreement with Cambridge Asset Partners with an initial term extending through August 2005. Under the terms of the Management Services Agreement, which provided for, among other things, the annual issuance to Cambridge Asset Partners of warrants to purchase 400,000 shares of Vicor’s common stock. James P. Farnell also served as an initial director of Vicor. Pursuant to Rule 405 promulgated under the Securities Act, Michael J. Farnell and James P. Farnell each may be deemed to have been a ‘‘promoter’’ of Vicor.

One-half of the shares and warrants held by Cambridge Asset Partners were subsequently transferred to Algiz Management Group, a trust with Michael J. Farnell as one of its managing trustees, and the other half of the shares and warrants were transferred to Carnegie Management Group, a trust with James P. Farnell as one of its managing trustees.

Based on the public records, on September 11, 2003, the SEC initiated actions against the Farnells for violating the federal securities laws through their sales of securities by Vector Medical Technologies, Inc. Vector Medical Technologies, Inc., is not affiliated with Vicor. A description of the complaint is contained in SEC Litigation Release No. 18348, dated September 12, 2003.

Neither Michael J. Farnell nor James P. Farnell admitted or denied the allegations. The settlement order for Michael J. Farnell is contained in SEC Exchange Act Release No. 49808, dated June 4, 2004. The settlement order for James P. Farnell is contained in SEC Exchange Release No. 49734, dated May 19, 2004.

On September 16, 2003, at Vicor’s request, James P. Farnell submitted his resignation as director. Vicor terminated the Management Services Agreement on January 31, 2004. In 2004 and 2005, at Vicor’s request, Algiz Management Group and Carnegie Management Group each gave irrevocable proxies over all shares of Vicor’s common stock for which the trusts had voting power to David H. Fater and Jerry M. Anchin, Ph.D., both directors of Vicor. In May 2006, at Vicor’s request, both Algiz Management Group and Carnegie Management Group sold in privately negotiated sales all of the shares of Vicor’s common stock and warrants for which the trusts had investment power. To Vicor’s knowledge, the purchasers of such shares are unaffiliated with the Farnells. To facilitate these sales, Vicor granted certain of these purchasers piggyback registration rights covering an aggregate of 441,528 shares of common stock and the warrants.

Vicor has no on-going relationship with the Farnells.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

SRKP’S PLAN OF OPERATION

Plan of Operation

SRKP has not realized any revenues from operations since inception on May 24, 2005. SRKP can provide no assurance that it can continue to satisfy its cash requirements for at least the next 12 months. SRKP entered into the Merger agreement with Vicor on July 28, 2006, as amended on December 6, 2006. There can be no assurance that SRKP and Vicor will successfully conclude this transaction.

Results of Operations

SRKP has not conducted any active operations since inception, except for its efforts to locate suitable acquisition or merger transactions. No revenue has been generated by SRKP during the period since its inception. It is unlikely SRKP will have any revenues unless it is able to complete an acquisition of, or merger with, an operating company, of which there can be no assurance.

SRKP incurred a net loss of $6,446 for the nine months ended September 30, 2006 and $39,400 for the period from May 24, 2005 (inception) to September 30, 2006. Management believes these circumstances may hinder SRKP’s ability to continue as a going concern.

Liquidity and Capital Resources

As of September 30, 2006, SRKP had assets consisting of $2,850 in cash. This compares with assets of $4,546 in cash as of December 31, 2005.

Off-Balance Sheet Arrangements

SRKP has not entered into any transaction, agreement or other contractual arrangement with an unconsolidated entity under which it has:

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit;

•	liquidity or market risk support to such entity for such assets;

•	an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or

•	an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, SRKP where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging, or research and development services with SRKP.

VICOR’S PLAN OF OPERATION

Plan of Operation

As a development-stage enterprise, Vicor has no revenues and cannot expect revenues in the foreseeable future until FDA or CE Mark clearance is obtained for one or more of its products for which approval is being sought. Vicor has obtained Phase I and II Small Business Innovation Research (‘‘SBIR’’) Grants in 2003-2005 amounting to a total of $850,000. The funds were utilized to develop software for the PD2i Cardiac Analyzer (the ‘‘Analyzer’’) ($100,000) and to conduct a study of 700 patients with chest pain presenting at emergency rooms in six tertiary care facilities. The aim of the grant was to test and establish ‘‘good medical practice’’ through wide experimental use of the Analyzer at different emergency room sites with high risk patients. Follow-up for these patients will be completed in late 2006 or early 2007 depending on enrollment dates. Vicor has treated the funds received for this grant as revenues in its consolidated financial statements.

At December 31, 2005 and September 30, 2006, Vicor’s cash balance was $358,000 and $555,000, respectively. From January 1, 2006 to September 30, 2006, Vicor sold approximately $1.7 million of the 12% Convertible Bridge Promissory Notes and $529,000 of the 12% Convertible Promissory Notes. This will provide Vicor sufficient funds through February 2007. Vicor’s Plan of Operations consists of:

1.	Commencing Vicor’s pivotal clinical trial to obtain FDA clearance for the Analyzer which occurred in August 2006 with expenditures of $247,000. The VITAL Trial will provide the data for Vicor’s 510(k) to be submitted to the FDA upon its completion. When the VITAL Trial is fully initiated, Vicor will have expended approximately $1,000,000 for the costs and expenses involved in initiating the VITAL Trial and incur ongoing payments of approximately $100,000 per month.

2.	Raising $900,000 through the private placement of 12% Convertible Promissory Notes through WestPark Capital, Inc.

3.	Raising additional capital of $3,000,000 to $5,000,000 through the private placement of debt or equity securities to provide sufficient funds for the continuation of the VITAL Trial and working capital. Vicor believes this amount of capital should provide it with funds that would carry it through a twelve-month operating period.

4.	A ‘‘going-public’’ transaction through a reverse merger into SRKP.

5.	The sale of approximately $12,000,000-$15,000,000 of common stock through a registered equity offering to be underwritten by Capital Growth Financial, LLC. which should provide sufficient funding for Vicor to complete the VITAL Trial and seek 510(k) clearance from the FDA in 2008.

6.	Seek CE Mark clearance in Europe so that marketing can commence in 2007 which will permit the generation of revenue in advance of United States revenue generation.

7.	Maintain Vicor’s selling, general and administrative expenses at approximately $125,000-$150,000 per month adjusted for the increased costs associated with becoming a publicly traded company.

8.	Conduct the pilot study already underway with Albany Medical Center for the use of the PD2i Cardiac Analyzer for the early detection of Alzheimer’s Disease. This study should cost less than $50,000.

However, Vicor may not be successful in raising additional capital. Further, Vicor, assuming that it raises additional funds, may be unable to achieve profitability or positive cash flow. If Vicor is not able to timely and successfully raise additional capital and/or achieve profitability or positive cash flow, its operating business, financial condition, cash flows and results of operations may be materially and adversely affected.

Critical Accounting Policies

The following are deemed to be the most significant accounting policies affecting Vicor and its results of operations:

Research and Development Costs

Research and development expenditures, including payments to collaborative research partners, research and development costs (which are comprised of costs incurred in performing research and development activities including wages and associated employee benefits, facilities and overhead costs) are expensed as incurred.

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology, are stated at cost and amortized on a straight-line basis over their economic estimated useful life. Costs and expenses incurred in creating intellectual property are expensed as incurred. The cost of purchased intellectual property is capitalized. Software development costs are expensed as incurred.

Revenue Recognition

As a development-stage enterprise, Vicor has no revenues and cannot expect revenues in the foreseeable future until FDA or CE Mark clearance is obtained for one or more of its products for which approval is being sought. At that time, Vicor expects to recognize revenues as services and product are sold and shipped or delivered. Vicor has obtained Phase I and II Small Business Innovation Research (‘‘SBIR’’) Grants in 2003-2006 amounting to a total of $850,000. Vicor has treated the funds received for this Grant as revenues in its consolidated financial statements and recorded costs when incurred to perform such research and development activities.

Accounting for Stock-Based Compensation

Vicor has recorded equity-based compensation expense for employees and non-employees in accordance with the fair-value provisions of SFAS 123R, principally the result of granting stock options and warrants to employees with an exercise price below the fair value of the shares on the date of grant.

Results of Operations

The following table sets forth the amounts of expenses and percentages of total represented by certain items reflected in Vicor’s consolidated statements of operations for each of the two years ended December 31, 2004 and 2005 and the nine months ended September 30, 2005 and 2006.

	Years Ended December 31,				Nine Months ended September 30,
	2004		2005		2005		2006
	$	%	$	%	$	%	$
Research grants	496,000	12.8%	214,000	4.8%	209,000	6.2%	14,000
Costs and expenses:
Research and development	1,608,000	41.6%	1,765,000	39.9%	1,153,000	34.4%	782,000
Selling, general & administrative	1,963,000	50.7%	2,532,000	57.2%	2,110,000	62.9%	1,415,000
Depreciation and amortization	57,000	1.5%	51,000	1.2%	40,000	1.2%	99,000
Interest expense	240,000	6.2%	78,000	1.8%	51,000	1.5%	295,000
	3,868,000	100.0%	4,426,000	100.0%	3,354,000	100.0%	2,591,000
Loss before income taxes	(3,372,000)	(87.2)%	(4,212,000)	(95.2)%	(3,145,000)	(93.8)%	(2,577,000)
Income taxes	—		—		—		—
Net loss	(3,372,000)	(87.2)%	(4,212,000)	(95.2)%	(3,145,000)	(93.8)%	(2,577,000)
Dividend related to Series A preferred Stock	(39,000)	(1.0)%	(43,000)	(1.0)%	(31,000)	(0.9)%	(35,000)
Net loss applicable to common stock	$(3,411,000)	(88.2)%	$(4,255,000)	(96.1)%	$(3,176,000)	(94.7)%	$(2,612,000)

2005 Compared to 2004

Research and Development

For the year ended December 31 2005, research and development costs amounted to $1,765,000, or 39.9% of total expenses, compared to $1,608,000, or 41.6% of total expenses, for the year ended December 31, 2004. During 2005, Vicor incurred $189,000 of costs related to the performance of the SBIR Grant study which will extend into 2006. The balance of research and development costs in 2005 related to salaries and overhead, including $1,181,000 of equity based compensation.

Vicor did not incur any costs in 2005 preparing for the VITAL trial of the PD2i Cardiac Analyzer (compared to approximately $100,000 incurred in 2004). The results of the VITAL Trial will serve as the basis for Vicor’s 510(k) filing with the FDA upon completion of the trial. The VITAL Trial is expected to cost in excess of $3,600,000 of which approximately $315,000 will be incurred in 2006 with the remainder to be incurred in 2007 and 2008.

During 2004, Vicor incurred $600,000 of costs related to the performance of the SBIR Grant study which will extend into 2005 and 2006. Additionally, Vicor incurred approximately $100,000 of costs preparing for the VITAL trial of the PD2i Cardiac Analyzer. The balance of research and development costs in 2004 related to salaries and overhead, including $639,000 of equity based compensation.

Selling, General and Administrative

For the year ended December 31, 2005, selling, general and administrative costs amounted to $2,532,000, or 57.2% of total expenses, compared to $1,963,000, or 50.7% of total expenses, for the year ended December 31, 2004.

For the year ended December 31, 2005 the $569,000 increase in total selling, general and administrative costs was principally related to (a) increases in salary costs reflecting a full year’s compensation for the three principal executives who voluntarily had suspended 50% of their pay for six months in 2004, (b) an increase in costs and expenses of $125,000 related to capital-raising efforts in 2005, (c) international patent filings related to the drug discovery platform estate for which Vicor incurred costs of $66,000 and (d) an increase in equity based compensation of $263,000 from $599,000 in 2004 to $862,000 in 2005.

Interest Expense

For the year ended December 31, 2005, interest costs amounted to $78,000, or 1.8% of total expenses, compared to $240,000, or 6.2% of total expenses, for the year ended December 31, 2004. In connection with the sale of $610,000 of 10% Convertible Promissory Notes in 2004, Vicor incurred $39,000 of interest expense plus $201,000 of additional non-cash interest expense relating to a beneficial conversion feature contained in the Notes. For the year ended December 31, 2005, Vicor incurred $61,000 of regular interest on the 10% promissory notes as well as $17,000 of non-cash interest expense relating to warrants issued with the extension of the 10% promissory notes in 2005.

While Vicor’s basic expenditures (excluding the costs of the Vital trial) are expected to approximate $125,000 – 150,000 per month, Vicor anticipates that its selling, general and administrative costs may increase further in the event that it is successful in completing the merger.

Equity-Based Compensation

Equity-based compensation historically has consisted of non-cash compensation expense related to the granting of stock options and warrants to employees, consultants and certain vendors with exercise prices below fair market value. For the year ended December 31 2005, equity-based compensation in total amounted to $2,043,000, compared to $1,238,000 for the year ended December 31, 2004.

The increase in 2005 was principally the result of (a) issuance of stock options and warrants early in 2005 to employees based on the recommendations of the Compensation Committee of the board of directors, (b) the addition of Scientific Advisory Board members (who receive stock-based compensation), (c) the issuance of warrants in connection with the extension of the term of the 10% Convertible Promissory Notes and (d) the issuance of certain warrants to Vicor’s Placement Agent in connection with its capital raising efforts.

Nine months ended September 30, 2006 compared to 2005

Research and Development

For the nine months ended September 30, 2006, research and development costs amounted to $782,000, or 30.2% of total expenses, compared to $1,153,000, or 34.4% of total expenses, for the nine months ended September 30, 2005.

The decrease in 2006 was primarily attributable to the equity-based compensation of $ 180,000 for the nine months ended September 30, 2006 as compared to $672,000 for the period ended September 30, 2005. In the nine months ended September 30, 2005, Vicor incurred approximately $150,000 in research and development expenses in connection with the SBIR-NIH study. No such expenses were incurred in 2006. In addition Vicor incurred $315,000 in expenses associated with the Vital Trial in 2006. No such expenses were incurred in 2005.

Selling, General and Administrative

For the nine months ended September 30, 2006, selling, general and administrative costs amounted to $1,415,000, or 54.6% of total expenses, compared to $2,110,000, or 62.9% of total expenses, for the nine months ended September 30, 2005. The decrease in 2006 was primarily attributable to the equity based compensation of $199,000 for the nine months ended September 30, 2006 as compared to $835,000 for the period ended September 30, 2005.

Equity-Based Compensation

For the nine months ended September 30, 2006, equity-based compensation amounted to $379,000, compared to $1,541,000, for the nine months ended September 30, 2005.

The significant decrease in 2006 was attributable to the early 2005 issuance of stock options and warrants to employees based on the recommendations of the Compensation Committee of the board of directors and the addition of Scientific Advisory Board members (who receive stock-based compensation), all of which did not occur in 2006.

The only significant changes in the consolidated balance sheet in 2005 related to the increase in Additional Paid In Capital resulting from the equity based compensation expense discussed above and the sale of 664,651 shares of common stock in a private placement for net proceeds of $2,167,000.

In the nine months ended September 30, 2006, the significant changes to Vicor’s balance sheet were: (a) the addition of $2,218,000 of 12% Notes as part of its capital raising plans discussed below and (b) the exercise of certain warrants to purchase stock in exchange for fully-secured, interest-bearing Notes Receivable (See Note 6 to the consolidated financial statements).

Liquidity and Capital Resources

Vicor has reported a net loss of $2,612,000 and negative cash flow from operating activities of $2,010,000 for the nine months ended September 30, 2006. The net loss from date of inception, August 4, 2000 to September 30, 2006 amounted to $30,677,000.

Vicor has financed its operations since inception primarily through equity and debt financing. During the nine months ended September 30, 2006, Vicor had a net increase in cash and cash equivalents of $197,000. This increase resulted from net cash provided by financing activities of $2,218,000, substantially all of which was derived from a private placement offering of convertible promissory notes. The increase in cash provided by financing activities was reduced by net cash used in operating activities of $2,010,000 and net cash used in investing activities of $11,000 for the nine months ended September 30, 2006. Total cash resources as of September 30, 2006 were $555,000 compared to $358,000 at December 31, 2005. The net cash used in operating activities includes a net loss of $2,577,000 adjusted for non-cash items of approximately $374,000, an increase in accounts payable and accrued expenses of approximately $376,000, and an increase in prepaid expenses and other assets of approximately $167,000. The major non-cash items were: equity-based compensation of $275,000 and depreciation and amortization of $99,000. The increase in prepaid expenses and other assets resulted from an increase in deferred offering costs of $85,000, deferred merger costs of $57,000, and debt discounts of $66,000.

Management believes that Vicor will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the sale or licensing of its products to sustain its operations until it can achieve profitability and positive cash flows from operating activities, if ever.

Vicor’s continued operations will depend on whether it is able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that Vicor does obtain will be sufficient to meet Vicor’s needs in the long term.

Going Concern

Vicor has prepared its financial statements for the year ended December 31, 2005 and for the nine months ended September 30, 2006 on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Vicor incurred a net loss of $4,212,000 for the year ended December 31, 2005 and had an accumulated deficit of $28,065,000 at December 31, 2005. For the nine months ended September 30, 2006, Vicor incurred a net loss of $2,577,000 and had an accumulated deficit of $30,677,000. Vicor expects to incur substantial expenditures to further the commercial development of its products. Vicor’s working capital at September 30, 2006 will not be sufficient to meet such objectives. These conditions raise substantial doubt about Vicor’s ability to continue as a going concern. Management recognizes that Vicor must generate additional resources to successfully commercialize its products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and resources to support the further development of Vicor’s products as well as other business transactions to assure continuation of Vicor’s development and operations.

Vicor has raised approximately $11,200,000 since its inception in 2000 in a series of Private Placements of its common stock to accredited investors, principally physicians. In addition, in 2003, Vicor sold $500,000 of Series A Convertible Preferred Stock to a private venture fund. For additional capital, Vicor sold $610,000 of 10% Convertible Promissory Notes to certain stockholders in 2004 and $2,218,000 of 12% Convertible Notes in the nine months ended September 30, 2006.

Vicor projects that its research expenditures for the years 2006-2008 will exceed $5,000,000, a substantial portion of which ($3,600,000) will be for the VITAL trial to be conducted at the Harvard Clinical Research Institute which will serve as the basis for Vicor’s 510(k) by which Vicor expects to obtain FDA clearance for the Analyzer. Such clearance will allow Vicor to commence marketing and generate revenues. Additionally, Vicor expects to conduct other research related to the PD2i Analyzer as well as the drug discovery platform and will incur selling, general and administrative expenses in connection with day-to-day operations and the prosecution of its patent portfolio.

Holders of Vicor’s Series A Convertible Cumulative Preferred Stock will be entitled to cumulative cash dividends at an annual rate of 8% ($0.51 per share). Dividends will accrue and compound annually until paid in full, or, at the option of the Holders, converted into additional Preferred Stock.

At September 30, 2006, Vicor has a working capital deficiency of $3,516,000 and $555,000 in cash and cash equivalents. Vicor’s working capital is not sufficient to meet its objectives. Management recognizes that Vicor must generate additional resources to successfully commercialize its products. Management plans include the sale of additional equity and debt securities. Vicor’s financing strategy includes:

1.	A ‘‘going-public’’ transaction through a reverse merger into a public shell company. A merger agreement with the shell company (SRKP) was signed on July 28, 2006, and amended on December 6, 2006. The principal terms of the merger agreement provide for Vicor Stockholders to receive two shares of SRKP common stock for every share of stock owned as of the effective time and after consummation of the merger own approximately of the common shares of New Vicor. Additionally it is anticipated that holders of warrants and options to purchase Vicor common stock will be offered the opportunity to participate in a cashless exercise of the warrants and options resulting in them receiving shares of common stock in exchange for the warrants and options.

2.	Raising additional capital of $3,000,000 to $5,000,000 through the private placement of debt or equity securities to provide sufficient funds for the continuation of the VITAL trial and working capital. Vicor believes this amount of capital should provide it with funds that would carry it through a twelve-month operating period.

3.	The sale of approximately $12,000,000-$15,000,000 of common stock through a registered equity offering to be underwritten by Capital Growth Financial, LLC. which should provide sufficient funding for Vicor to complete the VITAL Trial and seek 510(k) clearance from the FDA in 2008.

However, Vicor may be unsuccessful in raising additional capital. Further, Vicor, assuming that it raises additional funds, may not achieve profitability or positive cash flow. If Vicor is not able to timely and successfully raise additional capital and/or achieve profitability or positive cash flow, its operating business, financial condition, cash flows and results of operations may be materially and adversely affected.

Off-Balance Sheet Arrangements

Vicor has not entered into any transaction, agreement or other contractual arrangement with an unconsolidated entity under which it has:

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit;

•	liquidity or market risk support to such entity for such assets;

•	an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or

•	an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, Vicor where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging, or research and development services with Vicor.

TRANSFER RESTRICTIONS

The effectiveness of the merger and SRKP’s obligation to consummate the merger will be subject, among other requirements, to 95% of Vicor’s stockholders agreeing to refrain from transferring, selling or assigning their shares of Vicor’s common stock for a period of at least one year after the effective time of the merger without the written consent of WestPark Capital, Inc. The merger may not occur if this 95% requirement for the agreement to this lockup is not met. SRKP may elect, in its discretion, to waive or reduce this 95% ‘‘lock up’’ agreement requirement and proceed with the merger. In any case, prospective investors should not base their investment decision on the expectation that any specific ‘‘lock up’’ agreement percentage will or will not be achieved or enforced.

SRKP’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of New Vicor common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Vicor prior to the merger.

DESCRIPTION OF SRKP CAPITAL STOCK

The following discussion regarding the description of SRKP’s common stock assumes that Vicor’s stockholders approve the merger. Immediately upon the effective time of the merger, SRKP will approve and adopt Vicor’s existing Certificate of Incorporation and Bylaws.

General

SRKP’s authorized capital consists of 15,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of December 4, 2006, SRKP had 2,700,000 shares of Common Stock issued and outstanding and no shares of Series A Convertible Cumulative Preferred Stock issued and outstanding. The outstanding shares of SRKP’s common stock and preferred stock are fully paid and non-assessable. As of December 4, 2006, there were no shares subject to issuance upon the exercise of options and warrants.

Common Stock

The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of SRKP’s assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of SRKP’s affairs, subject to the preferential rights of any holders of Preferred Stock; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share in person or by proxy on all matters on which stockholders may vote at all meetings of stockholders.

All outstanding shares of common stock are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding common stock, voting at an election of directors, can elect all of the directors if they so choose and, in such event, the holders of the remaining common stock will not be able to elect any of the directors. SRKP has a classified board of directors structure.

Vicor’s Certificate of Incorporation and Bylaws, which SRKP will approve and adopt as of the effective time of the merger, imposes substantial restrictions on the rights of New Vicor stockholders. Below is a summary of some of the most important provisions of these documents. You and your advisors are strongly urged to obtain copies of these documents (which will be provided to you upon request) and review them carefully. Some of the most important components of the Certificate of Incorporation are as follows:

1.	Authorization of ‘‘Blank Check’’ Preferred Stock. This enables SRKP’s board to issue preferred stock to any third party with any rights, preferences or powers as SRKP’s board may determine. SRKP’s board will be able to do this in its discretion, and will not obtain stockholder approval for the issuance of any such preferred stock or the rights, preferences or powers that such preferred stock holds.

2.	Classified Board of Directors. SRKP’s directors are classified as Class I, Class II or Class III. Each year, only one class of directors’ term expires. The effect of this board structure is that directors will have staggered terms so that not all of them come up for reelection at the same time. This is a traditional anti-takeover measure because it makes it more difficult for a stockholder or group of stockholders to radically change the character or composition of the board at any one time. Directors may only be removed by a vote of the holders of two-thirds ( 2/3) of the then outstanding voting common stock.

3.	Indemnification and Limits on a Director’s Liability. The Certificate of Incorporation limits the personal liability of SRKP’s board members for breaches of fiduciary duty. It also limits the ability of SRKP’s stockholders to repeal or revise this situation so that any such repeal or revision will only affect SRKP’s board members on a going forward basis, and will not be retroactive.

4.	Power to Amend SRKP’s Bylaws. The board is given the power to amend SRKP’s bylaws generally. The stockholders may only amend SRKP’s bylaws with the affirmative vote of the holders of at least two thirds ( 2/3) of the then outstanding voting common stock.

5.	Two Thirds ( 2/3) Vote Required to Call Special Stockholders Meeting. An Annual Meeting of SRKP’s stockholders may be called by the board at any time, but SRKP’s stockholders may only call such an Annual Meeting with the affirmative vote of the holders of at least two thirds ( 2/3) of the then outstanding voting common stock. This may restrict the ability of SRKP’s stockholders to call such a meeting.

6.	Two Thirds ( 2/3) Vote Required to Amend Certificate of Incorporation. The affirmative vote of the holders of at least two thirds ( 2/3) of SRKP’s then outstanding voting common stock will be required to amend or revise SRKP’s Certificate of Incorporation.

Some of the most important components of SRKP’s Bylaws are as follows:

1.	Two Thirds ( 2/3) Vote Required to Call Special Stockholders Meeting. This has the same effect as discussed above for the Revised Certificate of Incorporation.

2.	Notice of Stockholder Proposals. Section 7 of Article I contains some important restrictions and required procedures associated with proposals to be brought by SRKP’s stockholders at stockholders’ meetings.

3.	Classified Board of Directors. This has the same effect as discussed above for the Certificate of Incorporation.

4.	Nomination of Directors. This Section contains some important restrictions and required procedures associated with the nomination of candidates for SRKP’s board by the stockholders.

5.	Indemnification. Article VII requires SRKP to provide broad indemnification to SRKP’s directors, officers, employees and others in many circumstances. This means that SRKP will be required to make payments to these persons to cover their losses and expenses incurred while serving SRKP, including legal fees.

6.	Amendment of the Bylaws Requires a Two Thirds ( 2/3) Vote. SRKP’s stockholders may only amend the Bylaws with the affirmative vote of the holders of at least two thirds ( 2/3) of the then outstanding voting common stock.

Transfer Agent and Registrar

Corporate Stock Transfer will be appointed the transfer agent and registrar for New Vicor common stock.

COMPARISON OF RIGHTS OF HOLDERS OF NEW VICOR COMMON STOCK
AND VICOR COMMON STOCK

Upon completion of the merger, the stockholders of Vicor will become stockholders of New Vicor. SRKP will approve and adopt Vicor’s Certificate of Incorporation and Bylaws as of the effective time of the merger. Both SRKP and Vicor are incorporated in the State of Delaware. Therefore, there will be no differences between shares of New Vicor common stock and shares of Vicor common stock that could materially affect the rights of Vicor’s stockholders.

MANAGEMENT FOLLOWING THE MERGER

Directors and Executive Officers After the Merger

The directors of New Vicor after the merger will be:

Class I Directors	Class II Directors	Class III Directors
David H. Fater	Jerry M. Anchin, Ph.D.	Edward Wiesmeier, M.D.
James E. Skinner, Ph.D.

The executive officers of New Vicor after the merger will be:

Name	Age	Position
David H. Fater	59	President and Chief Executive and Financial Officer and Director
James E. Skinner, Ph.D.	63	VP, Director of Research & Development and Director
Jerry T. Anchin, Ph.D.	47	VP and Associate Director of Scientific Research and Director
Daniel N. Weiss, M.D., F.A.C.C.	45	Chief Medical Officer

The following section sets forth certain information regarding each of the persons who, after the consummation of the merger, will be a director or executive officer of New Vicor. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

CLASS I DIRECTORS:
(Term Expired in 2005)

David H. Fater, 59, joined us as President, Chief Executive and Financial Officer, and Director in June 2002. Since January 1993 through the present, Mr. Fater was the Founder and has been the Chief Executive Officer of ALDA & Associates International, Inc., a business and financial consulting firm specializing in healthcare and life sciences. Prior to his founding of ALDA, Mr. Fater served as a senior executive with three public health care companies including two in which he led the Initial Public Offering process (BMJ Medical Management, Inc. and Community Care of America) and one which he led to a NYSE listing and a $1 billion market capitalization (Coastal Physician Group, Inc.). Mr. Fater was employed by Coastal Physician Group from January 1993 to June 1995; Community Care of America from July 1995 to December 1996; and BMJ Medical from January 1997 to July 1999. From June 2000 through July 2001, Mr. Fater was the Chief Financial Officer of Vector Medical Technologies, Inc. Prior to his corporate experience, Mr. Fater was a key international business advisor to senior management and Boards of Directors as a Senior International Partner during a 24-year career with Ernst & Young from January 1969 to December 1992. He also has extensive experience with numerous mergers and acquisition transactions. He holds a B.S. in Accounting from the University of North Carolina. He is a Certified Public Accountant in Georgia, Illinois, North Carolina and New York.

James E. Skinner, Ph.D., 63, has been our Vice President, Director of Research and Development and a Director since August 2000. Dr. Skinner was our President from August 2000 through July 2002. Dr. Skinner has experience both as a scientist and manager of large research and development projects. From December 1969 to February 1993, Dr. Skinner was a Professor at Baylor College of Medicine in Houston, where he was the recipient of many research grants from the National Institutes of Health. During his tenure at Baylor College of Medicine, he was the Principal Investigator of a Program Project Grant that operated five laboratories and three core facilities. From March 1993 to July 1997, Dr. Skinner was the Associate Director of the Totts Gap Medical Research Laboratories, Inc. In August 1997, he founded the Delaware Water Gap Science Institute, a non-profit medical research organization devoted to the development of medical devices and pharmaceuticals, and has served as its Director since its inception. Dr. Skinner is a graduate of Pomona College and received his Ph.D. from the University of California at Los Angeles.

CLASS II DIRECTOR:
(Term Expiring in 2006)

Jerry M. Anchin, Ph.D., 47, has been Vicor’s Vice President and Associate Director of Scientific Research since October 2000 and a Director since September 2003. Dr. Anchin has extensive experience in the biotechnology business sector. He has been actively involved in the fields of immunology, molecular biology, drug discovery and protein chemistry since 1978. Dr. Anchin worked in biotechnology at International Immunoassay Labs from September 1981 to July 1988 as Head of Assay Development and manufacturing, where he was instrumental in designing a novel assay for the detection of the protein creatine kinase that is released as a result of acute myocardial infarction. He received two patents for his work in this area. Dr. Anchin then worked for Immuno Pharmaceuticals from August 1993 to February 1996 and Prism Pharmaceuticals from February 1996 to June 1998. Dr. Anchin was employed by Ciblex Pharmaceuticals from June 1998 through August 2000, where he became group leader of the drug discovery program, which led to the discovery of novel small molecules that will be entering clinical trials for the prevention of asthma. He has been granted five patents in the field of immunoassay and drug discovery and has four patents pending. Dr. Anchin holds a B.A. in Cell Biology from University of California at Santa Barbara and received his Ph.D. in Immunology from Texas A&M University.

CLASS III DIRECTOR:
(Term Expiring in 2007)

Edward Wiesmeier, M.D., 67, has been a member of Vicor’s board of directors since October 2004. Since 1989, Dr. Wiesmeier has been a Clinical Professor of Obstetrics and Gynecology and Assistant Vice Chancellor at the UCLA School of Medicine. He serves as Chairman of Vicor’s Scientific Advisory Board.

NONDIRECTOR EXECUTIVE OFFICER

Daniel N. Weiss, M.D. F.A.C.C., 45, joined Vicor as its Chief Medical Officer in April 2004. Dr. Weiss has extensive experience as a practicing cardiologist and electrophysiologist. He has been a partner in Florida Arrhythmia Consultants and a Director of the Jim Moran Heart and Vascular Center since 1994. He is also a consultant to Fortune 500 Medical Device companies including Medtronics, St. Jude Medical and Guidant. He has been a clinical investigator in the MADIT II (MultiCenter Automatic Defibrillator Implantation Trial) and SCDHeFT (Sudden Cardiac Death Heart Failure Trial) clinical trials. He is a cum laude graduate of Princeton University with a BSE in Electrical Engineering and Computer Science. He received his Medical Degree with Distinction in Research from the Mount Sinai School of Medicine where he also received the Nathan A. Setz Award for Research in Cardiovascular and Renal Disease.

Directors’ Fees

Only non-employee directors are compensated for board service. Non-employee directors receive 1,000 shares of Vicor common stock and 1,000 options to acquire Vicor common stock each quarter. Vicor will reimburse out-of-pocket expenses incurred by directors in attending board and committee meetings. The stock options that Vicor issues to non-employee directors have an exercise price equal to 50.0% of the fair market value of Vicor’s common stock at the time of the issuance of the stock options.

Director Independence

Only Dr. Wiesmeier would be considered ‘‘independent,’’ as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers (‘‘NASD’’) listing standards. The other members of Vicor’s board are individuals who were integral to Vicor’s start-up. As a result of Vicor’s limited operating history and minimal resources, small businesses such as Vicor generally have difficulty in attracting independent directors. In addition, Vicor will require additional resources to obtain directors and officers insurance coverage, which is generally necessary to attract and retain independent directors. As Vicor grows, Vicor’s board of directors intends to seek additional members who are independent, have a variety of experiences and backgrounds, who will represent the balanced, best interests of all of Vicor’s stockholders and at least one of whom is an ‘‘audit committee financial expert’’ as that term is defined in Item 401(e)(2) of Regulation S-B.

Board Committees

Vicor’s board does not have a separately-designated standing audit committee. Currently, Vicor’s entire board acts as the audit committee. Vicor’s board has determined that Mr. Fater is an ‘‘audit committee financial expert,’’ as that term is defined in Item 401(e)(2) of Regulation S-B. Mr. Fater, however, would not be considered ‘‘independent,’’ as that term is defined under the listing standards of NASD. At such time as Vicor expands its board of directors to include additional independent directors, Vicor intends to establish an Audit Committee of its board of directors. Based on Vicor’s small size, early development stage and limited financial and human resources, Vicor did not believe that creating an audit committee separate and distinct from its full board of directors would have been cost-effective prior to 2006.

Acting in its audit committee function, Vicor’s board reviews, with Vicor’s independent accountants, Vicor’s annual financial statements prior to publication, and reviews the work of, and approves non-audit services performed by, such independent accountants. Vicor’s board appoints the independent accountants for the ensuing year.

Vicor’s board does not have a nominating committee. The entire board makes the selection of nominees for Vicor’s board. Vicor’s board anticipates establishing a nominating committee with ‘‘independent’’ directors within the next twelve months. Prior to 2006, Vicor’s board, due to Vicor’s size and Vicor’s inability to attract ‘‘independent’’ directors, did not believe that the creation of a nominating committee was in Vicor’s best interest.

Vicor’s board believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of its stockholders. Vicor’s board will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined in Rule 4200(a)(15) of the NASD listing standards, the business experience currently desired on its board, geography, the nominee’s expertise in biotechnology and the nominee’s general ability to enhance the overall composition of its board. Vicor’s board does not have a policy with regard to the consideration of candidates to its board recommended by stockholders. Vicor’s board has made no determination as to whether or not such a policy should be adopted. Vicor’s board will consider candidates recommended by stockholders. To be considered for nomination by Vicor’s board of directors at the next Annual Meeting of stockholders, Vicor’s board must receive stockholder recommendations at least 120 calendar days before the anniversary date of its proxy statement for the previous year’s Annual Meeting. To recommend a candidate, a stockholder should send the candidate’s name, age, credentials (including principal occupation and employment), contact information and the candidate’s consent to be considered to Vicor’s board in care of the board at Vicor’s principal executive office address. The stockholder should also provide the stockholder’s contact information, describe the stockholder’s relationship with the candidate, and include a statement as to the number of shares owned by the stockholder and the length of time such shares have been owned. All nominations made by stockholders will be given the same consideration as nominees made by Vicor’s board.

Vicor’s board has a Compensation Committee. Dr. Wiesmeier is the sole member, and consequently there were no formal meetings of the Compensation Committee. On compensation matters, the Compensation Committee considers and recommends payroll expenditures, salaries, stock options, stock incentive and bonus proposals for Vicor’s executive officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 4, 2006, the number of shares beneficially owned by each person known by Vicor to be the beneficial owner of more than five percent (5%) of the shares, along with the name and stockholdings of each of its executive officers and directors, and finally by all executive officers and directors as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares set forth in the table.

Under the rules of the SEC, a person is deemed to be a ‘‘beneficial owner’’ of a security if that person has or shares ‘‘voting power,’’ which includes the power to vote or to direct the voting of the security, or ‘‘investment power,’’ which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of the determination date, which in the current case is February 2, 2007. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Percentage of Outstanding Common Stock Owned

Name and Address Stock of Beneficial Owner	Number of Shares Held		Percentage
James E. Skinner, Ph.D. 399 Autumn Drive Bangor, PA 18013	1,710,000	(1)	20.6%
David H. Fater 15977 Brier Creek Drive Delray Beach, FL 33446	540,000	(2)(3)	6.8%
Jerry M. Anchin, Ph.D. 2059 Lyndhurst N Deerfield Beach, FL 33442	702,500	(4)	8.7%
Edward M. Wiesmeier, M.D. 4464 Bergamo Drive Encino, CA 91436	510,250	(5)	6.7%
Sandra Cornell 1 Elizabeth Court Sudbury, Suffolk COLO 2TR ENGLAND	650,000	(6)	8.2%
Pike Properties, a Florida trust 10352 Lafoy Road Spring Hill, Florida 33467	470,928	(7)	6.1%
All Officers and Directors as a Group (4 persons)	3,462,750		37.9%

(1)	Includes 680,000 and 30,000 shares of Common Stock that Dr. Skinner has the right to acquire by exercise of stock warrants and stock options, respectively.

(2)	Includes 270,000 and 70,000 shares of Common Stock that Mr. Fater has the right to acquire by exercise of stock warrants and stock options, respectively.

(3)	On February 17, 2006, Mr. Fater entered into a Stock Repurchase Agreement with Vicor where Vicor repurchased 150,000 shares of Vicor’s common stock for $5.00 per share. See ‘‘Certain Transactions — Loan to David Fater’’ on page 75.

(4)	Includes 432,500 and 70,000 shares of Common Stock that Dr. Anchin has the right to acquire by exercise of stock warrants and stock options, respectively.

(5)	Includes (i) 250 and 5,000 shares of Common Stock that Dr. Wiesmeier has the right to acquire by exercise of stock warrants and stock options, respectively; and (ii) 75,000 shares of Common Stock that a trust for which Dr. Wiesmeier is a trustee has the right to acquire by exercise of stock warrants.

(6)	Includes 300,000 shares of Common Stock that Ms. Cornell has the right to acquire by exercise of stock warrants.

(7)	Includes 300,000 shares of Common Stock that Pike Properties has the right to acquire by exercise of stock warrants.

Executive Compensation

Employment Agreements

Vicor has entered into employment agreements with David H. Fater, Jerry M. Anchin, Ph.D., and James E. Skinner, Ph.D. and Vicor anticipates entering into other similar agreements in the future, as additional management, personnel and scientists are needed. Copies of these agreements are available upon request.

David H. Fater.    Vicor’s employment agreement with David Fater, as amended, is for a three-year term; provided, however, that on June 1 of each year the term is automatically extended for an additional one-year period which means that the agreement will always have a three-year term. The employment agreement provides for annual compensation of $150,000, subject to annual increases, plus reimbursement of reasonable expenses and entitles Mr. Fater to participate in the employee benefit plans made available to Vicor’s other executives. Upon occurrence of the earlier of (1) receipt of $3 million in funding by us; (2) consummation of a significant liquidity event; or (3) significant enhancement of Vicor’s value; Mr. Fater’s annual increases will be 10% and he will be entitled to an annual bonus of 20% of his base salary. As an inducement for Mr. Fater to join Vicor, Vicor allowed Mr. Fater to purchase 250,000 shares of Vicor common stock at $3.00 per share and issued warrants to purchase 100,000 shares of Vicor common stock at $0.01 per share. As consideration for the common stock purchased, Vicor received $25 in cash (the underlying par value of the common stock purchased) and a promissory note for $749,975 payable in full on July 23, 2007. The loan was repaid in February 2006. See ‘‘Transactions with Management and Related Parties — Loan to David Fater.’’

If Vicor terminates Mr. Fater’s employment without cause or if Mr. Fater terminates the agreement for good reason (as defined in the agreement), or if either event occurs during the two years after a change of control, then Mr. Fater will receive an amount equal to 300% of the sum of his current base salary and any bonuses paid during the previous 12 month period, and he will received accelerated vesting under any long-term incentive plans, including stock options and warrants, and other benefits for the remainder of the term of the agreement, or in the case of during a change of control period, for the next three years. Vicor has also agreed to pay to Mr. Fater any excise taxes to the extent any amount paid to Mr. Fater as deemed ‘‘parachute payments.’’

Jerry M. Anchin.    Vicor’s employment agreement with Dr. Anchin expires on January 1, 2009. It provides for annual compensation of $156,000 subject to annual increases plus reimbursement of reasonable expenses, and entitles Dr. Anchin to participate in the employee benefit plans made available to Vicor’s other executives, including hospitalization and disability plans, health plans, pension plans and bonus plans, if any. The agreement also provides for annual bonuses. This agreement contains customary confidentiality and non-compete provisions. In addition, Dr. Anchin agrees that all intellectual property developed by him shall be Vicor’s property. If Dr. Anchin’s employment is terminated without cause or with good reason or by death or disability, then he is entitled, among other things, to twelve months of his base salary plus a sum equal to any bonuses paid to him in the preceding twelve months.

James E. Skinner.    Vicor’s employment agreement with Dr. Skinner expires on March 1, 2009. It provides for annual compensation of $174,000 subject to annual increases plus reimbursement of reasonable expenses, and entitles Dr. Skinner to participate in the employee benefit plans made available to Vicor’s other executives, including hospitalization and disability plans, health plans, pension plans and bonus plans, if any. The agreement also provides for annual bonuses. This agreement contains customary confidentiality and non-compete provisions. In addition, Dr. Skinner agrees that all intellectual property developed by him shall be Vicor’s property. If Dr. Skinner’s employment is terminated without cause or with good reason or by death or disability, then he is entitled, among other things, to twelve months of his base salary plus a sum equal to any bonuses paid to him in the preceding twelve months.

Compensation Accruals

As a development stage entity, Vicor must carefully monitor its cash flow. In recognition of the importance of this process and to help Vicor conserve cash for other purposes, Dr. Skinner and Dr. Anchin have elected to accrue certain compensation amounts and consulting payments due to them in lieu of receiving cash payments. These accruals totaled approximately $250,000 to Dr. Skinner and $76,000 to Dr. Anchin as of September 30, 2006. These accruals are reflected on Vicor’s consolidated balance sheet. Vicor has no agreement with any of these parties regarding the terms and timing of the payment of any of these accruals, and Vicor has no guarantee that any of these parties will continue to accrue their compensation or consulting payments instead of taking them in cash. Vicor will be required to repay these amounts to these parties unless alternative arrangements are made, and Vicor cannot predict what, if any, such alternative arrangements may be.

Compensation Committee Report

The Compensation Committee of the board of directors is currently comprised of one independent director, Edward Wiesmeier, M.D.. It is the Committee’s responsibility to determine the most effective total executive compensation strategy based on Vicor’s business and consistent with stockholders’ interests. The Committee’s principal responsibilities include reviewing Vicor’s overall compensation practices, recommending compensation for key employees, making recommendations to the board of directors with respect to major compensation and benefit programs and administering Vicor’s 2002 Stock Option Plan and other incentive plans.

The Compensation Committee’s compensation packages for Vicor’s key employees are designed to retain and attract top quality employees and to encourage them to contribute to the achievement of Vicor’s business objectives. In addition, the Committee attempts to establish compensation packages that are comparable to the packages received by equivalent employees of similar companies.

In compensating its key employees, Vicor relies on a combination of salary and incentives designed to encourage efforts to achieve both Vicor’s short-term and long-term goals. The compensation structure attempts to reward both individual contributions as well as overall company performance.

Traditional measures of corporate performance, such as earnings per share or sales growth, are less applicable to the performance of relatively early stage businesses such as Vicor Technologies, Inc. than to mature businesses. As a result, in making executive compensation decisions, the Compensation Committee evaluates other indications of performance, such as achieving milestones in the development and commercialization of Vicor’s products and raising and managing the capital needed for its operations. The Compensation Committee also reviews and considers input and recommendations from Vicor’s Chief Executive Officer concerning executive compensation.

The basic components of Vicor’s compensation packages for key employees include the following:

•	base salary

•	bonuses

•	stock options and other equity awards

Each employee’s compensation package contains a mix of these components and is intended to provide a level of compensation competitive in the industry.

Increases in base salary for 2004 were determined based on both individual and company performance. The Committee considered the following factors, among others, in determining the salaries for key employees during 2004: progress in product development and commercialization of Vicor’s products and any special expertise or contributions of a particular employee.

Bonuses are awarded by the Compensation Committee based upon its evaluation, in conjunction with the recommendations of Vicor’s Chief Executive Officer, of the performance of each employee and the achievement of Vicor’s and the employee’s goals during the year.

The granting of stock options and other equity-based awards aligns the long-term interests of each key employee with the interests of Vicor’s stockholders and provides long-term incentives for the individual employee to remain with Vicor. Grants are generally made to all employees on their date of hire based on salary level and position. All employees are eligible for subsequent discretionary grants, which are generally made on an annual basis and are based on either individual or corporate performance or a combination of the two.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Edward Wiesmeier, M.D.

November 27, 2006

Executive Compensation Tables

The following summary compensation table shows compensation information for Vicor’s Chief Executive Officer and each of the two other executive officers of Vicor who earned over $100,000 in aggregate salary, bonus, and other compensation in the fiscal year ended December 31, 2005.

 SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities underlying options	Long-Term Incentive Plan Payouts
(a)	(b)	(c)	(d)	(e)	(g)	(h)
David H. Fater	2005	$165,000	—	—	—	—
President and Chief Executive and	2004	130,096	—	—	—	—
Financial Officer	2003	161,539	$7,500	—		—
James E. Skinner, Ph.D.	2005	181,400	—	—	—	—
Vice President, Director of Research	2004	140,220	—	—	—	—
and Development and Co-Founder	2003	174,261	—	—	—	—
Jerry M. Anchin, Ph.D.	2005	156,000	—	—	—	—
Vice President and Associate	2004	123,000	—	—	—	—
Director of Scientific Research	2003	138,461	—	—	—	—

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning stock options granted during the fiscal year ended December 31, 2005, to the executive officers.

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of securities underlying options granted (#)(1)	Percent of total options granted to employees in fiscal year	Exercise or base price per share	Expiration date	5% ($)	10% ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
David H. Fater	140,000	32.2%	$2.50	3/1/2015	—	—
James E. Skinner	60,000	13.8	2.50	3/1/2015	—	—
Jerry M. Anchin	140,000	32.2	2.50	3/1/2015	—	—

 OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table contains information with respect to options exercised during 2005 and the value of unexercised options held as of December 31, 2005 for the executive officers.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

			Number of securities underlying unexercised options at fiscal year-end (#)		Value of unexercised in-the-money options at fiscal year-end ($)
			(d)		(e)
Name	Shares acquired on exercise (#)	Value realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)
David H. Fater	100,000	$500,000	340,000	—	1,150,000	—
James E. Skinner	—	—	710,000	—	2,750,000	—
Jerry M. Anchin	—	—	740,000	—	2,750,000	—

 EQUITY COMPENSATION PLAN INFORMATION

Vicor’s stockholders approved Vicor’s 2002 Stock Option Plan at the 2002 Annual Meeting. The following table provides certain information regarding Vicor’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Securities Holders	310,000	$2.58	690,000
Equity Compensation Plans Not Approved by Securities Holders	4,088,714	1.32	N/A
Total	4,398,714	$1.41	690,000

TRANSACTIONS WITH MANAGEMENT AND RELATED PARTIES

Loan to David Fater

As an inducement for Mr. Fater to join Vicor, Vicor allowed Mr. Fater to purchase 250,000 shares of its common stock at $3.00 per share and issued warrants to purchase 100,000 shares of its common stock at $0.01 per share. As consideration for the common stock purchased, Vicor received $25 in cash (the underlying par value of the common stock purchased) and a promissory note for $749,975 payable in full on July 23, 2007. The loan was without interest for 5 years and was secured by the 250,000 of Vicor’s shares of common stock purchased by Mr. Fater.

On February 17, 2006, Mr. Fater entered into a Stock Repurchase Agreement with Vicor where Vicor repurchased from Mr. Fater 150,000 shares of its common stock for $5.00 per share. The total aggregate repurchase price of $750,000 was applied as repayment of Mr. Fater’s promissory note of $749,975. Mr. Fater retained ownership of 100,000 shares of Vicor’s Common Stock after the repayment of the promissory note.

See also Note 8 entitled ‘‘Related Party Transactions’’ in the notes to Vicor’s consolidated financial statements.

LEGAL MATTERS

Stubbs Alderton & Markiles, LLP will pass upon the validity of the shares of New Vicor common stock offered by this joint proxy statement/prospectus.

STOCKHOLDER PROPOSALS

Stockholder proposals that are to be included in the SRKP proxy statement for the 2007 Annual Meeting of stockholders must be received at least 30 days before the 2007 Annual Meeting to provide reasonable time before SRKP begins to print and mail its proxy materials. Relevant deadlines regarding shareowner proposals for the 2007 Annual Meeting of stockholders have not yet been determined. Proposals must comply with the proxy rules and be submitted in writing to: Anthony C. Pintsopoulos, Corporate Secretary, SRKP 6, Inc., 1900 Avenue of the Stars, Suite 310 Los Angeles, California 90067.

EXPERTS

The financial statements of SRKP as of December 31, 2005, and for the year then ended, have been included herein and in the Registration Statement in reliance upon the report of AJ. Robbins, P.C., an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Vicor as of December 31, 2005 and 2004, and for the years then ended, have been included herein and in the Registration Statement in reliance upon the report of Daszkal Bolton LLP, an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SRKP files annual, quarterly and current reports, and other information with the SEC. You may read and copy any materials SRKP files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a Web site that contains reports, proxy and information statements and other information about SRKP. The address of the SEC Web site is http://www.sec.gov.

SRKP filed a Registration Statement on Form S-4 to register with the SEC the shares that SRKP will issue to Vicor stockholders in the merger. This joint proxy statement/prospectus is a part of that Registration Statement. Because the rules and regulations of the SEC allow the omission of certain portions of the Registration Statement from this document, this joint proxy statement/prospectus does not include all of the information contained in the Registration Statement. For further information about SRKP and the securities offered in this joint proxy statement/prospectus, you should review the Registration Statement at the SEC’s Public Reference Room or on its Web site.

SRKP does not maintain an Internet website, and therefore does not make filings with the SEC available electronically. You may, however, obtain free of charge any documents filed by or furnished to the SEC by SRKP by requesting them from SRKP at the address or telephone number listed on page 6.

SRKP is not incorporating by reference any documents or filings into this joint proxy statement/prospectus; however, for your information, SRKP has filed the following documents:

Commission file number 0-51475	Period
Annual Report on Form 10-KSB	Year ended December 31, 2005 (filed on March 15, 2006)
Quarterly Report on Form 10-QSB	Period ended March 31, 2006 (filed on May 15, 2006)
Quarterly Report on Form 10-QSB	Period ended June 30, 2006 (filed on August 10, 2006)
Current Report on Form 8-K	Event occurring on July 28, 2006 (filed on August 2, 2006)
Quarterly Report on Form 10-QSB	Period ended September 30, 2006 (filed on November 8, 2006)

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

You should rely only on the information contained in this joint proxy statement/prospectus in voting your shares at the Vicor Annual Meeting. Neither SRKP nor Vicor has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.This joint proxy statement/prospectus is dated [                    ], 2007. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of SRKP or Vicor since the date of this joint proxy statement/prospectus.

 ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this ‘‘Agreement’’) is entered into as of July 28, 2006, by and among VICOR TECHNOLOGIES, INC., a Delaware corporation (‘‘Vicor’’), SRKP 6, INC., a Delaware corporation (‘‘SRKP’’), and VICOR ACQUISITION CORP., a Delaware corporation (‘‘MergerCo’’).

RECITALS:

WHEREAS, the Boards of Directors of Vicor, SRKP and MergerCo have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of MergerCo with and into Vicor with Vicor as the surviving corporation (the ‘‘Merger’’);

WHEREAS, SRKP, as the sole stockholder of MergerCo, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (‘‘DGCL’’) and the Bylaws of MergerCo;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of Vicor shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a ‘‘reorganization,’’ within the meaning of Section 368(a) of the Code, and that SRKP, MergerCo and Vicor will each be a ‘‘party to a reorganization,’’ within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

‘‘Affiliate’’ has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

‘‘Certificate of Merger’’ shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

‘‘Convertible Note Private Offering’’ means the offer and sale by Vicor of 12.0% convertible promissory notes pursuant to a private placement offering exempt from the registration requirements under the Securities Act pursuant to Regulation D promulgated thereunder and otherwise in accordance with the pricing and other terms described in Vicor’s Private Placement Memorandum dated July 7, 2006 (as supplemented).

‘‘Delaware General Corporation Law’’ or ‘‘DGCL’’ shall mean Title 8, Chapter 1 of the Delaware Code, as amended.

‘‘Environmental Laws’’ shall mean any and all laws (which were formerly effective, are effective currently, or are effective after the Effective Time, including any amendments thereto) relating in any way to protection or regulation of public health, human health, or the environment, including, but not limited to, ambient air, indoor air, surface water, ground water, other waters, land surface, subsurface strata, or occupational safety and health, including, but not limited to, those laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency or state or local governmental agencies or authorities with jurisdiction over, and including common law in respect of, protection or regulation of public health, human health, or the environment, also including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq. (‘‘CERCLA’’), and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq. (‘‘RCRA’’), and their state equivalents or analogs, and including, but limited to, all other Laws relating to the emission, discharge, disposal, spill, release, or threatened release of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

‘‘ERISA’’ shall mean the Employee Retirement Income Security Act of 1974, as amended.

‘‘Exchange Act’’ shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

‘‘Excluded Convertible Notes’’ means those certain 12.0% Convertible Promissory Notes of Vicor issued during the period from January 1, 2006 through June 30, 2006 in the total principal amount of $1,750,000, as listed on Schedule 1 hereto.

‘‘Fully Diluted SRKP Capital Stock’’ means those shares of SRKP Common Stock (a) issued and outstanding at and immediately after the Effective Time; (b) issuable upon conversion of SRKP Preferred Stock issued and outstanding at the Effective Time; (c) issuable upon conversion of all Convertible Securities assumed by SRKP at the Effective Time, including, without limitation, convertible securities sold pursuant to the Convertible Note Private Offering, but excluding the Excluded Convertible Notes; and (d) issuable upon exercise of all Warrants and Options assumed by SRKP at the Effective Time.

‘‘GAAP’’ shall mean United States generally accepted accounting principles as in effect from time to time.

‘‘Hazardous Material’’ shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term ‘‘Hazardous Material’’ shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or otherwise regulated, pursuant to the requirements of governmental agencies or authorities.

‘‘Knowledge’’ means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management Personnel of such Person had Knowledge of such fact or other matter.

‘‘Material Adverse Effect’’ shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

‘‘Merger Consideration’’ means that number of shares of SRKP Common Stock equal to the remainder of (i) the number of shares of Fully Diluted SRKP Capital Stock less (ii) the Retained Shares.

‘‘Operating Property’’ shall mean any property owned, leased, managed or operated by the Party in question or by any of its Subsidiaries and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

‘‘Original SRKP Shares’’ shall mean the shares of SRKP Common Stock which are outstanding immediately prior to the Effective Time.

‘‘Original SRKP Stockholders’’ shall mean the holders of the Original SRKP Shares as of the Effective Time.

‘‘Participation Facility’’ shall mean any facility or property in which such Party or Subsidiary holds a security interest (including an interest in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

‘‘Person’’ means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

‘‘Proxy Statement’’ shall mean the proxy statement used by Vicor to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of SRKP relating to the issuance of the SRKP Common Stock to holders of Vicor Common Stock.

‘‘Registration Statement’’ shall mean the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SRKP under the Securities Act with respect to the shares of SRKP Common Stock to be issued to the stockholders of Vicor in connection with the transactions contemplated by this Agreement.

‘‘Retained Shares’’ means that number of shares equal to 8.3857% of the Fully Diluted SRKP Capital Stock.

‘‘SEC’’ shall mean the United States Securities and Exchange Commission.

‘‘Securities Act’’ shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

‘‘SRKP Certificate of Designation’’ shall mean the certificate of designation setting forth all of the rights, preferences and other terms of the SRKP Preferred Stock in substantially the form attached hereto as Exhibit B.

‘‘SRKP Common Stock’’ shall mean the common stock, par value $.0001 per share, of SRKP.

‘‘SRKP Entity’’ shall mean SRKP and any SRKP Subsidiary (as defined herein).

‘‘SRKP Preferred Stock’’ shall mean the preferred stock, par value $.0001 per share, of SRKP.

‘‘SRKP Professional Fees’’ shall mean the aggregate amount of fees, costs and expenses of SRKP’s attorneys, accountants and other service providers incurred by SRKP on or prior to the Effective Date.

‘‘Subsidiary’’ shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

‘‘Vicor Common Stock’’ shall mean the common stock, par value $.0001 per share, of Vicor.

‘‘Vicor Entity’’ shall mean Vicor and any Vicor Subsidiary.

‘‘Vicor Preferred Stock’’ shall mean the preferred stock, par value $.0001 per share, of Vicor.

‘‘Westpark Shares’’ means such number of shares of SRKP Common Stock equal to 1.6143% of the Fully Diluted SRKP Capital Stock that will be issued to Westpark Capital, Inc. immediately after the Effective Time, as provided in that certain letter agreement dated June 8, 2006, as amended by the letter agreement dated as of July 28, 2006, between Westpark Capital, Inc. and Vicor.

ARTICLE II
MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, at the Effective Time, (i) MergerCo will merge with and into Vicor, and (ii) Vicor will become a wholly-owned subsidiary of SRKP. The term ‘‘Surviving Company’’ as used herein shall mean Vicor, as a wholly-owned subsidiary of SRKP after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.1    Effects of Merger.

(a)    From and after the Effective Time (as defined herein) and until further amended in accordance with law, (i) the Certificate of Incorporation of Vicor as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of Vicor as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)    SRKP, Vicor, and MergerCo shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Vicor or MergerCo, the officers of the Surviving Company are fully authorized in the name of SRKP, Vicor and MergerCo or otherwise to take, and shall take, all such lawful and necessary action.

(c)    Subject to the provisions of Article VII and Article VIII hereof, the closing (the ‘‘Closing’’) of the transactions contemplated hereby shall take place on or before December 31, 2006 (the ‘‘Closing Date’’) or such other time as Vicor and SRKP mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. The Closing shall be held at such location as may be mutually agreed upon by the parties or may be conducted by mail or facsimile as may be mutually agreed upon by the parties. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the Certificate of Merger is filed with the Delaware Secretary of State (the ‘‘Effective Time’’). As used herein, the term ‘‘Effective Date’’ shall mean the date on which the Certificate of Merger is filed with the Delaware Secretary of State.

2.2    Effect on Vicor Capital Stock and MergerCo.    To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)    The aggregate merger consideration or aggregate consideration to be issued in the Merger, which shall include: (i) shares to be issued at the Effective Time to holders of Vicor Common Stock and Vicor Preferred Stock (the ‘‘Merger Consideration Shares’’), plus (ii) the number of shares to be reserved for issuance by SRKP upon the exercise of any Options, Warrants and Convertible Securities (the ‘‘Merger Consideration Reserved Shares’’), will be that number of shares of SRKP Common Stock constituting the Merger Consideration.

(b)    Each share of Vicor Common Stock issued and outstanding immediately prior to the Effective Time (other than shares extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into the right to receive and exchangeable for that number of fully paid and nonassessable shares of SRKP Common Stock equal to the Exchange Ratio (as defined herein), rounded to the nearest whole share;

(c)    Each share of Vicor Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into the right to receive and exchangeable for that number of fully paid and nonassessable shares of SRKP Preferred Stock equal to the Exchange Ratio, rounded to the nearest whole share;

(d)    The ‘‘Exchange Ratio’’ shall be equal to two (2). Notwithstanding this Exchange Ratio and notwithstanding any provision of this Agreement to the contrary, SRKP shall, promptly after the conclusion of the Warrant and Option Program and prior to the Effective Time, make all adjustments of any kind as may be required or appropriate to ensure that as of the Effective Time and immediately after the Effective Time: (i) the Original SRKP Stockholders hold a total number of shares of SRKP Common Stock equal to the Retained Shares; and (ii) the total number of the Retained Shares and Westpark Shares will equal 10.0% of the Fully Diluted SRKP Capital Stock. The Retained Shares shall consist solely of the shares of SRKP Common Stock held by the Original SRKP Stockholders at the Effective Time. The parties hereto covenant and agree that they shall promptly perform all actions and execute and deliver all documents and certificates as may be required or desired by any party hereto to fully effect the intent of this Section 2.2(d). The parties hereto further covenant, acknowledge and agree that it is their intent that the Original SRKP Stockholders will own, at the Effective Time and immediately after the consummation of the Merger (and for the avoidance of doubt, after the conclusion of all related adjustments contemplated in this Section 2.2(d) and after termination of the Warrant and Option Program (as defined herein)), the Retained Shares.

(e)    All shares of Vicor Common Stock and Vicor Preferred Stock held at the Effective Time as treasury stock will be canceled and no consideration will be paid with respect to those shares;

(f)    No fractional shares of SRKP Common Stock shall be issued in the Merger. If the number of shares a holder of Vicor Common Stock or Vicor Preferred Stock holds immediately before the Closing multiplied by the Exchange Ratio would result in the issuance of a fractional share of SRKP Common Stock, that product will be rounded down to the nearest whole number of shares of SRKP Common Stock if it is less than the fraction of one-half of one (0.5) share of SRKP Common Stock or rounded up to the nearest whole number of shares of SRKP Common Stock if the said product is equal to or greater than the fraction of one-half of one (0.5) share of SRKP Common Stock;

(g)    Each share of Vicor Common Stock and Vicor Preferred Stock issued and outstanding immediately prior to the Effective Time and owned by MergerCo or SRKP, if any, shall be cancelled and extinguished without any conversion thereof and no consideration shall be paid with respect thereto, and each holder of a certificate representing any such shares of Vicor Common Stock or Vicor Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share upon the surrender of such certificate in accordance with Section 2.4, without any interest thereon, subject to any applicable withholding tax;

(h)    All shares of common stock, $0.0001 par value per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company;

(i)    At the Effective Time, SRKP shall assume all of Vicor’s rights and obligations under the outstanding stock options to purchase shares of Vicor Common Stock, pursuant to Vicor’s 2002 Stock Option Plan (the ‘‘Stock Option Plan’’), which were granted by Vicor before termination of the Warrant and Option Program (as defined herein) and which have not before the Effective Date been exercised, cancelled, exchanged pursuant to the Warrant and Option Program, terminated or expired (collectively, the ‘‘Options’’). The Options shall be assumed in accordance with the terms and conditions of the Stock Option Plan, except that, from and after the Effective Time: (i) all actions to be taken under the Stock Option Plan or the Options by the Board of Directors of Vicor or a committee thereof shall be taken by the Board of Directors of SRKP or a committee thereof, (ii) each Option shall evidence the right to purchase a number of shares of SRKP Common Stock (rounded up or down to the nearest whole share) multiplied by the Exchange Ratio, (iii) the new option price for each share of SRKP Common Stock issuable upon exercise of an Option shall be determined by dividing the option exercise price immediately prior to the Effective Date by the Exchange Ratio (rounded up or down to the nearest cent) and (iv) all references in the Options and the Stock Option Plan to Vicor and Vicor Common Stock shall be deemed to be references to SRKP and SRKP Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (ii) and (iii). Notwithstanding the provisions set forth in clause (iii) above, with respect to each Option intended to be an ‘‘incentive stock option’’ under Section 422 of the Code, if the new option price calculated pursuant to clause (iii) would cause any such Option not to satisfy the requirements of Section 424(a) of the Code and Treasury Regulation § 1.425-1(a)(1)(i), the new exercise price with respect to that Option will be increased to the minimum price that it could be and still satisfy the requirements of that regulation. SRKP agrees to use its commercially reasonable efforts to take such other steps as are necessary to ensure that those Options, if any, which are deemed ‘‘incentive stock options’’ under Section 422 of the Code remain ‘‘incentive stock options.’’

(j)    At the Effective Time, SRKP shall assume the rights and obligations under all outstanding convertible securities (other than the Vicor Preferred Stock), the (‘‘Convertible Securities’’), if any, issued by Vicor that are convertible into Vicor Common Stock or Vicor Preferred Stock. The Convertible Securities shall be assumed in accordance with their terms and conditions. Each Convertible Security shall, from and after the Effective Time, evidence the right to receive, upon conversion, a number of shares of SRKP Common Stock or SRKP Preferred Stock, as applicable (in either event, rounded up or down to the nearest whole share) equal to the number of shares of Vicor Common Stock or Vicor Preferred Stock, as applicable, into which such Convertible Security is convertible immediately prior to the Effective Time multiplied by the Exchange Ratio. The new conversion price applicable to each such Convertible Security shall be determined by dividing the conversion price immediately prior to the Effective Time by the Exchange Ratio. All references in the Convertible Securities to Vicor, Vicor Common Stock and Vicor Preferred Stock shall be deemed to be references to SRKP, SRKP Common Stock and SRKP Preferred Stock, respectively, after giving effect to the adjustments pursuant to this Section.

(k)    At the Effective Time, SRKP shall assume the rights and obligations under Vicor’s outstanding warrants, if any, to purchase shares of Vicor Common Stock that were granted by Vicor before the termination of the Warrant and Option Program and that were not exercised, cancelled, exchanged pursuant to the Warrant and Option Program, terminated or expired (collectively, the ‘‘Warrants’’). The Warrants shall be assumed in accordance with their terms and conditions. Each Warrant shall, from and after the Effective Time, evidence the right to purchase a number of shares of SRKP Common Stock (rounded to the nearest whole share) equal to the number of shares of Vicor Common Stock into which such Warrant is exercisable immediately prior to the Effective Date multiplied by the Exchange Ratio. The new exercise price of any Warrant shall be determined by dividing the exercise price of that Warrants immediately prior to the Effective Date by the Exchange Ratio. All references in the Warrants to Vicor and Vicor Common Stock shall be deemed to be references to SRKP and SRKP Common Stock, respectively, after giving effect to the adjustments pursuant to this Section.

2.3    Rights of Holders of Vicor Capital Stock.

(a)    On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Vicor Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of SRKP Common Stock into which such shares of Vicor Common Stock shall have been converted pursuant to Section 2.2 above. The record holder of each such outstanding certificate representing shares of Vicor Common Stock, shall, after the Effective Date, be entitled to vote the shares of SRKP Common Stock into which such shares of Vicor Common Stock shall have been converted on any matters on which the holders of record of SRKP Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Vicor Common Stock, SRKP may rely conclusively upon the record of stockholders maintained by Vicor containing the names and addresses of the holders of record of Vicor Common Stock on the Effective Date.

(b)    On and after the Effective Date, each share of Vicor Preferred Stock outstanding immediately prior to the Effective Time (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2), each of which shall be uncertificated as of the Effective Date, as recorded on the books and records of Vicor, shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of SRKP Preferred Stock into which such shares of Vicor Preferred Stock shall have been converted pursuant to Section 2.2 above. Shares of the SRKP

Preferred Stock shall have the terms, rights and preferences substantially set forth in the Certificate of Designation. The record holder of each such share of Vicor Preferred Stock, shall, after the Effective Date, be entitled to vote the shares of SRKP Preferred Stock into which such shares of Vicor Preferred Stock shall have been converted on any matters on which the holders of record of SRKP Preferred Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to the ownership of Vicor Preferred Stock, SRKP may rely conclusively upon the record of stockholders maintained by Vicor containing the names and addresses of the holders of record of Vicor Preferred Stock on the Effective Date.

2.4    Procedure for Exchange of Vicor Securities.

(a)    After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Vicor Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2), upon surrender of such certificates to the Secretary of SRKP, shall be entitled to receive certificates representing the number of shares of SRKP Common Stock into which shares of Vicor Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. SRKP shall not be obligated to deliver any such shares of SRKP Common Stock to which any former holder of shares of Vicor Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Vicor Common Stock shall be canceled. If there is a transfer of Vicor Common Stock ownership which is not registered in the transfer records of Vicor, a certificate representing the proper number of shares of SRKP Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of SRKP, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of SRKP Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of SRKP that such tax has been paid or is not applicable, and (z) the issuance of such SRKP Common Stock shall not, in the sole discretion of SRKP, violate the requirements of the Regulation D ‘‘safe harbor’’ of the Securities Act with respect to the private placement of SRKP Common Stock that will result from the Merger.

(b)    For each outstanding share of Vicor Preferred Stock recorded on the books and records of Vicor immediately prior to Effective Time (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2), SRKP shall record in its books and records, immediately after the Effective Time (or as soon thereafter as reasonably practicable), in the respective name of such holder as set forth in the Vicor books and records, the number of shares of SRKP Preferred Stock into which the shares of Vicor Preferred Stock are exchangeable as provided in Section 2.2(a) hereof. If there is a transfer of Vicor Preferred Stock ownership which is not registered in the transfer records of Vicor, the proper number of shares of SRKP Preferred Stock subject to such transfer may be recorded in the name of a Person other than the Person in whose name the shares so surrendered are registered if: (x) upon presentation to the Secretary of SRKP, the transfer of such shares shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of SRKP Preferred Stock to a Person other than the registered holder of such shares or establish to the reasonable satisfaction of SRKP that such tax has been paid or is not applicable, and (z) the issuance of such SRKP Preferred Stock shall not, in the sole discretion of SRKP, violate the requirements of the Regulation D ‘‘safe harbor’’ of the Securities Act with respect to the private placement of SRKP Preferred Stock that will result from the Merger.

(c)    All shares of SRKP Common Stock and SRKP Preferred Stock issued upon the surrender for exchange of Vicor Common Stock and Vicor Preferred Stock, respectively, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Vicor Common Stock and Vicor Preferred Stock, respectively.

(d)    In the event any certificate for Vicor Common Stock or any certificate or similar instrument evidencing Vicor Preferred Stock, Options, Warrants or Convertible Securities shall have been lost, stolen or destroyed, SRKP shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the SRKP Common Stock or SRKP Preferred Stock, as applicable, as may be required pursuant to this Agreement.

2.5    Dissenting Shares.    Shares of capital stock of Vicor held by stockholders of Vicor who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (‘‘Dissenting Shares’’) shall not be converted into or represent a right to receive shares of SRKP Common Stock or SRKP Preferred Stock, as applicable, pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from SRKP shares of SRKP Common Stock or SRKP Preferred Stock, as applicable, as provided in Section 2.2 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the directors and officers of the Surviving Company shall be the Persons who were directors and officers of Vicor immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Company.

2.7    Directors and Officers of SRKP.    At the Closing, the Board of Directors of SRKP shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) increase the size of the Board of Directors of SRKP to five (5) Persons; (ii) elect to the Board of Directors of SRKP the Persons who were directors of Vicor immediately prior to the Closing; and (iii) appoint as the officers of SRKP those who were the officers of Vicor immediately prior to the Closing, or, in either case with regard to clauses (ii) and (iii), such other Persons designated by Vicor. All of the Persons serving as directors of SRKP immediately prior to the Closing shall resign immediately following the election of the new directors, and the officers of SRKP immediately prior to the Closing shall resign at the Closing from all of their positions with SRKP, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, SRKP shall take all action reasonably requested by Vicor, that is reasonably necessary to effect any such election or appointment of the designees of Vicor to SRKP’s Board of Directors, including promptly hereafter mailing to SRKP’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Vicor shall supply SRKP all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 2.7 are in addition to and shall not limit any rights which Vicor or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of SRKP as a matter of law with respect to the election of directors or otherwise. Immediately after the Effective Time, the newly-constituted board of directors of SRKP will appoint the officers of Vicor immediately prior to the Effective Time as the officers of SRKP. The newly-appointed directors and officers of SRKP shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law.

2.8    Name Change.    Upon the Effective Time, SRKP shall take all actions and make all filings necessary to change its corporate name to Vicor Technologies, Inc.

2.9    Warrant and Option Program.    Subject to the terms hereof, prior to the Effective Date Vicor shall offer (the ‘‘Warrant and Option Program’’) to all of the holders of its outstanding Warrants and Options the right to exercise such Warrants and Options on a ‘‘cashless’’ basis. The Warrant and Option Program shall be terminated no later than five (5) business days before the Closing Date. Under this Warrant and Option Program these holders shall have the right to exercise all, but not less than all, of their outstanding Warrants and Options and receive shares of SRKP Common Stock. Any such exercise shall be deemed to occur as of the Effective Date. Any holder who elects to participate in this Warrant and Option Program shall be deemed to have (a) exercised a portion (as required to pay for the exercise of the Warrants or Options described in Section 2.9(b)) of his existing Warrants or Options, as applicable, at the Deemed Exercise Price (as defined herein), and (b) to have used the proceeds of such exercise to pay for the exercise price of the remaining Warrants or Options that he exercises under the Warrant and Option Program. The ‘‘Deemed Exercise Price’’ shall mean $5.00 for all calculations performed prior to the Effective Time, but shall be adjusted to $2.50 for all calculations performed as of or after the Effective Time. All parties to this Agreement hereby agree and acknowledge that participation in the Warrant and Exercise Program is totally voluntary for each Holder of Warrants or Options and that no party hereto can compel any such holder to participate in the Warrant and Option Program.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF VICOR

Except as otherwise specifically disclosed on the Vicor Disclosure Schedule (the ‘‘Vicor Disclosure Schedule’’) attached hereto as Exhibit ‘‘C’’, Vicor hereby represents and warrants to SRKP as follows:

3.1    Organization and Due Authorization; Authority.    Vicor is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Vicor has the corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. Vicor has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of Vicor, enforceable against Vicor in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought). Except for the filing of the Certificate of Merger with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Vicor for the consummation by Vicor of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Vicor, or adversely affect the consummation of the transactions contemplated hereby.

3.2    No Conflicts.    Vicor is not subject to, or obligated under, any provision of (i) its Certificate of Incorporation or Bylaws, (ii) any agreement, arrangement or understanding or (iii) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Vicor.

3.3    Capitalization.

(a)    As of the date hereof, Vicor is, and on the Effective Date will be, authorized to issue 15,000,000 shares of Vicor Common Stock, par value $0.0001 per share, and 5,000,000 shares of Vicor Preferred Stock, par value $0.0001 per share, of which 7,190,955 shares of Vicor Common Stock and 78,796 shares of Vicor Preferred Stock are currently issued and outstanding. As of the date hereof, Vicor has issued warrants to purchase a total of 4,461,714 shares of Vicor Common Stock and stock options to purchase 310,000 shares of Vicor Common Stock, and as of the Effective Date, Vicor will have issued warrants and options to purchase no more than the foregoing number of shares of Vicor Common Stock. As of the date hereof, Vicor has issued two classes of promissory notes convertible into Vicor Common Stock as follows: (i) 10% convertible promissory notes, which are convertible into 135,556 shares of Vicor Common Stock, and (ii) the Excluded Convertible Notes, whose conversion price is currently indeterminate. During the period commencing on the date hereof and ending on the date of the initial filing of the Registration Statement (defined in Section 6.6 hereof), Vicor may offer and sell convertible promissory notes (the ‘‘Current Notes’’) pursuant to the Convertible Note Offering (all in accordance with the terms thereof). All Current Notes that may be offered and sold pursuant to the Convertible Note Offering will be convertible into a maximum of approximately 650,602 shares of Vicor Common Stock in the aggregate. The issued and outstanding shares of capital stock of Vicor are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Vicor’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Vicor has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. The Vicor Disclosure Schedule sets forth the outstanding capitalization of Vicor on the Effective Date, including a list of all security holders of Vicor. Except as set forth in this Section 3.3, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Vicor and there are no rights, subscriptions, warrants, options, calls, rights, convertible securities, conversion rights, arrangements, agreements or undertakings of any kind outstanding to purchase or otherwise acquire from Vicor any shares of capital stock or other securities of Vicor of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Vicor to repurchase or otherwise acquire any shares of its capital stock, or other agreements or arrangements with or among any security holders of Vicor.

(b)    Vicor is not a party to, and to Vicor’s Knowledge, there does not exist, any voting trusts, proxies, or other contracts with respect to the voting shares of capital stock of Vicor.

3.4    Financial Statements.    Vicor has made available to SRKP audited consolidated balance sheets of Vicor as of December 31, 2004 and 2005, and the related audited consolidated statements of operations, changes in stockholders’ equity (net capital deficiency), and cash flows for the years then ended and from inception of Vicor to such date (the ‘‘Vicor Financial Statements’’) and its unaudited consolidated balance sheet as of March 31, 2006 and the related unaudited consolidated statements of operations, changes in stockholders’ equity (net capital deficiency), and cash flows for the period then ended (the ‘‘Vicor Interim Financial Statements’’). The Vicor Financial Statements and the Vicor Interim Financial Statements were prepared in accordance with accounting principles generally accepted in the United States applied on a basis consistent throughout all periods involved.

3.5    Litigation.    There is no Litigation instituted or pending, or, to the Knowledge of Vicor, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Vicor, or against any director or employee of Vicor, in their capacity as such, or against any asset, interest, or right of any of them, nor are there any orders, judgments or decrees issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign outstanding against Vicor. To the Knowledge of Vicor, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Vicor, or Vicor’s officers, directors, employees or affiliates, individually or in the aggregate.

3.6    Subsidiaries.    Vicor’s sole Subsidiaries (the ‘‘Vicor Subsidiaries’’) are Nonlinear Medicine, Inc., a Delaware corporation, and Stasys Technologies, Inc., a Delaware corporation.

3.7    No Brokers or Finders.    None of Vicor or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

3.8    Tax Matters.

(a)    Filing of Tax Returns.    Vicor has timely filed with the appropriate taxing authorities all returns, declarations, reports, estimates, information returns, statements and other documents, (‘‘Vicor Returns’’), required to be filed in respect of Taxes or required to be filed or sent by it by any taxing authority having jurisdiction, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing through the date hereof. All such Vicor Returns were, and the information contained therein was, complete and accurate in all respects. Vicor has not requested any extension of time within which to file Vicor Returns (including, without limitation, information returns) in respect of any Taxes. Vicor has made available to SRKP copies of such portions of the federal, state, foreign and local income tax returns of Vicor since inception. Neither Vicor nor any Vicor Subsidiary has derived income from or operated a trade or business in any foreign country, state or locality.

(b)    Payment of Taxes.    All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with Vicor management’s estimate of the taxes owed and in accordance with GAAP as of the Closing Date or (iii) are being contested in good faith by Vicor pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 3.8(b) of the Vicor Disclosure Schedule. Vicor does not have any material liability for Taxes in excess of the amounts so paid or reserves so established in accordance with (b)(i) or (b)(ii) above. Vicor has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income Vicor receives after the Closing, or (iii) as set forth in Section 3.8(b) of the Vicor Disclosure Schedule, to the Knowledge of Vicor, no acts, events or omissions have occurred on or before the Closing Date that would result in material Taxes for which Vicor or any Vicor Subsidiary is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

(c)    Audit History.    Except as set forth in Section 3.8(c) of the Vicor Disclosure Schedule, there are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 3.8(c) of the Vicor Disclosure Schedule, there are no pending or, to Vicor’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes, in each case, that, in the reasonable judgment of Vicor or their tax advisers, are likely to result in a Material additional amount of Taxes. Audits of federal, state, foreign and local returns for Taxes of Vicor by the relevant taxing authorities within the past 5 years have been completed for each period set forth in Section 3.8(c) of the Vicor Disclosure Schedule. Except as set forth in Section 3.8(c) of the Vicor Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to Vicor.

(d)    Tax Elections.

(1)    All material elections with respect to Taxes affecting Vicor that are effective as of the date hereof are set forth in Section 3.8(d) of the Vicor Disclosure Schedule.

(2)    Vicor: (i) has not agreed, or is not required, to make any adjustment under § 481(a) of the Code that would be applicable to any taxable period ending after the Closing Date by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any asset of either Vicor or a Vicor Subsidiary as owned by another Person pursuant to the provisions of § 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns tax-exempt bond financed property within the meaning of § 168(g) of the Code, or (iv) owns tax-exempt use property within the meaning of § 168(h)(1) of the Code.

(e)    Asset Liens.    There are no liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of either Vicor or any Vicor Subsidiary.

(f)    Tax Rulings/Binding Agreement.    Vicor has not requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would materially adversely affect the amount of Taxes after the Closing Date.

(g)    Power of Attorney.    Except as set forth in Section 3.8(g) of the Vicor Disclosure Schedule, there is no power of attorney currently in force granted by Vicor relating to Taxes.

(h)    Prior Affiliated Groups.    Section 3.8(h) of the Vicor Disclosure Schedule lists all combined consolidated or unitary groups (other than the consolidated or unitary group of which Vicor is the parent) of which each Vicor Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.

(i)    Tax-Sharing Agreements.    Vicor is not a party to a tax-sharing agreement or any similar arrangement.

(j)    Existing Partnerships and Single Member LLCs.    Neither Vicor nor any Vicor Subsidiary (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes, or (ii) owns a single member limited liability company which is treated as a disregarded entity.

(k)    Parachute Payments.    Neither Vicor nor any Vicor Subsidiary has made or become obligated to make, or will, as a result of any event connected with the merger of Vicor with MergerCo or any other transaction contemplated herein, make or become obligated to make, any ‘‘excess parachute payment’’ as defined in § 280G of the Code.

(l)    Balance of Intercompany Items.    All items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. § 1.1502-13.

(m)    Debt or Stock of Acquiring Group.    Neither Vicor nor any Vicor Subsidiary owns any debt obligation of a SRKP Entity or any SRKP Capital Stock.

(n)    Compliance with § 6038A.    Each Vicor Entity has complied with all applicable reporting and record-keeping requirements under § 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(o)    FIRPTA.    Neither Vicor nor any Vicor Subsidiary is a ‘‘foreign Person’’ as defined in § 1445(f)(3) of the Code.

(p)    Permanent Establishment.    Neither Vicor nor any Vicor Subsidiary has, or has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country.

(q)    Security for Tax-Exempt Obligations.    None of the Assets of either Vicor or any Vicor Subsidiary directly or indirectly secures any debt, the interest on which is tax-exempt under § 103(a) of the Code.

(r)    U.S. Real Property Holding Corporation.    Neither Vicor nor any Vicor Subsidiary is, or has been, a United States real property holding corporation (as defined in § 897(c)(2) of the Code) during the applicable period specified in § 897(c)(1)(A)(ii) of the Code.

(s)    Unpaid Tax.    The unpaid Taxes of each of Vicor and any Vicor Subsidiary do not exceed the reserve for Taxes based upon Vicor management’s estimates of the Taxes owed (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent Vicor Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Vicor.

(t)    Tax Ownership.    Each asset with respect to which either Vicor or any Vicor Subsidiary claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such entity.

(u)    Timing Differences.    No item of income or gain reported by either Vicor or any Vicor Subsidiary for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period except to the extent that a reserve has been established on the books and financial statements of Vicor to reflect timing differences between book and Tax income.

3.9    Contracts and Commitments.    Except as contemplated herein, Vicor is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect.

3.10    Affiliate Transactions.    No officer, director or employee of Vicor, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq National or Small Cap Markets, or in an over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively ‘‘Vicor Insiders’’), has any agreement with Vicor or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Vicor (other than ownership of capital stock of Vicor Subsidiaries). Vicor is not indebted to any Vicor Insider (except for reimbursement of ordinary business expenses) and no Vicor Insider is indebted to Vicor) except for cash advances for ordinary business expenses). No Vicor Insider has any direct or indirect interest in any competitor, supplier or customer of Vicor or in any Person, firm or entity from whom or to whom Vicor leases any property, or in any other Person, firm or entity with whom Vicor transacts business of any nature. For purposes of this Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

3.11    Compliance with Laws; Permits.

(a)    Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Vicor, Vicor and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Vicor, and Vicor has not received any notice, alleging a violation of any such laws, regulations or other requirements. Vicor is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Vicor after it acquires Vicor’s properties, assets and business.

(b)    Vicor has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are, required or necessary to its operations and business.

3.12    Books and Records.    The books of account, minute books, stock record books, and other records of Vicor, complete copies of which have been made available to SRKP, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect on Vicor. At the Closing, all of Vicor’s records will be in the possession of SRKP.

3.13    Real Property.    Vicor does not own or lease any real property except as otherwise disclosed in Section 3.13 of the Vicor Disclosure Schedule.

3.14    Insurance.    Vicor does not own or maintain any insurance policies except as otherwise disclosed in Section 3.14 of the Vicor Disclosure Schedule.

3.15    No Undisclosed Liabilities.    Vicor has no liabilities except liabilities which are accrued or reserved against in the consolidated balance sheets of Vicor as of December 31, 2005, included in the Vicor Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Vicor has not incurred or paid any liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vicor or (ii) in connection with the transactions contemplated by this Agreement.

3.16    Environmental Matters.

(a)    Vicor, its Operating Properties and its Participation Facilities are and have been in compliance with all Environmental Laws.

(b)    There has not occurred, nor is there presently occurring, nor is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any respective current or former properties of Vicor, its Operating Properties and its Participation Facilities, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of Vicor, its Operating Properties or, to the Knowledge of Vicor, its Participation Facilities, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

(c)    Vicor, its Operating Properties and its Participation Facilities have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used or handled or disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified Vicor, any of its Operating Properties or any of its Participation Facilities that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

(d)    There is no litigation pending, or to the Knowledge of Vicor, threatened to occur, before any court, governmental agency or authority, or any other forum, in which any Vicor, its respective Operating Properties or, to the Knowledge of Vicor, their respective Participation Facilities, has been or, with respect to threatened litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Vicor or its Operating Properties or Participation Facilities.

(e)    There are no non-compliance orders, warning letters, or notices of violation (collectively, ‘‘Notices’’) pending, nor to the Knowledge of Vicor is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which Vicor or its Operating Properties or, to the Knowledge of Vicor, its Participation Facilities, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Vicor or its Operating Properties or Participation Facilities.

3.17    Absence of Certain Developments.    Except as disclosed in Section 3.17 the Vicor Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 2005, Vicor has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (a) any event having a Material Adverse Effect on Vicor, (b) any event that would reasonably be expected to prevent or materially delay the performance of Vicor’s obligations pursuant to this Agreement, (c) any material change by Vicor in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Vicor or any redemption, purchase or other acquisition of any of Vicor’s securities, (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Vicor, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Vicor, (f) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Vicor, (g) any amendment to the Certificate of Incorporation or Bylaws of Vicor, (h) other than in the ordinary course of business consistent with past practice, any (i) capital expenditures by Vicor, (ii) purchase, sale, assignment or transfer of any material assets by Vicor, (iii) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Vicor, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Vicor, or (iv) cancellation, compromise, release or waiver by Vicor of any rights of material value or any material debts or claims, (ix) any incurrence by Vicor of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Vicor, (xi) entry by Vicor into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Vicor is a party or by which any of them is bound, (xiii) entry by Vicor into any loan or other transaction with any officers, directors or employees of Vicor, (xiv) any charitable or other capital contribution by Vicor or pledge therefore, (xv) entry by Vicor into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Vicor to do any of the things described in the preceding clauses (i) through (xv).

3.18    Employee Benefit Plans.

Except as otherwise disclosed in Section 3.18 of the Vicor Disclosure Schedule:

(a)    Vicor does not have any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, medical, vision, dental, or other health plans, other employee benefit plans or fringe benefit plans, including ‘‘employee benefit plans’’ as that term is defined in Section 3(3) of ERISA, that is currently, or has ever been, maintained by Vicor or with respect to which Vicor has an obligation to contribute, or which is otherwise in effect.

(b)    No director, officer, or employee of Vicor will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

3.19    Employees.    Except as disclosed in Section 3.19 of the Vicor Disclosure Schedule, Vicor has no employees.

3.20    Proprietary Information and Inventions.    No current Vicor employee, consultant, and advisory board member is party to either a non-disclosure agreement or an alternative employment agreement with Vicor containing comparable non-disclosure provisions.

3.21    Intellectual Property.

(a)    Except as set forth in Section 3.21 of the Vicor Disclosure Schedule, Vicor does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the ‘‘Vicor Intellectual Property’’).

(b)    To Vicor’s Knowledge, Vicor is not infringing upon the proprietary rights of any Person. There are no claims pending or, to Vicor’s Knowledge, threatened alleging that Vicor is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)    Vicor is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Vicor.

3.22    Tax Free Reorganization.    Neither Vicor nor, to Vicor’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.23    Full Disclosure.    The representations and warranties of Vicor contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Vicor has Knowledge that has not been disclosed to SRKP pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Vicor or materially adversely affect the ability of Vicor to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF SRKP AND MERGERCO

Except as otherwise specifically disclosed on the SRKP/MergerCo Disclosure Schedule (the ‘‘SRKP/MergerCo Disclosure Schedule’’) attached hereto as Exhibit ‘‘D’’, SRKP and MergerCo each hereby jointly and severally represent and warrant to Vicor as follows:

4.1    Organization and Due Authorization; Authority.    SRKP and MergerCo are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on their respective businesses as now conducted and to own, lease and operate their respective assets. SRKP and MergerCo each have the corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. SRKP and MergerCo each have taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of SRKP and MergerCo, enforceable against SRKP and MergerCo in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought). Except for (x) approvals under applicable Blue Sky laws and the filing of Form D with the Securities and Exchange Commission and (y) the filing of the Certificate of Merger with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of SRKP or MergerCo for the consummation by SRKP or MergerCo of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SRKP or MergerCo, or adversely affect the consummation of the transactions contemplated hereby.

4.2    No Conflicts.    Neither SRKP nor MergerCo is subject to, or obligated under, any provision of (i) their respective Certificates of Incorporation or Bylaws, (ii) any agreement, arrangement or understanding nor (iii) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on SRKP or MergerCo.

4.3    Capitalization.

(a)    As of the date hereof, SRKP is, and on the Effective Date will be, authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 2,700,000 shares of common stock and no shares of preferred stock are currently issued and outstanding. The issued and outstanding shares of capital stock of SRKP are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to SRKP’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. SRKP has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by SRKP and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from SRKP any shares of capital stock or other securities of SRKP of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require SRKP to repurchase or otherwise acquire any shares of its capital stock.

(b)    SRKP is not a party to, and to SRKP’s Knowledge, there does not exist, any voting trusts, proxies, or other contracts with respect to the voting shares of capital stock of SRKP.

(c)    The authorized capital of MergerCo consists of 1,000 shares of common stock, par value $.0001 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by SRKP. The issued and outstanding shares of capital stock of MergerCo are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to SRKP’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from MergerCo any shares of capital stock or other securities of MergerCo of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require MergerCo to repurchase or otherwise acquire any shares of its capital stock.

4.4    Exchange Act Reports.

(a)    Prior to the date of this Agreement, SRKP has made available to Vicor complete and accurate copies of (a) SRKP’s Registration Statement on Form 10-SB/A as filed with the SEC on August 29, 2005 (the ‘‘SRKP 10-SB’’), (b) SRKP’s Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2005 and March 31, 2006, as filed with the SEC (the ‘‘SRKP 10-QSB Reports’’), and (c) SRKP’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the SEC (the ‘‘SRKP 10-KSB Reports’’, and together with the SRKP 10-SB and SRKP 10-QSB Reports, the ‘‘SRKP SEC Filings’’). The SRKP SEC Filings (i) at the time filed, complied with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement or omit to state a material fact required to be stated in such SRKP SEC Filings or necessary in order to make the statements in such SRKP SEC Filings, in light of the circumstances under which they were made, not misleading.

(b)    SRKP has made available to Vicor audited balance sheets of SRKP as of December 31, 2005, and the related audited consolidated statements of operations, changes in stockholders’ equity (net capital deficiency), and cash flows for the year then ended and from inception of Vicor to such date and its unaudited consolidated balance sheet as of March 31, 2006 and the related unaudited consolidated statements of operations, changes in stockholders’ equity (net capital deficiency), and cash flows for the period then ended (the ‘‘SRKP Financial Statements’’). Each of the SRKP Financial Statements (including, in each case, any related notes) contained in the SRKP SEC Filings, including any SRKP SEC Filings filed after the date of this Agreement until the Effective Time, complied as to form with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the financial position of SRKP as at the respective dates and the consolidated results of operations and cash flows for the periods indicated.

4.5    Litigation.    There is no Litigation instituted or pending, or, to the Knowledge of SRKP or to the Knowledge of MergerCo, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against SRKP or MergerCo, or against any director or employee of SRKP or MergerCo, in their capacity as such, or against any asset, interest, or right of any of them, nor are there any orders, judgments or decrees issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign outstanding against any SRKP or MergerCo. To the Knowledge of SRKP or to the Knowledge of MergerCo, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving SRKP, or SRKP’s officers, directors, employees or affiliates, individually or in the aggregate.

4.6    Subsidiaries.    MergerCo is SRKP’s sole Subsidiary.

4.7    No Brokers or Finders.    None of SRKP or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.8    Tax Matters.

(a)    Filing of Tax Returns.    SRKP has timely filed with the appropriate taxing authorities all returns, declarations, reports, estimates, information returns, statements and other documents, (‘‘SRKP Returns’’), required to be filed in respect of Taxes or required to be filed or sent by it by any taxing authority having jurisdiction, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing through the date hereof. All such SRKP Returns were, and the information contained therein was, complete and accurate in all respects. SRKP has not requested any extension of time within which to file SRKP Returns (including, without limitation, information returns) in respect of any Taxes. SRKP and MergerCo have made available to Vicor copies of such portions of the federal, state, foreign and local income tax returns of each of SRKP and MergerCo since inception. Neither SRKP nor MergerCo has derived income from or operated a trade or business in any foreign country, state or locality.

(b)    Payment of Taxes.    All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with SRKP management’s estimate of the taxes owed and in accordance with GAAP as of the Closing Date or (iii) are being contested in good faith by SRKP pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 1.1(w) of the SRKP Disclosure Schedule. SRKP does not have any material liability for Taxes in excess of the amounts so paid or reserves so established in accordance with (b)(i) or (b)(ii) above. Each of SRKP and MergerCo has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income SRKP receives after the Closing, or (iii) as set forth in Section 1.1(w) of the SRKP Disclosure Schedule, to the Knowledge of SRKP, no acts, events or omissions have occurred on or before the Closing Date that would result in material Taxes for which SRKP or MergerCo is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

(c)    Audit History.    Except as set forth in Section 1.1(x) of the SRKP Disclosure Schedule, there are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 1.1(x) of the SRKP Disclosure Schedule, there are no pending or, to SRKP’s Knowledge or to MergerCo’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes, in each case, that, in the reasonable judgment of SRKP and MergerCo or their respective tax advisers, are likely to result in a Material additional amount of Taxes. Audits of federal, state, foreign and local returns for Taxes of either SRKP or MergerCo by the relevant taxing authorities within the past 5 years have been completed for each period set forth in Section 1.1(x) of the SRKP Disclosure Schedule. Except as set forth in Section 1.1(x) of the SRKP Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to either SRKP or MergerCo.

(d)    Tax Elections.

(1)    All material elections with respect to Taxes affecting either SRKP or MergerCo that are effective as of the date hereof are set forth in Section 1.1(y) of the SRKP Disclosure Schedule.

(2)    Neither SRKP nor MergerCo:    (i) has agreed, or is required, to make any adjustment under § 481(a) of the Code that would be applicable to any taxable period ending after the Closing Date by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any asset of either SRKP or MergerCo as owned by another Person pursuant to the provisions of § 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns tax-exempt bond financed property within the meaning of § 168(g) of the Code, or (iv) owns tax-exempt use property within the meaning of § 168(h)(1) of the Code.

(e)    Asset Liens.    There are no liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of either SRKP or MergerCo.

(f)    Tax Rulings/Binding Agreement.    Neither SRKP nor MergerCo has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would materially adversely affect the amount of Taxes after the Closing Date.

(g)    Power of Attorney.    Except as set forth in Section 1.1(bb) of the SRKP Disclosure Schedule, there is no power of attorney currently in force granted by either SRKP or MergerCo relating to Taxes.

(h)    Prior Affiliated Groups.    Section 1.1(cc) of the SRKP Disclosure Schedule lists all combined consolidated or unitary groups (other than the consolidated or unitary group of which SRKP is the parent) of which each SRKP Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.

(i)    Tax-Sharing Agreements.    Neither SRKP nor MergerCo is a party to a tax-sharing agreement or any similar arrangement.

(j)    Existing Partnerships and Single Member LLCs.    Neither SRKP nor MergerCo (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes, or (ii) owns a single member limited liability company which is treated as a disregarded entity.

(k)    Parachute Payments.    Neither SRKP nor MergerCo has made or become obligated to make, or will, as a result of any event connected with the merger of SRKP with CCBG or any other transaction contemplated herein, make or become obligated to make, any ‘‘excess parachute payment’’ as defined in § 280G of the Code.

(l)    Balance of Intercompany Items.    All items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. § 1.1502-13.

(m)    Debt or Stock of Acquiring Group.    Neither SRKP nor MergerCo owns any debt obligation of a CCBG Entity or any CCBG Capital Stock.

(n)    Compliance with § 6038A.    Each SRKP Entity has complied with all applicable reporting and record-keeping requirements under § 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

(o)    FIRPTA.    Neither SRKP nor MergerCo is a ‘‘foreign Person’’ as defined in § 1445(f)(3) of the Code.

(p)    Permanent Establishment.    Neither SRKP nor MergerCo has, or has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country.

(q)    Security for Tax-Exempt Obligations.    None of the Assets of either SRKP or MergerCo directly or indirectly secures any debt, the interest on which is tax-exempt under § 103(a) of the Code.

(r)    U.S. Real Property Holding Corporation.    Neither SRKP nor MergerCo is, or has been, a United States real property holding corporation (as defined in § 897(c)(2) of the Code) during the applicable period specified in § 897(c)(1)(A)(ii) of the Code.

(s)    Unpaid Tax.    The unpaid Taxes of each of SRKP and MergerCo do not exceed the reserve for Taxes based upon SRKP management’s estimates of the Taxes owed (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent SRKP Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SRKP.

(t)    Tax Ownership.    Each asset with respect to which either SRKP or MergerCo claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such entity.

(u)    Timing Differences.    No item of income or gain reported by either SRKP or MergerCo for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period except to the extent that a reserve has been established on the books and financial statements of SRKP to reflect timing differences between book and Tax income.

4.9    Contracts and Commitments.    Except as contemplated herein, SRKP is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect.

4.10    Affiliate Transactions.    No officer, director or employee of SRKP, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq National or Small Cap Markets, or in an over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively ‘‘SRKP Insiders’’), has any agreement with SRKP or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of SRKP (other than ownership of capital stock of SRKP Subsidiaries). SRKP is not indebted to any SRKP Insider (except for reimbursement of ordinary business expenses) and no SRKP Insider is indebted to SRKP) except for cash advances for ordinary business expenses). No SRKP Insider has any direct or indirect interest in any competitor, supplier or customer of SRKP or in any Person, firm or entity from whom or to whom SRKP leases any property, or in any other Person, firm or entity with whom SRKP transacts business of any nature. For purposes of this Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.11    Compliance with Laws; Permits.

(a)    Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on SRKP, SRKP and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against SRKP, and SRKP has not received any notice, alleging a violation of any such laws, regulations or other requirements. SRKP is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Vicor after it acquires SRKP’s properties, assets and business.

(b)    SRKP has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are, required or necessary to its operations and business.

4.12    Validity of the SRKP Common Stock and SRKP Preferred Stock.    The shares of SRKP Common Stock and SRKP Preferred Stock to be issued to holders of Vicor Common Stock or Vicor Preferred Stock, respectively, pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable under the DGCL. None of the outstanding shares of SRKP Common Stock or SRKP Preferred Stock has been, and none of the shares of SRKP Common Stock to be issued in exchange for shares of Vicor Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SRKP.

4.13    Books and Records.    The books of account, minute books, stock record books, and other records of SRKP, complete copies of which have been made available to Vicor, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect on SRKP. At the Closing, all of SRKP’s records will be in the possession of SRKP.

4.14    Real Property.    SRKP does not own or lease any real property.

4.15    Insurance.    SRKP does not own or maintain any insurance policies.

4.16    No Undisclosed Liabilities.    Neither SRKP nor MergerCo has any liabilities except liabilities which are accrued or reserved against in the consolidated balance sheets of SRKP as of December 31, 2005, included in the SRKP Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Neither SRKP nor MergerCo has incurred or paid any liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an SRKP Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

4.17    Environmental Matters.

(a)    SRKP, MergerCo, their respective Operating Properties and their respective Participation Facilities are and have been in compliance with all Environmental Laws.

(b)    There has not occurred, nor is there presently occurring, nor is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any respective current or former properties of SRKP, MergerCo, their respective Operating Properties and their respective Participation Facilities, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of SRKP, MergerCo, their respective Operating Properties or, to the Knowledge of SRKP or the Knowledge of MergerCo, their respective Participation Facilities, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

(c)    SRKP, MergerCo, their respective Operating Properties and their respective Participation Facilities have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used or handled or disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified SRKP, MergerCo, any of their respective Operating Properties or any of their respective Participation Facilities that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

(d)    There is no litigation pending, or to the Knowledge of SRKP or to the Knowledge of MergerCo, threatened to occur, before any court, governmental agency or authority, or any other forum, in which any SRKP, MergerCo, or their respective Operating Properties or, to the Knowledge of SRKP or to the Knowledge of MergerCo, their respective Participation Facilities, has been or, with respect to threatened litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by SRKP, MergerCo, or their respective Operating Properties or their respective Participation Facilities.

(e)    There are no non-compliance orders, warning letters, or notices of violation (collectively, ‘‘Notices’’) pending, nor to the Knowledge of SRKP or to the Knowledge of MergerCo is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which SRKP, MergerCo, or their respective Operating Properties or, to the Knowledge of SRKP or to the Knowledge of MergerCo, their respective Participation Facilities, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by SRKP, MergerCo, or their respective Operating Properties or their respective Participation Facilities.

4.18    Absence of Certain Developments.    Except as disclosed in the SRKP SEC Filings or as otherwise contemplated by this Agreement, since December 31, 2005, SRKP has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on SRKP, (ii) any event that would reasonably be expected to prevent or materially delay the performance of SRKP’s obligations pursuant to this Agreement, (iii) any material change by SRKP in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of SRKP or any redemption, purchase or other acquisition of any of SRKP’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of SRKP, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of SRKP, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by SRKP, (vii) any amendment to the Certificate of Incorporation or Bylaws of SRKP, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by SRKP, (x) purchase, sale, assignment or transfer of any material assets by SRKP, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of SRKP, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on SRKP, or (z) cancellation, compromise, release or waiver by SRKP of any rights of material value or any material debts or claims, (ix) any incurrence by SRKP of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of SRKP, (xi) entry by SRKP into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which SRKP is a party or by which any of them is bound, (xiii) entry by SRKP into any loan or other transaction with any officers, directors or employees of SRKP, (xiv) any charitable or other capital contribution by SRKP or pledge therefore, (xv) entry by SRKP into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by SRKP to do any of the things described in the preceding clauses (i) through (xv).

4.19    Employee Benefit Plans.

(a)    SRKP does not have any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, medical, vision, dental, or other health plans, other employee benefit plans or fringe benefit plans, including ‘‘employee benefit plans’’ as that term is defined in Section 3(3) of ERISA, that is currently, or has ever been, maintained by SRKP or with respect to which SRKP has an obligation to contribute, or which is otherwise in effect.

(b)    No director, officer, or employee of SRKP will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

4.20    Employees.    Except as disclosed in the SRKP SEC Filings, SRKP has no employees.

4.21    Proprietary Information and Inventions.    No current SRKP employee, consultant, and advisory board member is party to either a non-disclosure agreement or an alternative employment agreement with SRKP containing comparable non-disclosure provisions.

4.22    Intellectual Property.

(a)    SRKP does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the ‘‘SRKP Intellectual Property’’).

(b)    To SRKP’s Knowledge, SRKP is not infringing upon the proprietary rights of any Person. There are no claims pending or, to SRKP’s Knowledge, threatened alleging that SRKP is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)    SRKP is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SRKP.

4.23    Tax Free Reorganization.    Neither SRKP nor, to SRKP’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.24    Full Disclosure.    The representations and warranties of SRKP and MergerCo contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which SRKP or MergerCo has Knowledge that has not been disclosed to Vicor pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on SRKP or MergerCo or materially adversely affect the ability of SRKP or MergerCo to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1    Conduct of Business by SRKP and MergerCo.    From the date of this Agreement until the earlier of the Effective Date on the termination of this Agreement, unless Vicor shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, neither SRKP nor MergerCo shall, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of SRKP, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of SRKP, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of SRKP’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and SRKP’s past custom and practice, (f) issue, sell, pledge, encumber the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SRKP Common Stock SRKP Preferred Stock or any other Capital Stock or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return, (i) incur any debt or other obligations, (j) enter into, modify, amend, or terminate any contract or agreement, (k) adopt any new benefit plan, or (l) commence or settle any litigation.

5.2    Conduct of Business by Vicor.    From the date of this Agreement until the earlier of the Effective Date of the termination of this Agreement, unless SRKP shall otherwise agree in writing or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, Vicor shall not, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Vicor, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Vicor, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Vicor’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Vicor’s past custom and practice, (f) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (g) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1    Governmental Filings.    Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, responses to SEC comment letters, and applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2    Expenses.    Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. All SRKP Professional Fees shall be paid by Vicor.

6.3    Due Diligence; Access to Information; Confidentiality.

(a)    Between the date hereof and the Closing Date, Vicor and SRKP shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as ‘‘Representatives’’), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as ‘‘Evaluation Material’’) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)    Vicor and SRKP agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c)    In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order. In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such Person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by SRKP with the Securities and Exchange Commission under cover of Form 8-K.

(d)    Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither SRKP nor Vicor nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)    is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(ii)    was available to such party on a non-confidential basis prior to its disclosure;

(iii)    becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(iv)    developed by such party independently of any disclosure by the other party; or

(v)    is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e)    SRKP and Vicor each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4    Tax Treatment.    Each of the parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to use its reasonable efforts to take no action which would cause the Merger not, to qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Code for federal income tax purposes.

6.5    Press Releases.    Vicor and SRKP shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6    Registration Statement; Proxy Statement; Stockholder Approval.    Subject to the obligations and understandings set forth in Section 6.7 hereof, as soon as reasonably practicable after execution of this Agreement, at a date determined by Vicor in its sole discretion (provided that such date is after the closing of the Convertible Note Private Financing), Vicor shall prepare and SRKP shall file the Registration Statement with the SEC, and both parties shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of SRKP Common Stock upon consummation of the Merger. SRKP and Vicor shall each cooperate in the preparation and filing of the Registration Statement and shall each furnish all information concerning it and the holders of its capital stock as either party may reasonably request in connection with such action. Vicor shall call a Stockholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders’ Meeting, (i) SRKP shall prepare and file with the SEC the Registration Statement which shall contain the Proxy Statement and Vicor shall mail such Proxy Statement to the Vicor stockholders, (ii) Vicor shall furnish to SRKP all information concerning Vicor that SRKP may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Vicor shall recommend to Vicor stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of Vicor shall use their reasonable efforts to obtain such stockholders’ approval. SRKP and Vicor shall make all necessary filings with respect to the Merger under the securities laws. Neither the Registration Statement nor any of the registration statements referenced in Section 6.7 hereof shall be filed at any time before the final closing and termination of the Convertible Note Private Financing.

6.7    Additional Registration Obligations.    The parties hereto agree and acknowledge that SRKP shall prepare and file, no later than the filing of the Registration Statement in accordance with Section 6.6 hereof (the ‘‘Initial Filing Date’’), with the SEC a registration statement on Form SB-2 or other appropriate form (the ‘‘SRKP Stockholder Registration Statement’’) to register the resale of SRKP Common Stock held by the Original SRKP Stockholders; provided, however, that the SRKP Stockholder Registration Statement shall not cover any shares held by such stockholders who are affiliates of Westpark Capital, Inc. (‘‘Westpark Affiliates’’), as specified in Section 6.7 of the SRKP/MergerCo Disclosure Schedule, who shall instead receive registration rights to require SRKP to file a registration statement on Form SB-2 or other appropriate form (the ‘‘Second Registration Statement’’) to register the resale of shares of SRKP Common Stock held by them and shares of SRKP Common Stock held by Westpark Capital, Inc. (‘‘Westpark’’) no later than the tenth (10) day after the end of the six (6) month period that immediately follows the Effective Time (the ‘‘Required Second Filing Date’’). Vicor, SRKP and the Surviving Company shall use their reasonable best efforts to: (i) maintain the SRKP Stockholder Registration Statement and the Second Registration Statement effective for a period of twenty-four (24) months at SRKP’s expense; and (ii) cause the SRKP Stockholder Registration Statement to become effective within one hundred twenty (120) days after the Initial Filing Date; and (iii) cause the Second Registration Statement to become effective within one hundred twenty (120) days (or one hundred fifty (150) days in case of a full review by the SEC) after the Required Second Filing Date (the ‘‘Required Second Effectiveness Date’’). Vicor, SRKP and the Surviving Company shall enter into a Registration Rights Agreement acceptable to the Original SRKP Stockholders with respect to rights described in this Section 6.7 and the filing of the SRKP Stockholder Registration Statement (the ‘‘First Registration Rights Agreement’’). Vicor, SRKP and the Surviving Company shall also enter into a Registration Rights Agreement on terms acceptable to the Westpark Affiliates and Westpark with respect to rights described in this Section 6.7 and the filing of the Second Registration Statement (the ‘‘Westpark Registration Rights Agreement’’). Notwithstanding anything contained herein to the contrary, if SRKP fails to file the Second Registration Statement by the Required Second Filing Date or if the Second Registration Statement does not become effective on or before the Required Effectiveness Date due to the failure of SRKP to fulfill its obligations hereunder and the Westpark Registration Rights Agreement, SRKP shall be required to issue, as liquidated damages, to Westpark Capital, Inc. and the Westpark Affiliates shares equal to a total of 0.0333% of the shares to be covered by the Second Registration Statement for each day that the Second Registration Statement has not been filed or declared effective by the SEC (and until the Second Registration Statement is filed with or declared effective by the SEC), as applicable. Notwithstanding any other provision of this Agreement, all obligations under clause (i) of this Section 6.7 shall cease with respect to the SRKP Stockholder Registration Statement and the Second Registration Statement, respectively, if all of the shares of SRKP Common Stock covered by the SRKP Stockholder Registration Statement and the Second Registration Statement (y) are sold pursuant to such registration statement, or (z) become otherwise freely tradable pursuant to Rule 144(k) under the Securities Act.

6.8    Securities Reports.    SRKP shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. SRKP agrees to provide to Vicor copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC.

6.9    No Solicitation.

(a)    Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither SRKP nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that SRKP may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of SRKP determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of SRKP. SRKP will promptly advise Vicor if it receives a proposal or inquiry with respect to the matters described above.

(b)    Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Vicor nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Vicor may engage in such discussion in response to any unsolicited proposal from an unrelated party if the Board of Directors of Vicor determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Vicor. Vicor will promptly advise SRKP if it receives a proposal or inquiry with respect to the matters described above.

6.10    Failure to Fulfill Conditions.    In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.11    Notification of Certain Matters.    On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

6.12    Disclosure Schedules.    Vicor shall prepare and deliver to SRKP the Vicor Disclosure Schedule no later than September 30, 2006.

ARTICLE VII
CONDITIONS

7.1    Conditions to Obligations of Each Party.    The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)    No Prohibitive Change of Law.    There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)    Stockholder Approval.    This Agreement and the Merger shall have been approved by the requisite Vicor stockholder vote.

(c)    Section 14(f) Compliance.    Ten days shall have elapsed since an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder has been filed with the SEC and transmitted to the stockholders of SRKP in accordance with said Rule 14f-1.

(d)    Adverse Proceedings.    There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by SRKP or MergerCo of all or a material portion of the business or assets of Vicor, or to compel SRKP or MergerCo or Vicor to dispose of or to hold separately all or a material portion of the business or assets of SRKP or of MergerCo or of Vicor, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(e)    Governmental Action.    There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(e).

(f)    Market Conditions.    There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Markets, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets in any of the foregoing cases generally that would make completion of the Merger impossible.

7.2    Additional Conditions to Obligation of SRKP.    The obligation of SRKP to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)    Representations and Compliance.    The representations of Vicor contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Vicor shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)    Officer’s Certificate.    Vicor shall have furnished to SRKP certificate of the Chief Executive Officer, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)    Secretary’s Certificate.    Vicor shall have furnished to SRKP (i) copies of the text of the resolutions by which the corporate action on the part of Vicor necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of Vicor by its corporate secretary or one of its assistant corporate secretaries certifying to SRKP that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of Vicor by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Vicor executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Vicor and, (iv) a copy of the Certificate of Incorporation of Vicor, certified by the Secretary of State of Delaware, and a certificate from the Secretary of State of Delaware evidencing the good standing of Vicor in such jurisdiction as of a day within five business days prior to the Closing Date.

(d)    Consents and Approvals.    Vicor shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Vicor’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Vicor or any license, franchise or permit of or affecting Vicor.

(e)    Merger Certificate.    Vicor shall have executed a copy of the Certificate of Merger.

(f)    Legal Opinion.    SRKP shall have obtained a legal opinion from Vicor’s counsel in a form satisfactory to SRKP and its counsel.

(g)    ‘‘Lock Up’’ Agreement by Existing Vicor Stockholders.    Vicor shall have obtained the written agreement of the holders of at least 95.0% of the outstanding shares of Vicor Common Stock (calculated as of the Effective Date) to refrain from selling, assigning or otherwise transferring any of the shares of Vicor Common Stock held by them for a period of one year without the prior written consent of WestPark. WestPark may withhold such consent in its sole discretion. SRKP may elect to waive or reduce this 95.0% agreement requirement in its sole discretion.

(h)    Registration Rights Agreement.    Vicor shall have executed and delivered the First Registration Rights Agreement and the Westpark Registration Rights Agreement.

(i)    Effectiveness of Registration Statement.    The SRKP Stockholder Registration Statement shall have been declared effective by the SEC.

7.3    Additional Conditions to Obligation of Vicor.    The obligation of Vicor to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)    Representations and Compliance.    The representations of SRKP and MergerCo contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. SRKP and MergerCo, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

(b)    Officers’ Certificate.    SRKP shall have furnished to Vicor a certificate of the Chief Executive Officer and the Chief Financial Officer of SRKP, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)    Secretary’s Certificate.    SRKP shall have furnished to Vicor (i) copies of the text of the resolutions by which the corporate action on the part of SRKP necessary to approve this Agreement and the Certificate of Merger, the election of the directors and appointment of officers of Vicor to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, (ii) a certificate of the corporate secretary or assistant corporation secretary of SRKP dated as of the Closing Date certifying to Vicor that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of SRKP by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of SRKP executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iv) a copy of the Certificate of Incorporation of SRKP, certified by the Secretary of State of Delaware, and certificates from the Secretary of State of Delaware evidencing the good standing of SRKP in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)    Consents and Approvals.    SRKP and MergerCo shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of SRKP’s or MergerCo’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting SRKP or any license, franchise or permit of or affecting SRKP.

(e)    SEC Reports.    SRKP shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act.

(f)    SRKP Certificate of Designation.    SRKP shall have filed a Certificate of Designation setting forth all of the rights, preferences and other terms of the SRKP Preferred Stock in substantially the form attached hereto as Exhibit B.

(g)    Resignations.    Each of the officers and non-continuing directors of SRKP immediately prior to the Effective Time shall deliver duly executed resignations from their positions with SRKP effective immediately after the Effective Time.

(h)    Dissenters’ Rights.    Holders of no more than two (2) percent of the outstanding shares of Vicor Common Stock and Vicor Preferred Stock, respectively, shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

(i)    Legal Opinion.    Vicor shall have obtained a legal opinion from SRKP’s counsel in a form satisfactory to Vicor and its counsel.

ARTICLE VIII
TERMINATION

8.1    Termination.    This Agreement may be terminated prior to the Effective Date:

(a)    by mutual consent of Vicor and SRKP, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)    by SRKP, if any representation of Vicor set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c)    by Vicor, if any representation of SRKP set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d)    by SRKP, if Vicor fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e)    by Vicor, if SRKP fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f)    by Vicor, if, following a vote by the stockholders of Vicor at the Vicor Stockholder Meeting, the Merger and this Agreement are not duly approved by the stockholders of Vicor;

(g)    by either Vicor or SRKP if the Closing Date is not on or before December 31, 2006, or such later date as Vicor and SRKP may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement);

(h)    by SRKP if, after complying with Section 6.9(a) and affording Vicor ten (10) business days notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.9(a) (and, if Vicor so elects, after good faith negotiations with Vicor during such ten business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable SRKP to proceed with the Merger), the Board of Directors of SRKP shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by Vicor;

(i)    by Vicor if, after complying with Section 6.9(b) and affording SRKP ten (10) business days notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.9(b) (and, if SRKP so elects, after good faith negotiations with SRKP during such ten business day period to attempt to make adjustments in the terms and conditions of this Agreement as would enable Vicor to proceed with the Merger), the Board of Directors of Vicor shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by SRKP; and

(j)    by SRKP, if the Vicor Disclosure Schedule (to be delivered on or before September 30, 2006) contains any information (A) that is inconsistent or different in any material respect from information discovered by SRKP, or furnished to SRKP by Vicor, during the course of SRKP’s due diligence review of Vicor and its business and operations in connection with the transactions contemplated hereby, and (B) that has or relates to an item, event or occurrence that has a Material Adverse Effect on Vicor.

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

8.2    No Survival.    In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3(d)) will survive the Effective Time indefinitely.

ARTICLE IX
GENERAL PROVISIONS

9.1    Notices.    All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered or sent by nationally recognized overnight courier delivery service (such as Federal Express, UPS, DHL or USPS Express Mail) addressed to:

If to Vicor:	Vicor Technologies, Inc.
2300 Corporate Blvd NW, Suite 123 Boca Raton, FL 33432 Attention: David H. Fater, President and Chief Executive Officer
With copies to:	Gunster, Yoakley & Stewart, P.A 500 East Broward Blvd., Suite 1400 Fort Lauderdale, FL 33394-3076 Attention: Robert C. White, Jr., Esq.
If to SRKP:	SRKP 6, Inc. 1900 Avenue of the Stars Suite 310 Los Angeles, CA 90067 Attention: Richard Rappaport, President
With copies to:	Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard 20th Floor Sherman Oaks, California 91403 Attention: Scott Alderton, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered on the date of actual delivery or the date such delivery is refused by the recipient, as applicable.

9.2    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as ‘‘herein,’’ ‘‘hereinafter,’’ ‘‘hereof,’’ ‘‘hereto,’’ ‘‘hereby’’ and ‘‘hereunder,’’ and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.3    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.4    Amendment.    To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Vicor Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Vicor Common Stock.

9.5    Waivers.

(a)    Prior to or at the Effective Time, SRKP, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Vicor, to waive or extend the time for the compliance or fulfillment by Vicor of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SRKP under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SRKP. Without limiting the generality of the preceding provisions of this Section 9.5, SRKP may, in its sole discretion, elect to waive or reduce the requirements of Section 7.2(g) and proceed with the consummation of the Merger.

(b)    Prior to or at the Effective Time, Vicor, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by SRKP, to waive or extend the time for the compliance or fulfillment by SRKP of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Vicor under this Agreement, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Vicor.

(c)    The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6    Entire Agreement.    Except as otherwise expressly provided herein, this Agreement (including all Exhibits, Schedules, documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Without limiting the generality of the preceding provisions of this Section 9.6, all Exhibits and Schedules attached to this Agreement are hereby incorporated into and made a part of this Agreement.

9.7    Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.9    Governing Law.    This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.10    Jurisdiction; Service of Process.    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.10, however, affects the right of any party to serve legal process in any other manner permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

VICOR TECHNOLOGIES, INC.
By: /s/ David H. Fater
Name: David H. Fater Title: President and Chief Executive Officer
SRKP 6, INC.
By: /s/ Richard Rappaport
Name: Richard Rappaport Title: President
VICOR ACQUISITION CORP
By: /s/ Richard Rappaport
Name: Richard Rappaport Title: President

 OMITTED SCHEDULES

Exhibit A – Certificate of Merger

Exhibit B – SRKP Certificate of Designation

Exhibit C – Vicor Disclosure Schedule

Exhibit D – SRKP/MergerCo Disclosure Schedule

Exhibit E – List of Original SRKP Shares and Stockholders

Schedule 1 – Description of Excluded Convertible Notes

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the ‘‘Agreement’’) is entered into on December 6, 2006 by and among Vicor Technologies, Inc., a Delaware corporation (‘‘Vicor’’), SRKP 6, Inc., a Delaware corporation (‘‘SRKP’’), and Vicor Acquisition Corp., a Delaware corporation (‘‘MergerCo’’).

RECITALS

WHEREAS, on July 28, 2006 Vicor, SRKP and MergerCo entered into that certain Agreement and Plan of Merger (the ‘‘Merger Agreement’’), a copy of which is attached hereto as Exhibit A;

WHEREAS, Vicor, SRKP and MergerCo wish to extend the closing date of the transactions contemplated by the Merger Agreement from December 31, 2006 to March 31, 2007; and

WHEREAS, Section 9.4 of the Merger Agreement provides that to the extent permitted by law, the Merger Agreement may be amended by a subsequent writing signed by each of the parties upon approval by each of the parties, whether before or after stockholder approval of the Merger Agreement has been obtained; provided, that after any such approval by the holders of Vicor Common Stock, there shall be no amendment that reduces or modifies in any material respect the consideration to be received by holders of Vicor Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

AGREEMENT

1.    Recitals.    The foregoing recitals are true and correct. Each of the foregoing recitals to this Agreement are hereby incorporated into and made a part of this Agreement.

2.    Definitions.    Unless indicated otherwise, each capitalized term used in this Agreement shall have the same meaning as set forth in the Merger Agreement.

3.    Amendment of Sections 2.1(c) and 8.1(g) of the Merger Agreement.    The reference to the date ‘‘December 31, 2006’’ in Sections 2.1(c) and 8.1(g) of the Merger Agreement are hereby deleted in their entirety and superseded and replaced with the following:

‘‘March 31, 2007.’’

4.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

5.    Miscellaneous.    Except as specifically set forth herein, the terms of the Merger Agreement remain unchanged and in full force and effect, in accordance with its terms. To the extent inconsistent with the Merger Agreement, this Agreement shall modify and supersede the Merger Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AMENDMENT TO AGREEMENT AND PLAN OF MERGER.

VICOR TECHNOLOGIES, INC.
By: /s/ David H. Fater
Name: David H. Fater Title: President and Chief Executive and Financial Officer Date: December 6, 2006
SRKP 6, INC.
By: /s/ Richard Rappaport
Name: Richard Rappaport Title: President Date: December 6, 2006
VICOR ACQUISITION CORP.
By: /s/ Richard Rappaport
Name: Richard Rappaport Title: President Date: December 6, 2006

ANNEX B

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the Meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a Meeting of stockholders, the corporation, not less than 20 days prior to the Meeting, shall notify each of its stockholders who was such on the record date for such Meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX C

AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SRKP 6, Inc.

Los Angeles, California

We have audited the accompanying balance sheet of SRKP 6, Inc. (a development stage company) as of December 31, 2005, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from May 24, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SRKP 6, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period from May 24, 2005 (inception) to December 31, 2005, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company and ultimately achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AJ. ROBBINS, P.C.
AJ. ROBBINS, P.C. CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado
January 19, 2006

SRKP 6, INC.
(A Development Stage Company)
BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
ASSETS:
Cash	$2,850	$4,546
	$2,850	$4,546
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES:
Due to stockholders	$17,250	$12,500
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $.0001 par value 10,000,000 shares authorized, none issued	—	—
Common stock, $.0001 par value 100,000,000 shares authorized, 2,700,000 issued and outstanding	270	270
Additional paid-in capital	24,730	24,730
(Deficit) accumulated during development stage	(39,400)	(32,954)
Total Stockholders' Equity (Deficit)	(14,400)	(7,954)
	$2,850	$4,546

SEE ACCOMPANYING FOOTNOTES TO THE FINANCIAL STATEMENTS

SRKP 6, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

	Cumulative from May 24, 2005 (Inception) to December 31, 2005	Nine Months Ending September 30, 2006			From May 24, 2005 (Inception) to September 30, 2005	Cumulative from May 24, 2005 (Inception) to September 30, 2006
REVENUE	$—		$—		$—		$—
EXPENSES	32,954		6,446		23,415		39,400
NET (LOSS)	$(32,954)		$(6,446)		$(23,415)		$(39,400)
NET (LOSS) PER COMMON SHARE-BASIC	$(0.01)	$		*	$(0.01)	$
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	2,700,000		2,700,000		2,700,000

*	Less than $.01

SEE ACCOMPANYING FOOTNOTES TO THE FINANCIAL STATEMENTS

SRKP 6, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In Capital	(Deficit) Accumulated During Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balances, May 24, 2005	—	$—	$—	$—	$—
Sale of common stock on May 26, 2005 at $.009 per share	2,700,000	270	24,730	—	25,000
Net (loss)	—	—	—	(32,954)	(32,954)
Balances, December 31, 2005	2,700,000	$270	$24,730	$(32,954)	$(7,954)
Net (loss)	—	—	—	(6,446)	(6,446)
Balances, September 30, 2006 (unaudited)	2,700,000	$270	$24,730	$(39,400)	$(14,400)

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

SRKP 6, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	Cumulative from May 24, 2005 (Inception) to December 31, 2005	Nine Months Ending September 30, 2006	From May 24, 2005 (Inception) to September 30 2005	Cumulative from May 24, 2005 (Inception) to September 30, 2006
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net (loss)	$32,954	$(6,446)	$(23,415)	$(39,400)
Net Cash (Used In) Operating Activities	(32,954)	(6,446)	(23,415)	(39,400)
CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Common stock issued for cash	25,000	—	22,750	22,750
Collection of subscription receivable		—	2,250	2,250
Advances from stockholders	12,500	4,750	—	17,250
Net Cash Provided by Financing Activities	37,500	4,750	25,000	42,250
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS:	4,546	(1,696)	1,585	2,850
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	4,546	—	—
CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,546	$2,850	$1,585	$2,850

SEE ACCOMPANYING FOOTNOTES TO THE FINANCIAL STATEMENTS

SRKP 6, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

SRKP 6, Inc. (the Company), a development stage company, was organized under the laws of the State of Delaware on May 24, 2005. The Company is in the development stage as defined in Financial Accounting Standards Board Statement No. 7. The fiscal year end is December 31.

Going Concern and Plan of Operation

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has not earned any revenues from operations to date. These conditions raise substantial doubt about it’s ability to continue as a going concern.

The Company is currently devoting its efforts to locating merger candidates. The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Income Taxes

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year end.

For federal income tax purposes, substantially all expenses must be deferred until the Company commences business and then they may be written off over a 60-month period. These expenses will not be deducted for tax purposes and will represent a deferred tax asset. The Company will provide a valuation allowance in the full amount of the deferred tax asset since there is no assurance of future taxable income. Tax deductible losses can be carried forward for 20 years until utilized.

Deferred Offering Costs

Deferred offering costs, consisting of legal, accounting and filing fees relating to an offering will be capitalized. The deferred offering costs will be offset against offering proceeds in the event the offering is successful. In the event the offering is unsuccessful or is abandoned, the deferred offering costs will be expensed.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in banks and highly liquid investments with original maturities of 90 days or less.

SRKP 6, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

The Company maintains all cash in deposit accounts, which at times may exceed federally insured limits. The Company has not experienced a loss in such accounts.

Earnings Per Common Share

A basic earnings per common share is computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share consists of the weighted average number of common shares outstanding plus the dilutive effects of options and warrants calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements is not anticipated to have a material effect on the operations of the Company.

NOTE 2 — STOCKHOLDERS' EQUITY

During May 2005, the Company sold for $25,000 cash, 2,700,000 shares of its $.0001 par value common stock to various investors.

NOTE 3 — RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real or personal property. Most office services are provided without charge by the president. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 4 — DUE TO STOCKHOLDERS

In 2005 and 2006 certain stockholders advanced the Company $12,500 and $4,750, respectively to pay for operating expenses. These funds have been advanced interest free and are due on demand.

ANNEX D

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Vicor Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Vicor Technologies, Inc. (a Development Stage Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity (net capital deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vicor Technologies, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, the Company has suffered recurring losses from operations and had negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Boca Raton, Florida
February 14, 2006

2401 NW Boca Raton Boulevard ♦ Boca Raton, FL 33431-6632 ♦ t: 561.367.1040 ♦ f: 561.750.3236
2401 PGA Boulevard, Suite 196 ♦ Palm Beach Gardens, FL 33410-3500 ♦ t: 561.622.8920 ♦ f: 561.624.1151
PCAOB Registered                            www.daszkalbolton.com                            Affiliated Offices Worldwide

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and 2005
(Unaudited with respect to information as of September 30, 2006)

	2004	2005	Sept. 30 2006
			(Unaudited)
ASSETS
Current assets:
Cash	$412,000	$358,000	$555,000
Accounts receivable	—	4,000	—
Prepaid expenses	31,000	6,000	6,000
Total current assets	443,000	368,000	561,000
Furniture and fixtures, net of accumulated depreciation of $58,000, $72,000 and $57,000 at December 31, 2004 and 2005 and September 30, 2006 respectively.	23,000	11,000	15,000
Other assets:
Deposits	12,000	12,000	12,000
Intellectual property, net of amortization of $37,000, $74,000 and $102,000 at December 31, 2004 and 2005 and June 30, 2006 respectively	466,000	429,000	401,000
Deferred offering cost	—	50,000	85,000
Deferred merger cost	—	—	57,000
Debt discount	—	—	66,000
Beneficial conversion feature	—	—	474,000
Total other assets	478,000	491,000	1,095,000
	$944,000	$870,000	$1,671,000
LIABILITIES AND STOCKHOLDERS' EQUITY (Net Capital Deficiency)
Current liabilities:
Accounts payable and accrued expenses	$331,000	$322,000	$698,000
10% Convertible promissory notes due 2006	610,000	610,000	610,000
12% Convertible bridge promissory notes due 2007	—	—	1,689,000
12% Convertible promissory notes due 2007	—	—	529,000
Accrued dividends payable	47,000	90,000	125,000
Due to related parties	509,000	446,000	426,000
Total current liabilities	1,497,000	1,468,000	4,077,000
Commitments and contingencies
Stockholders' equity (Net capital deficiency):
Preferred stock, $.0001 par value; 5,000,000 shares authorized;
Series A Convertible Preferred s tock 78,796 shares outstanding at December 31, 2004 and 2005 and September 30,2006, respectively	—	—	—
Common stock, $.0001 par value; 15,000,000 shares authorized;
6,623,354, 7,329,755 and 7,588,955 shares issued and outstanding at December 31, 2004 and 2005, and September 30, 2006, respectively	—	—	—
Additional paid-in capital	24,007,000	28,217,000	28,669,000
Subscription notes receivable	(750,000)	(750,000)	(398,000)
Deficit accumulated during the development stage	(23,810,000)	(28,065,000)	(30,677,000)
Total stockholders' equity (Net capital deficiency)	(553,000)	(598,000)	(2,406,000)
	$944,000	$870,000	$1,671,000

See accompanying notes to consolidated financial statements

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2004 and 2005
(Unaudited with respect to information for the nine months ended September 30, 2006 and period from August 4, 2000 (inception) through September 30, 2006

	Year Ended December 31, 2004	Year Ended December 31, 2005	Nine Months Ended September 30, 2006	Period from August 4, 2000 (inception) through September 30, 2006
			(Unaudited)	(Unaudited)
Research grants	$496,000	$214,000	$14,000	$824,000
Costs and expenses:
Research and development	1,608,000	1,765,000	782,000	12,375,000
Selling, general and administrative expenses	1,963,000	2,532,000	1,415,000	18,138,000
Depreciation and amortization	57,000	51,000	99,000	250,000
Interest expense	240,000	78,000	295,000	613,000
Total costs and expenses	3,868,000	4,426,000	2,591,000	31,376,000
Loss before income taxes	(3,372,000)	(4,212,000)	(2,577,000)	(30,552,000)
Income taxes	—	—	—	—
Net loss	(3,372,000)	(4,212,000)	(2,577,000)	(30,552,000)
Dividends related to Series A preferred stock	(39,000)	(43,000)	(35,000)	(125,000)
Net loss applicable to common stock	$(3,411,000)	$(4,255,000)	$(2,612,000)	$(30,677,000)
Net loss per common share – basic and diluted	$(0.53)	$(0.61)	$(0.36)
Weighted average number of shares outstanding – basic and diluted	6,422,253	6,978,184	7,269,727

See accompanying notes to consolidated financial statements

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(NET CAPITAL DEFICIENCY)
For the period from December 31, 2001 through September 30, 2006
(Unaudited with respect to information for the period ended September 30, 2006)

	Common Stock		Preferred Stock		Additional Paid-In Capital	Subscription Notes Receivable	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2001	4,618,663	—			3,184,000	—	(3,838,000)	(654,000)
Issuance of common stock for services	180,000	—			—	—	—	—
Issuance of warrants and stock options for services	—	—			4,722,000	—	—	4,722,000
Subscription note receivable	—	—			750,000	(750,000)	—	—
Contributed research and development services	—	—			—	—	—	—
Issuance of common stock for cash	1,112,712	—			3,492,000	—	—	3,492,000
Net loss	—	—	—	—	—	—	(7,306,000)	(7,306,000)
Balance at December 31 , 2002	5,911,375	—	—	—	12,148,000	(750,000)	(11,144,000)	254,000
Issuance of common stock for services	13,650	—			—	—	—	—
I ssuance of warrant s and s tock op tions for services	—	—			6,365,000	—	—	6,365,000
Issuance of common stock for cash	435,459	—			2,718,000	—	—	2,718,000
Issuance of preferred stock for cash	—	—	78,796	—	448,000	—	—	448,000
Accrued dividends on preferred stock	—	—	—	—	—	—	(8,000)	(8,000)
Net loss	—	—	—	—	—	—	(9,247,000)	(9,247,000)
Balance at December 31 , 2003	6,360,484	—	78,796	—	21,679,000	(750,000)	(20,399,000)	530,000
Issuance of common stock for services	108,720	—			205,000	—	—	205,000
Issuance of warrants and stock options for services		—			1,033,000	—	—	1,033,000
Issuance of common stock for cash	154,150	—			889,000	—	—	889,000
Accretion of beneficial conversion feature on 10%	—	—	—	—		—	—
Convertible Promissory notes					201,000			201,000
Accrued dividends on preferred stock	—	—	—	—	—	—	(39,000)	(39,000)
Net loss	—	—	—	—	—	—	(3,372,000)	(3,372,000)
Balance at December 31 , 2004	6,623,354	—	78,796	—	24,007,000	(750,000)	(23,810,000)	(553,000)
Issuance of common stock for services	41,750	—	—	—	209,000	—	—	209,000
Issuance of warrants and stock options for services		—	—	—	1,817,000	—	—	1,817,000
Issuance of warrants to note holders					17,000			17,000
Issuance of common stock for cash	664,651	—	—	—	2,167,000	—	—	2,167,000
Accrued dividends on preferred stock	—	—	—	—	—	—	(43,000)	(43,000)
Net loss	—	—	—	—	—	—	(4,212,000)	(4,212,000)
Balance at December 31, 2005	7,329,755	—	78,796	—	28,217,000	(750,000)	(28,065,000)	(598,000)
(Unaudited)
Issuance of common stock for services	11,200	—	—	—	57,000	—	—	57,000
Issuance of warrant s and stock options for services		—	—	—	218,000	—	—	218,000
Cancella tion of subscription notes receivable	(150,000)				(750,000)	750,000		—
Issuance of common stock for notes receivable	398,000	—	—	—	398,000	(398,000)	—	—
Beneficial conversion feature for 12% Convertible		—	—	—
Promissory notes					529,000		—	529,000
Accrued dividends on preferred stock	—	—	—	—	—	—	(35,000)	(35,000)
Net loss	—	—	—	—	—	—	(2,577,000)	(2,577,000)
Balance at September 30, 2006	7,588,955	—	78,796	—	$28,669,000	$(398,000)	$(30,677,000)	$(2,406,000)

See accompanying notes to consolidated financial statements

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 2004 AND 2005
For the period from August 4, 2000 (Inception) through September 30, 2006
(Unaudited with respect to information as of and for the period ended September 30, 2006

	Year Ended December 31, 2004	Year Ended December 31, 2005	Nine Months Ended September 30, 2006	Period from August 4, 2000 (inception) through September 30, 2006
			(Unaudited)	(Unaudited)
Cash flows used in operating activities:
Net loss	$(3,372,000)	$(4,212,000)	$(2,577,000)	$(30,552,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	57,000	51,000	99,000	245,000
Gain on the sale of assets	—	—	—	(3,000)
Beneficial conversion feature of notes payable	201,000	—	—	201,000
Contributed research and development services	—	—	—	95,000
Equity-based compensation	1,238,000	2,043,000	275,000	16,087,000
Changes in assets and liabilities:
Employee loans and accounts receivable	32,000	(4,000)	4,000
Prepaid expenses and other assets	12,000	(25,000)	(167,000)	(88,000)
Accounts payable and accrued expenses	183,000	(9,000)	376,000	273,000
Due to related party	63,000	(63,000)	(20,000)	316,000
Cash flows used in operating activities	(1,586,000)	(2,219,000)	(2,010,000)	(13,426,000)
Cash flows provided by (used in) investing activities:
Purchase of intellectual property	—	—	—	(237,000)
Net proceeds from sale of equipment	23,000	—	—	59,000
Purchase of furniture and fixtures	(3,000)	(2,000)	(11,000)	(147,000)
Cash flows provided by (used in) investing activities	20,000	(2,000)	(11,000)	(325,000)
Cash flows provided by financing activities:
Net proceeds from sale of preferred stock	—	—	—	448,000
Net proceeds from sale of convertible promisory notes	610,000	—	2,218,000	2,828,000
Net proceeds from sale of common stock	889,000	2,167,000	—	10,823,000
Cash flows provided by financing activities	1,499,000	2,167,000	2,218,000	14,099,000
Net (decrease) increase in cash	(67,000)	(54,000)	197,000	348,000
Cash at beginning of period	479,000	412,000	358,000	—
Cash at end of period	$412,000	$358,000	$555,000	$348,000
Supplemental Cash Flow Information
Note receivable for issuance of common stock	$—	$—	$(352,000)	$(352,000)
Contributed Research and Development	$—	$—	$—	$95,000
Increase in due to related party for acquisition of intellectual property	$—	$—	$—	$200,000
Beneficial Conversion feature for 12% Convertible Promissory Notes	$—	$—	$529,000	$529,000

See accompanying notes to consolidated financial statements

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Vicor Technologies, Inc. (the ‘‘Company’’) is a development-stage biotechnology company dedicated to the development of breakthrough diagnostic and therapeutic products. The Company’s diagnostic products are based on the Company’s patented PD2i algorithm, which is used to predict future pathological events, specifically but not limited to, fatal cardiac arrhythmic death, Alzheimer’s Disease and a number of other high profile diagnostic indications. Vicor’s therapeutic products have been developed by using an innovative drug discovery platform which focuses on naturally occurring bioactive molecules derived from state-dependent physiologies such as hibernation. The Company is in the regulatory process of obtaining 510-k clearance from the Food and Drug Administration (‘‘FDA’’) for the Vicor PD2i Cardiac Analyzer at which time marketing efforts will commence. The Company’s primary efforts at obtaining 510-k clearance will consist of the execution of a pivotal clinical trial ‘‘Prospective , Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhythmia Events such as, Sudden Cardiac Death VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients.’’ (‘‘The VITAL Trial’’) to be coordinated with Harvard Clinical Research Institute. The VITAL Trial is expected to be completed within 18-20 months following its initiation at which time the Company’s 510-k will be filed with the FDA (See Note 12). During 2006, it is anticipated that the Company will seek CE Mark clearance for the Analyzer and begin marketing in Europe in 2007.

The Company was incorporated in the state of Delaware on August 4, 2000.

The Company is subject to all the risks inherent in an early stage company in the biotechnology industry as outlined below.

The biotechnology industry is subject to rapid and technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, medical device manufacturers, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company’s technology and products obsolete and non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company’s competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals on products for use in health care. The Company is aware of various products under development or manufactured by competitors, which may use therapeutic approaches that compete directly with certain of the Company’s product candidates. The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company’s competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company’s ability to further develop and market its products. If the Company commences significant commercial sales of its products; it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Non-Linear Medicine, Inc. and Stasys Technologies, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company’s financial statements as of and for the year ended December 31, 2005 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS, continued

liabilities and commitments in the normal course of business. The Company incurred a net loss of $4,212,000 for the year ended December 31, 2005 and had an accumulated deficit of $28,065,000 as of December 31, 2005. For the nine months ended September 30, 2006, the company incurred a net loss of $2,577,000 and had accumulated a deficit of $30,677,000 as of September 30, 2006. The Company expects to continue to incur substantial expenditures to further the commercial development of its products. The Company’s working capital at December 31, 2005 and September 30, 2006 will not be sufficient to meet such objectives.

Management recognizes that the Company must generate additional resources to successfully commercialize its products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and having the resources to support the further development of its products as well as other business transactions to assure continuation of the Company’s development and operations. The Company is executing its plan to secure additional capital through a multi-part funding strategy (See Note 12).The Company believes that the amount of capital generated by this plan will be sufficient to permit execution of the VITAL Trial and provide sufficient working capital for the next 24-30 months.

However, no assurances can be given that the Company will be successful in raising additional capital or entering into business alliances. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is not able to timely and successfully raise additional capital and/or achieve profitability or positive cash flow, its operating business, financial condition, cash flows and results of operations will be materially and adversely affected.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Information

The information presented as of September 30, 2006 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s consolidated financial position as of September 30, 2006 and the consolidated results of its operations and its consolidated cash flows for the nine months ended September 30, 2006 and net capital deficiency for the nine months ended September 30, 2006. The results of operations for the nine month period ended September 30, 2006 are not necessarily indicative of the results for the full year.

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three months or less to be cash and cash equivalents.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and short-term investments. Management believes the financial risks associated with these financial instruments are minimal. The Company places its cash with high credit quality financial institutions and makes short-term investments in high credit quality money market instruments of short-term duration. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2005 and September 30, 2006 the Company had approximately $258,000 and $351,000 respectively in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment

Furniture, fixtures and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term. Routine maintenance and repairs are charged to expense as incurred and major renovations or improvements are capitalized.

Research and Development Costs

Research and development expenditures, including payments to collaborative research partners, research and development costs (which are comprised of costs incurred in performing research and development activities including wages and associated employee benefits, facilities and overhead costs) are expensed as incurred.

Revenue Recognition

As a development-stage enterprise, the Company has no significant operating revenues and cannot expect operating revenues in the foreseeable future until FDA or CE Mark clearance is obtained for one or more of the Company's products for which approval is being sought. The Company obtained Phase I and II Small Business Innovation Research (‘‘SBIR’’) Grants in 2003-2005 amounting to a total of $850,000. The funds received were utilized to develop software for the PD2i Cardiac Analyzer ($100,000) and to conduct a study of 700 patients with chest pain presenting at emergency rooms in six tertiary care facilities. The aim of the grant was to test and establish ‘‘good medical practice’’ through wide experimental use of the Analyzer at different emergency room sites with high risk patients. The funds received for this Grant have been treated as revenues by the Company in its consolidated financial statements and were recorded when costs to perform such research and development activities were incurred. During each of the two years ended December 31, 2004 and 2005 and for the nine months ended September 30, 2006, the revenues from the National Institutes of Health, A United States Government agency, accounted for 100% of total consolidated revenues. Additional future revenues, originating from the National Institutes of Health, if any, are subject to possible future changes in government funding levels. (See Note 13)

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology acquired by the company is stated at cost and amortized on a straight-line basis over the estimated useful lives.

	December 31,		September 30, 2006
	2004	2005
Patents	$252,000	$252,000	$252,000
Purchased software	251,000	251,000	251,000
	503,000	503,000	503,000
Less accumulated amortization	(37,000)	(74,000)	(102,000)
Net intellectual property	$466,000	$429,000	$401,000

The intellectual property at December 31, 2005 has an estimated useful life of ten years and amortization began in 2004. Estimated annual amortization expense will be $37,000 annually for the years ended December 31, 2006 through 2015. Legal fees related to the prosecution of new patents and intellectual property are expensed as incurred. Such expenses amounted to $21,000, $95,000 and $74,000 in 2004, 2005 and for the nine months ended September 30, 2006, respectively.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material.

Accounting for Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (‘‘SFAS No. 123’’) establishes the use of the fair value-based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. The Company has applied the principles of SFAS 123 and recognized compensation expense related to its stock-based compensation arrangements. The Company has also granted stock purchase warrants to independent consultants and contractors and values these warrants using the fair value-based method prescribed by SFAS No.123. The compensation cost so determined is recognized over the period the services are provided which usually results in compensation cost being recognized at the date of the grant.

The Company has also granted stock purchase warrants to independent consultants and contractors and values these warrants using the fair value-based method prescribed by SFAS No.123. The compensation cost so determined is recognized over the period the services are provided which usually results in compensation cost being recognized at the date of the grant.

Financial Instruments

The carrying amount of financial instruments, including cash and cash equivalents, accounts payable, and notes payable approximates fair value as of December 31, 2004, 2005 and September 30, 2006.

Reclassifications

Certain reclassifications have been made to the 2004 and 2005 financial statements to conform to the 2006 financial statement presentation. These reclassifications have no effect on the previously reported net loss.

Recent Pronouncements

In November 2004, the Financial Accounting Standards Board (‘‘FASB’’) issued SFAS 151, Inventory Costs — an amendment of Accounting Research Bulletin (‘‘ARB’’) No. 43, Chapter 4. The Statement amends the guidance of ARB No. 43, Chapter 4, Inventory Pricing, by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This Statement does not expect to result in a material effect on the financial position, operations or cash flows of the Company when adopted by the company in 2006.

In December 2004, the FASB issued SFAS No. 123R ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’), a revision to SFAS No. 123 ‘‘Accounting for Stock-Based Compensation’’ (‘‘SFAS 123’’), and

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

superseding APB Opinion No. 25 ‘‘Accounting for Stock Issued to Employees’’ and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

The Company does not anticipate the adoption of SFAS 123R to have a material effect on its consolidated financial position and results of operations.

In May 2005, the FASB issued Statement of Financial Accounting Standards No.154 (‘‘SFAS 154’’), ‘‘Accounting Changes and Error Corrections.’’ Statement 154 replaces APB Opinion No.20 ‘‘Accounting Changes’’ and FASB Statement No.3 ‘‘Reporting Accounting Changes in Interim Financial Statements.’’ SFAS 154 applies to all voluntary changes in accounting principle and changes in the accounting for and reporting of a change in accounting principle, and requires the retrospective application to prior periods’ changes and correction of errors made in fiscal years beginning after December 15, 2005. The application of SFAS 154 will only affect future periods’ consolidated financial position or result of operations.

In June 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued interpretation No.48 (‘‘Fin 48’’), ‘‘Accounting for Uncertainty in Income Taxes,’’ which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In accordance with FIN 48, the Company must adjust its financial statements to reflect only those tax positions that are more-likely—than-not to be sustained as of the adoption date. The effective date of FIN 48 for the company is April 1, 2007. The adoption of FIN 48 is not expected to have a material impact on the Company’s consolidated financial statements.

Long-lived Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. During the years ended December 31, 2004 and 2005, there were no deemed impairments of long-lived assets

NOTE 3 — PATENT ACQUISITION

On May 29, 2003 the Company entered into an Asset Purchase Agreement with Enhanced Cardiology, Inc., the holder of Patent #’s 5,709,214 and 5,720,294 covering the PD2i Electrophysiological Analyzer. The Agreement called for Non-Linear Medicine, Inc, a wholly owned subsidiary of the Company, to acquire the patents in exchange for total consideration of $252,000, of which $175,000 was to be paid pursuant to the Asset Purchase Agreement and $77,000 was to be paid pursuant to a consulting agreement for the six months ending June 30, 2004. The Company satisfied its obligations pursuant to the Asset Purchase Agreement on October 27, 2003 and Non-Linear Medicine, Inc. acquired the patents free of any liens or encumbrances. The $252,000 has been included in the accompanying Consolidated Balance Sheet in Intellectual Property with the remaining $77,000 to be paid as consulting fees included in Accounts Payable at December 31, 2004 and 2005 and September 30, 2006. (See Note 8)

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 4 — CONVERTIBLE PROMISSORY NOTES

During the period from April 1, 2004 through June 30, 2004 the Company sold $610,000 of 10% unsecured Convertible Promissory Notes (‘‘The 10% Notes’’). The 10% Notes mature 12 months from the date of issue, bear interest at 10% per annum and are convertible anytime at the purchaser’s option into shares of common stock of the Company at a conversion price of $4.50 per share (135,556 shares)(see below). The Notes are callable for redemption by the Company at its option after six months from the date of issue at a redemption price equal to the face value of the note plus accrued interest. Thus, purchasers will have the option of receiving their money back with interest or converting the Notes plus accrued and unpaid interest into additional shares of common stock in the Company. These 10% Notes include a beneficial conversion feature which was valued at $201,000 and recorded as interest expense during the year ended December 31, 2004.

During 2005, on the anniversary date, the Company paid the accrued interest on the 10% Notes and negotiated an 18 month extension of maturity with each of the purchasers. Each purchaser received warrants to purchase additional shares of the Company’s common stock as an inducement to extend the maturity date. Consequently, the Company issued a total of 13,553 warrants to the holders allowing them to purchase additional shares for a period of three years at a purchase price of $4.50 per share. The fair market value of the warrants amounted to approximately $17,000 and was accounted for as additional interest expense in 2005. ( See Note 14.)

During the period from January 1, 2006 through September 30, 2006, the Company sold $1,689,000 of 12% Convertible Bridge Promissory Notes (The ‘‘Bridge Notes’’) to its existing stockholders. The Bridge Notes are due 12 months from the date of issue, bear interest at 12% per annum with interest payable monthly. The Bridge Notes are convertible at the Holder’s option into shares of common stock of the Company at a conversion price equal to 50% below the price at which common stock is first offered to the public in a registered equity offering. These Bridge Notes include a beneficial conversion feature which will be valued at the time of conversion at which time the Company will record additional interest expense.

On July 7, 2006, the Company commenced an offering of up to $900,000 of 12% Convertible Promissory Notes (The ‘‘Promissory Notes’’) through WestPark Capital, Inc. The Promissory Notes mature on July 31, 2007, bear interest at 12% per annum and are subject to automatic conversion into shares of the Company’s common stock upon the effectiveness of the Form S-4 Registration Statement that will be filed in connection with the reverse merger discussed in Note 12. The Promissory Notes will convert into shares of common stock at a conversion price of $1.66 per share. These Promissory Notes include a beneficial conversion feature of $3.34 per share. Through September 30, 2006, the Company sold $529,000 of the Promissory Notes. The beneficial conversion feature associated with these Promissory Notes ($529,000) along with the related debt discount ($74,000) have been recorded as an asset and are being amortized over the estimated outstanding term of the Promissory Note (through March 31, 2007). Amortization expense for the nine months ended September 30, 2006 related to the beneficial conversion feature and debt discount amounted to $64,000.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 5 — PREFERRED STOCK

On October 24, 2003 the Company entered into an Investment Agreement with the ASTRI Group, LLC (‘‘ASTRI’’). Under the terms of the Investment Agreement, ASTRI purchased 78,796 shares of Series A Convertible Cumulative Preferred Stock for $500,000 ($6.35 per share). The Company also issued ASTRI a warrant to purchase 39,762 shares of Common Stock at an exercise price of $0.01.

The Series A Convertible Cumulative Preferred Stock yields cumulative cash dividends at an annual rate of 8% ($0.51 per share). Dividends will accrue and compound annually on such amount from the date of issuance until paid in full, or, at the option of ASTRI, converted into additional Preferred Stock at $6.35 per share. At December 31, 2004 and 2005, accrued dividends payable were $47,000 and $90,000, respectively. Each share of Preferred Stock is convertible at the option of ASTRI into shares of common stock at a conversion rate of 1:1. The conversion price of the Preferred Stock is subject to adjustment to prevent dilution using a weighted-average anti-dilution formula. The Preferred Stock will automatically be converted into shares of Common Stock upon the consummation of a Liquidity event, as defined.

The Preferred Stock is senior to all other outstanding capital stock and is entitled to a liquidation preference equal to the greater of (i) the initial purchase price for the Preferred Stock plus accrued or declared dividends or (ii) the amount such holder would have received if prior to such liquidation the Preferred Stock had been converted into common stock. The consent of 2/3 of the holders of all series of Preferred Stock will be required to (i) amend or repeal any provision to the Company’s Certificate of Incorporation or Bylaws, (ii) authorize or reclassify existing shares of stock, (iii) pay any dividend on or repurchase any shares of a substantial part of the Company, (iv) declare bankruptcy, (v) liquidate or dissolve the Company, (vi) borrow funds outside the ordinary course of business or (vii) enter into any transaction with related parties or affiliates of the Company.

The Company has the right of refusal to acquire the Preferred Stock and ASTRI and certain stockholders have entered into an Investor Rights Agreement providing for customary drag-along and tag-along rights in connection with a bona fide offer from a third party to acquire the Company. Furthermore, pursuant to the Investment Agreement, ASTRI has the right to designate one non-voting observer to the Board of Directors.

NOTE 6 — STOCKHOLDERS’ EQUITY

The Company has 5,000,000 shares of preferred stock authorized with a par value of $0.0001. The Board has the authority to issue the shares in one or more series and to fix the designations, preferences, powers and other rights, as it deems appropriate. As of December 31, 2004, 2005 and September 30, 2006, 78,796 shares of series A Convertible preferred stock had been issued and were outstanding. (See Note 5.)

The Company has 15,000,000 shares of common stock authorized with a par value of $0.0001. Each share of common stock has one vote per share for the election of directors and all other items submitted to a vote of stockholders. The common stock does not have cumulative voting rights, preemptive, redemption or conversion rights.

In the period from January 1, 2002 through December 31, 2002, the Company sold 1,112,712 shares of its Common Stock in a private placement, which raised net proceeds of $3,492,000. During the period from January 1, 2003 through December 31, 2003 the company sold 435,459 shares of common stock in a private placement which raised net proceeds of $2,718,000. In the period from July 1, 2004 through December 31, 2004 the Company sold 154,150 shares of its Common Stock in a private placement, which raised net proceeds of $889,000. In the period from January 1, 2005 through

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 6 — STOCKHOLDERS’ EQUITY, continued

December 31, 2005, the Company sold 664,651 shares of its Common Stock in a private placement which raised net proceeds of $2,167,000.

The Company has issued stock warrants to certain employees, vendors and independent contractors. The warrants are immediately exercisable for a period of three to ten years and enable the holders to purchase shares of the Company’s common stock at exercise prices ranging from $0.01-$6.25. The fair value per warrant based on the Black-Scholes valuation method ranges from $1.20 to $4.99. The cost of these warrants was treated as compensation and, accordingly, the Company recorded an expense of $1,029,000 in the year ended December 31, 2004 and $930,000 in the year ended December 31, 2005.

The fair value for these warrants was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.33% in 2004 and 4.33% in 2005, dividend yield of 0%; a weighted average expected warrant life of four years; and a minimal volatility factor since the Company’s stock is not yet actively traded on an established public market.

Certain warrants held by eight stockholders, including one of the company’s Directors (the ‘‘Warrantholders’’), permitting the Warrantholders to purchase up to an aggregate of 398,000 shares of common stock with an exercise price of $1.00 per share were scheduled to expire on September 19, 2006. On September 5, 2006, the Board of Directors approved the Company accepting fully-secured Notes Receivable (the ‘‘Warrant Notes’’) bearing simple interest at 8.25% per annum from the Warrantholders in payment of the exercise price of their warrants. All of the Warrantholders exercised their warrants in this manner, increasing the number of issued and outstanding common shares and decreasing the outstanding warrants accordingly. The Notes are secured by the underlying shares of common stock and are due at the earlier of the consummation of the reverse merger or March 31, 2007. The Warrant Notes have been included in the Consolidated Financial Statements as Subscription Notes Receivable in Stockholders’ Equity.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 6 — STOCKHOLDERS’ EQUITY, continued

At September 30, 2006, the following summarizes the outstanding warrants:

	Shares Under Warrants	Weighted-Average Exercise Price
Balance at inception	—	$—
Granted in connection with stock sold	148,000	1.00
Exercised	—
Outstanding at December 31, 2000	148,000	1.00
Granted to employees and others	900,000	0.67
Exercised	—
Exercisable at December 31, 2001	1,048,000	0.72
Granted to employees and others	1,270,252	1.09
Exercised	(750)
Exercisable at December 31, 2002	2,317,502	0.92
Granted to employees and others	1,520,332	1.14
Exercised	(750)
Exercisable at December 31, 2003	3,837,084	1.01
Granted to employees and others	126,200	0.93
Exercised	—
Exercisable at December 31, 2004	3,963,284	1.01
Granted to employees and others	595,180	1.21
Exercised	(101,750)
Exercisable at December 31, 2005	4,456,714	1.06
Granted to employees and others	30,000	2.50
Exercised	(398,000)
Exercisable at September 30, 2006	4,088,714	1.07

The weighted-average grant date fair value of all warrants granted during 2004 was $5.32 and for 2005 was $3.47.

NOTE 7 — STOCK OPTION PLAN

On September 11, 2002, the Company’s stockholders approved the 2002 Stock Option Plan (the Option Plan), which provides for the granting of options to purchase up to 1,000,000 shares of the Company’s common stock. Both incentive stock options and nonqualified stock options may be issued under the provisions of the Option Plan. Employees of the Company and its subsidiaries, members of the Board of Directors, independent consultants and advisors are eligible to participate in the Option Plan. The granting and vesting of options under the Option Plan are authorized by the Company’s Board of Directors or a committee of the Board of Directors.

During the year ended December 31, 2002, the Company granted stock options to employees at an exercise price of $3.00 per share, which vested over a two year period. During the year ended December 31, 2004, the Company granted 1,000 stock options to a new Director at an exercise price of $3.25 per Share. During 2005, the Company granted a total of 269,000 options to employees and directors with an exercise price of $2.50. Total compensation expense related to the granting of options for the years ended December 31, 2004 and 2005, based on a fair value of $3.25 and $3.36 per share, respectively, amounted to approximately $4,000 and $904,000, respectively.

The fair value for these options was estimated at the date of grant using the Black- Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.25%; dividend yield of 0%; a weighted-average expected option life of ten years; and a minimal volatility factor since the Company’s stock is not actively traded on an established public market.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 7 — STOCK OPTION PLAN , continued

Information regarding the Option Plan is as follows:

	Number of Shares	Weighted-Average Exercise Price	Options Excercisable	Weighted-Average Exercise Price
Options outstanding at inception Granted	50,000	$3.00
Outstanding at December 31, 2002	50,000	$3.00	10,000	$3.00
Granted	—
Outstanding at December 31, 2003	50,000	$3.00	30,000	$3.00
Granted	1,000	$3.25
Outstanding at December 31, 2004	51,000	$3.01	51,000	$3.01
Granted	269,000	$2.50
Cancelled	(25,000)	$2.50
Outstanding at December 31, 2005	295,000		295,000	$2.59
Granted	30,000	$2.50
Cancelled	35,000
Outstanding at September 30, 2006	290,000		290,000	$2.59
Reserved for future option grants at September 30, 2006	710,000

NOTE 8 — RELATED PARTY TRANSACTIONS

As an inducement for a new Chief Executive Officer to join the Company in June 2002, the Company allowed him to purchase 250,000 shares of the Company’s Common Stock at $3.00 per share and issued warrants to purchase 100,000 shares of the Company’s Common Stock at $0.01 per share. As consideration for the shares purchased, the Company received $25 in cash (the underlying par value of the shares purchased) and a Promissory Note for $749,975 payable in full on July 23, 2007. The loan is without interest for five years and is secured by the 250,000 shares of Common Stock purchased by him. The Promissory Note is included in the accompanying Consolidated Financial Statements as Subscription Notes Receivable in Stockholders’ Equity. In April 2006 the Company executed a non-cash transaction (which had been approved by the Board of Directors) whereby the Company purchased 150,000 shares of common stock from its Chief Executive Officer for $5.00 per share (the price at which the Company last raised capital in a private placement) and cancelled the related note receivable from him. The 150,000 shares acquired from him were cancelled.

On October 24, 2003 (and as amended on July 24, 2004 and September 18, 2004) the Company entered into a Purchase and Royalty Agreement with one of its founding scientists to acquire the software related to the PD2i Cardiac Analyzer (See Note 3). The total purchase price for the software is $200,000 of which $62,500 was paid in 2002 and 2003 and $37,500 was paid in 2005. The $200,000 has been included in the accompanying Consolidated Balance Sheet as Intellectual Property with the remaining $100,000 included in the accompanying Consolidated Balance Sheet as Due to Related Parties. The Agreement further provides for an ongoing royalty to be paid to the scientist amounting to 10% of amounts received by the Company from any activities relating to the PD2i Cardiac Device for the life of the patents. Royalty payments will commence after Vicor has recovered its development costs in full.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 9 — INCOME TAXES

For income tax purposes, the Company has capitalized its losses (other than contract Research and Development) as start up costs. The start up costs will be amortized over a five-year period when operations commence. The tax loss carryforward at December 31, 2005 amounts to $810,000 and begins to expire in 2016.

Significant components of the Company’s deferred tax assets are shown below. A valuation allowance has been recognized to offset the deferred tax assets as of December 31, 2004 and 2005 as realization of such assets is uncertain.

	2004	2005	September 30, 2006
Deferred tax assets:
Tax loss carry forward	$280,000	$407,000	$535,000
Start-up costs	3,473,000	4,284,000	5,142,000
Equity-based compensation expense	5,267,000	5,929,000	5,922,000
Total deferred tax assets	9,020,000	10,620,000	11,599,000
Valuation allowance:
Beginning of year	(7,717,000)	(9,020,000)	(10,620,000)
Decrease (increase) during the period	(1,303,000)	(1,600,000)	(979,000)
Ending balance	(9,020,000)	(10,620,000)	(11,599,000)
Net deferred tax assets	$—	$—	$—

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company’s net operating loss and credit carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

NOTE 10 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following

	December 31,		September 30, 2006
	2004	2005
Computers and equipment	$52,000	$54,000	$48,000
Furniture and fixtures	29,000	29,000	24,000
	81,000	83,000	72,000
Less: accumulated depreciation	(58,000)	(72,000)	(57,000)
Net property and equipment	$23,000	$11,000	$15,000

Depreciation expense for the years ended December 31, 2004 and 2005 was $20,000 and $14,000, respectively and $7,500 for the nine months ended September 30, 2006.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 11 — LEASES

The Company is obligated under an operating lease agreement for its administrative offices and office equipment. The lease is for a three year term beginning August 2006. Annual future minimum lease obligations for this lease, as of December 31, 2006 are as follows:

Year Ending December 31,	Total Office and Equipment
2006	92,620
2007	94,061
2008	98,449
$285,131

Rent expense for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006 were $80,000, $84,000 and $55,000, respectively.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

The Company may be from time to time subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of pending legal proceedings will not have a material effect on the Company’s consolidated financial statements.

The Company has employment agreements with its Chief Executive Officer and its scientists, the terms of which expire at various times through 2008. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes. Certain salary amounts due to the founding scientists have been deferred. Deferred salaries under these agreements amounted to $371,000 and $346,000 at December 31, 2004 and 2005, respectively and has been included in the accompanying consolidated balance sheet under due to related parties.

In August 2006, the Company initiated the VITAL Trial to be coordinated by the Harvard Clinical Research Institute. The VITAL Trial will be conducted for the PD2i Cardiac Analyzer at approximately 30 sites and will take approximately 18-20 months to complete. The results of this Trial will be submitted to the FDA as part of the Company’s 510-k process to obtain FDA clearance to market the PD2i Cardiac Analyzer. The study will cost approximately $3,600,000 for which the Company expects to make initial payments of approximately $1,000,000 with monthly payments thereafter over a 24-month period.

The Company is executing its plan to secure additional capital through a multi-part funding strategy consisting of:

a)	A ‘‘going-public’’ transaction through a reverse merger into a public shell company. A merger agreement with the shell company (SRKP 6, Inc.) was signed on July 28, 2006, and amended on December 6, 2006. The principal terms of the merger agreement provide for Vicor Stockholders to receive 2 shares of SRKP 6, Inc. common stock for every share of stock owned and after consummation of the merger own approximately of the common shares of the merged company. Additionally it is anticipated that holders of warrants and options to purchase Vicor common stock will be offered the opportunity to participate in a cashless exercise of the warrants and options resulting in them receiving shares of common stock in exchange for the warrants and options;

b)	The offering of 12% Convertible Promissory Notes (‘‘The 12% Notes’’) (See Note 14), and

c)	The sale of additional equity or debt securities.

The Company believes that the capital generated by this plan will be sufficient to permit execution of the VITAL trial and provide sufficient working capital for the next 24-30 months.

VICOR TECHNOLOGIES, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited with respect to information as of and for the period September 30, 2006)

NOTE 13 — SMALL BUSINESS INNOVATION RESEARCH GRANT

On March 20, 2003, the Company received a Phase I Small Business Innovation Research (SBIR) grant. The grant awarded by the National Institutes of Health (NIH) provided $100,000 over a six-month period beginning April 1, 2003. On February 16, 2004 the Company received notification that it had been awarded Phase II of the grant for $750,000 for the commercial development of the analyzer beginning March 1, 2004. Phase II of the grant involved the study of 700 patients with chest pain presenting at emergency rooms in six tertiary care facilities. The aim of this grant was to test and establish ‘‘good medical practice’’ through wide experimental use of the Analyzer at different emergency room sites with high risk patients. For each of the two years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006 the Company’s revenues were represented entirely by funds received from this Grant.

NOTE 14 — SUBSEQUENT EVENTS

In October 2006, the Company received verbal commitments from all of the holders of the 10% Notes to extend the maturity date of the Notes through June 2008. In exchange for the extension of the maturity date of the Notes, effective November 1, 2006, the Company will increase the interest rate of the Notes to 12% per annum and make interest payments on a monthly basis. In addition, each holder of the 10% Notes will be issued additional shares of common stock. The value of the shares of the common stock each 10% Note holder is to receive is equal to 18 month’s interest on the outstanding principal balance of the 10% Note, calculated at 12% per annum, which equates to a cumulative value of approximately $109,000. The valuation of these shares is expected to be $5 per share. Thus, upon receipt of written extension agreements from the holders of the 10% Notes, the Company will issue a cumulative total of 21,960 shares of common stock which will be accounted for as additional interest expense. Additionally, at that time the 10% Notes will be reclassified as long-term debt.

ANNEX E

FORM OF LOCK-UP AGREEMENT

                                , 200____

Vicor Technologies, Inc.
2300 Corporate Blvd., N.W.
Suite 123
Boca Raton, Florida 33431

Ladies and Gentlemen:

The undersigned understands that Vicor Technologies, Inc. (‘‘Vicor’’) will merge with and into Vicor Acquisition Corp. (‘‘Mergerco’’), a wholly-owned subsidiary of SRKP 6 Inc. (‘‘SRKP’’), and all shares of capital stock of Vicor will be exchanged for or converted into the right to receive shares in SRKP (the ‘‘Merger’’). The undersigned further understands that WestPark Capital Partners (‘‘WestPark’’) is acting as placement agent in connection with the Convertible Note Private Offering Financing (as defined in the Agreement and Plan of Merger by and among Vicor, Mergerco and SRKP) (the ‘‘Merger Agreement’’) to be completed concurrently with, and as a condition to, the Merger. The undersigned is the holder of or is entitled to receive: (i) shares of common stock and/or preferred stock of Vicor (‘‘Vicor Capital Stock’’), and/or (ii) warrants or other rights to purchase shares of Vicor Capital Stock. At the Effective Time of the Merger (as defined in the Merger Agreement): (i) any shares of Vicor Capital Stock held or owned by the undersigned will be converted into the right to receive shares of the Common Stock, par value $0.001 per share, of SRKP (‘‘SRKP Common Stock’’); and (ii) any options, warrants or rights to purchase shares of Vicor Capital Stock will be converted into the right to receive options, warrants or rights to purchase shares of SRKP Common Stock.

As a condition of the Merger, and as a material inducement to WestPark and Vicor in completing the Merger, the undersigned hereby enters into this Lock-Up Agreement (this ‘‘Agreement’’) and agrees that during the period commencing on the Effective Date of the Merger (as defined in the Merger Agreement) and ending on and including the date which is twelve (12) months thereafter (the ‘‘Lock-Up Period’’), the undersigned will not, directly or indirectly, through an ‘‘affiliate’’ or ‘‘associate’’ (as such terms are defined in the General Rules and Regulations under the Securities Act of 1933, as amended (the ‘‘Securities Act’’)), family member or otherwise, (i) offer, sell, assign, transfer, pledge or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner (either privately or publicly pursuant to Rule 144 of the General Rules and Regulations under the Securities Act, or otherwise) any shares of SRKP Common Stock or any other securities of SRKP, including but not limited to any securities convertible or exchangeable into shares of SRKP Common Stock or options, warrants or other rights to acquire SRKP Common Stock beneficially owned (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (‘‘Rule 13d-3’’)) or controlled or held by the undersigned on the date hereof or hereafter acquired, controlled or held by the undersigned in any manner whatsoever (collectively the ‘‘SRKP Lock-Up Shares’’), or (ii) enter into any hedging, swap, short sale or other similar transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the SRKP Lock-Up Shares, whether any such transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, during the Lock-Up Period.

Any SRKP Common Stock acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement. A transfer of SRKP Common Stock to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’) shall be required or shall be voluntarily made in connection with such transfer (other than a filing required pursuant to Section 13 or Section 16 of the Exchange Act).

The undersigned hereby agrees to the placement of a legend on the certificates representing the SRKP Lock-Up Shares to indicate the restrictions on resale of the SRKP Lock-Up Shares imposed by this Agreement and/or the entry of stop transfer orders with the transfer agent and the registrar of SRKP’s securities against the transfer of the SRKP Lock-Up Shares except in compliance with this Agreement. In the case of any SRKP Lock-Up Shares for which the undersigned is the beneficial owner (as determined pursuant to Rule 13d-3) but not the record holder, the undersigned agrees to cause the record holder to authorize the Company to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on its books and records with respect to such SRKP Lock-Up Shares.

To the extent that the undersigned has any rights with respect to the registration of any SRKP Lock-Up Shares pursuant to any agreement with the Company, and to the extent that such agreement and the rights conferred thereunder may be inconsistent with the terms of this Agreement, the undersigned agrees that the terms of this Agreement shall govern.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned. The undersigned acknowledges and agrees that the undersigned is delivering this Agreement for (and the rights hereunder shall inure to) the benefit of Vicor, WestPark and each of their respective representatives, successors and assigns (in the case of Vicor, including without limitation, SRKP after the effective time of the Merger), and that each of the foregoing parties may enforce each and all of the obligations hereunder.

Any right of the undersigned to sell any portion of the SRKP Lock-Up Shares, as discussed herein is subject at all times to compliance with all applicable state and Federal securities laws, rules and regulations.

This Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, understandings, letters of intent, representations, statements and writings between the parties relating thereto. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed on behalf of the party to be charged therewith.

This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without regard to principles of conflicts of laws. The parties acknowledge that a substantial portion of the negotiations and anticipated performance of this Agreement occurred or shall occur in Los Angeles County, California. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of California in Los Angeles County or the United States District Court, Central District of California. Each party to this Agreement consents to the jurisdiction of this California court in any civil action or legal proceeding and waives any objection to the laying of venue of any civil action or legal proceeding in California court. Service of any court paper may be effected on a party by mail or in any other manner as may be provided under applicable laws, rules of procedure or local rules.

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and expenses, sales and use taxes, court costs, and all other expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled.

In any civil action, counterclaim, or proceeding, whether at law or in equity, which arises out of, concerns, or relates to this Agreement, the performance of this Agreement, or the relationship created by this Agreement, whether sounding in contract, tort, strict liability, or otherwise, trial shall be to a court of competent jurisdiction and not to a jury. Each party hereby irrevocably waives any right it may have to a trial by jury. Any party may file an original counterpart or a copy of this Agreement with any court, as written evidence of the consent of the parties to this Agreement of the waiver of their right to trial by jury. No party has made or relied upon any oral representations to or by any other party regarding the enforceability of this provision. Each party has read and understands the effect of this jury waiver provision. Each party acknowledges that it has been advised by its own counsel with respect to the transactions governed by this Agreement and specifically with respect to the terms of this paragraph.

The undersigned understands that Vicor and WestPark will rely upon this Agreement in proceeding toward consummation of the Merger.

Very truly yours,

Print Name:

AGREED to and ACCEPTED as of the date hereof.

VICOR TECHNOLOGIES, INC.	WESTPARK CAPITAL PARTNERS

By: Name: Title:	By: Name: Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery, or the court in which such action or suit is brought, shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

SRKP’s certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer, employee or agent or is or was serving at the request of SRKP as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent permitted by the DGCL. SRKP has purchased insurance on behalf of the present and former directors and officers of SRKP and its subsidiaries against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of July 28, 2006 (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).. The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request. A list identifying the contents of the omitted schedules is included on the last page of the agreement.*
2.2	First Amendment to the Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of December 6, 2006 (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement).*

II-1

Exhibit No.	Description
3.1	Articles of Incorporation of the Registrant – incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10-SB/A (filed 8/29/05) (No. 0-1335104).
3.2	Bylaws of the Registrant – incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10-SB/A (filed 8/29/05) (No. 0-1335104).
4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of the holders of common stock of the Registrant.
5.1	Opinion of Stubbs Alderton & Markiles, LLP regarding legality**
21.1	Subsidiaries of the Registrant*
23.1	Consent of AJ. Robbins, P.C., independent registered public accounting firm of SRKP 6, Inc.*
23.2	Consent of Daszkal Bolton LLP, independent registered public accounting firm of Vicor Technologies, Inc.*
23.3	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1	Form of Vicor Proxy Card*
99.2	Form of Lock-up Agreement (including as Annex E to the joint proxy statement/prospectus forming a part of this registration statement).*

*	Filed herewith

**	To be filed by amendment

ITEM 22.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 6th day of December 2006.

SRKP 6, INC.
By:	/s/ Richard A. Rappaport
Richard A. Rappaport President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Rappaport and Anthony C. Pintsopoulos, and each of them, as his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of December 2006.

Signature	Title	Date

/s/ Richard A. Rappaport	President and Director (Principal Executive Officer)	December 6, 2006

Richard A. Rappaport

/s/ Anthony C. Pintsopoulos	Secretary, Chief Financial Officer, and Director (Principal Financial Officer)	December 6, 2006

Anthony C. Pintsopoulos

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of July 28, 2006 (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement). The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request. A list identifying the contents of the omitted schedules is included on the last page of the agreement.*
2.2	First Amendment to the Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of December 6, 2006 (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.)*
3.1	Articles of Incorporation of the Registrant – incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10-SB/A (filed 8/29/05) (No. 0-1335104).
3.2	Bylaws of the Registrant – incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10-SB/A (filed 8/29/05) (No. 0-1335104).
4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of the holders of common stock of the Registrant.
5.1	Opinion of Stubbs Alderton & Markiles, LLP regarding legality**
21.1	Subsidiaries of the Registrant*
23.1	Consent of AJ. Robbins, P.C., independent registered public accounting firm of SRKP 6, Inc.*
23.2	Consent of Daszkal Bolton LLP, independent registered public accounting firm of Vicor Technologies, Inc.*
23.3	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1	Form of Vicor Proxy Card*
99.2	Form of Lock-up Agreement (including as Annex E to the joint proxy statement/prospectus forming a part of this registration statement).*

*	Filed herewith

**	To be filed by amendment